UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

March 11, 2021

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held solely by remote communication, in a "virtual-only" format on Tuesday, April 20, 2021, at 11:00 a.m., CDT. Please see the proxy statement and notice in this letter for more information on how to register for and attend the virtual meeting. I sincerely hope that you will be able to virtually attend this meeting.

This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2020 and the first quarter of 2021.  Your attention is directed to the proxy statement and notice of meeting accompanying this letter for more information regarding the matters proposed to be acted upon at the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's "notice and access" rules. We are constantly focused on improving the ways shareholders connect with information about Pinnacle, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our annual meeting.

We would like to take this opportunity to thank Mr. Gary Scott who will be retiring from our Board effective immediately following the Annual Meeting. We have benefited greatly from his leadership as well as his insight in banking and risk management matters as well as his service as the Chair of the Board’s Risk Committee. We are also pleased to nominate for shareholder consideration to our Board, Mr. Decosta Jenkins, who is the President and CEO of Nashville Electric Service in Nashville, TN. Mr. Jenkins was appointed to the Board on March 1, 2021, and we are confident he brings to the Board an impressive combination of skills, experience and leadership that will serve our shareholders, our firm and the Board well. Lastly, Mr. Marty Dickens has served the Board well over the last few years as Lead Director. In support of sound governance and rotating qualified board members to various Board committees during their tenure, I am pleased to announce that as of March 1, 2021 Dr. Glenda Glover has begun serving as our new Lead Director.

Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. We look forward to continuing to deliver value to our customers, shareholders and communities. We are grateful for your continued support of our Board and Pinnacle Financial Partners.

Sincerely,

M. Terry Turner
President and Chief Executive Officer

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PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2021

In an effort to support the health and well-being of our shareholders, employees, partners and communities, in light of the continued prevalence of COVID-19, the annual meeting of shareholders (the "Meeting") of Pinnacle Financial Partners, Inc. (the "Company") will be held on Tuesday, April 20, 2021, at 11:00 a.m., CDT solely by remote communication, in a “virtual only” format for the following purposes:

(1)    To elect sixteen persons to serve as directors for a term of one year;
(2)    To ratify Crowe LLP as the Company's independent registered public accounting firm for 2021;
(3)    To approve, on an advisory basis, the Company's named executive officer compensation;
(4)    To approve the amendment and restatement of the Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan; and
(5)    To transact any other business as may properly come before the meeting.

Shareholders will not be able to attend the Annual Meeting in person.

The Board of Directors has set the close of business on February 22, 2021, as the record date (the "Record Date") for determining the shareholders who are entitled to notice of, and to vote at, the Meeting.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our shareholders instead of paper copies of our proxy statement and our annual report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2020 Annual Report to Shareholders and proxy card.

All shareholders of record of our common stock as of the Record Date are entitled to participate in the Meeting. Shareholders and other interested parties can access the virtual Meeting at http://www.virtualshareholdermeeting.com/PNFP2021. Shareholders desiring to login to the virtual Meeting will have two options: You can join as a “Shareholder” or you can join as a “Guest.” If you join as a “Shareholder,” you will be required to have a control number and password. The control number can be found on the proxy card, voting instruction form, notice or email you previously received. Once properly admitted to the meeting as a "Shareholder", all shareholders of record as of the Record Date will be able to submit questions and vote their shares by following the instructions that will be available on the virtual Meeting website. Technical support, including related support phone numbers, will be available on the virtual Meeting platform beginning at 10:45 a.m. Central Time on April 20, 2021 through the conclusion of the Meeting. If you were not a shareholder as of the Record Date or do not have a control number, you may still attend the Meeting as a "Guest" (non-shareholder), but you will not have the ability to vote or ask questions.

We hope that you will be able to virtually attend the Meeting. We ask, however, whether or not you plan to virtually attend the Meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in the proxy statement that accompanies this notice, as well as in the Notice you received in the mail.

By Order of the Board of Directors,
    Hugh M. Queener, Corporate Secretary
Nashville, Tennessee
March 11, 2021

(Intentionally left blank)

TABLE OF CONTENTS

IMPORTANT MEETING AND VOTING INFORMATION	3

ENVIRONMENTAL, SOCIAL AND CORPORATE GOVERNANCE	5

PROPOSAL #1: ELECTION OF DIRECTORS	14

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28

PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	29

PROPOSAL #4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2018 OMNIBUS EQUITY INCENTIVE PLAN	29

INFORMATION ABOUT OUR EXECUTIVE OFFICERS	39

EXECUTIVE COMPENSATION	40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	77

REPORT OF THE AUDIT COMMITTEE	78

INDEPENDENT REGISTERED ACCOUNTING FIRM	79

OTHER MATTERS	79

GENERAL INFORMATION	80

Appendix A	A-1

Pinnacle Financial Partners, Inc.                                        1

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

* * * * * * * * *

PROXY STATEMENT FOR 2021 ANNUAL MEETING

* * * * * * * * *

In an effort to support the health and well-being of our shareholders, employees, partners and communities, in light of the coronavirus, or COVID-19, the annual meeting of shareholders (the “Meeting”) of Pinnacle Financial Partners, Inc. (the "Company") will be held on Tuesday, April 20, 2021 at 11:00 a.m., CDT in virtual format only, via the Internet, with no physical in-person meeting for the following purposes:

(1)    To elect sixteen persons to serve as directors for a term of one year until the due election and qualification of their successors;
(2)    To ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021;
(3)    To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement that accompanies this notice;
(4)    To approve the amendment and restatement of the Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan; and
(5)    To transact any other business as may properly come before the meeting.

Shareholders will not be able to attend the Annual Meeting in person.

The close of business on February 22, 2021 is the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting. We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 11, 2021.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 20, 2021:

 As outlined in the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and the Company's 2020 Annual Report to Shareholders are available on the Internet at http://materials.proxyvote.com/72346Q.

As of the close of business on the Record Date, the Company had authorized 180,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), of which 75,991,557 shares were issued and outstanding, and had also authorized 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"), of which 225,000 shares of the Company's 6.75% fixed rate, non-cumulative perpetual preferred stock, Series B (the Series B Preferred Stock) were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters properly presented at the Meeting. The outstanding shares of Series B Preferred Stock are not entitled to vote on any of the matters to be presented at the Annual Meeting, nor are the depositary shares we have issued that relate to the Series B Preferred Stock.
Pinnacle Financial Partners, Inc.                                        2

IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

•FOR the election of each of the director nominees;
•FOR the ratification of Crowe LLP as the Company's independent registered public accounting firm for 2021;
•FOR the non-binding; advisory approval of the compensation of the Company's named executive officers;
•FOR the approval of the amendment and restatement of the Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan; and
•In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If prior to the election and qualification of the director nominees at the Meeting, any nominee for election to the Board named in this proxy statement becomes unavailable or unwilling to serve for any reason, the proxy will be voted FOR a substitute nominee selected by the Board, or, alternatively, the Board may vote to reduce the size of the Board.

You may also vote by attending the virtual Meeting at http://www.virtualshareholdermeeting.com/PNFP2021. You can join as a “Shareholder” or you can join as a “Guest.” Shareholders desiring to login to the virtual Meeting as a voting participant will be required to log in as a “Shareholder.” To join as a “Shareholder,” you will be required to have a control number and password. The control number can be found on the proxy card, voting instruction form, notice or email you previously received. Once properly admitted to the virtual Meeting, all shareholders of record as of the Record Date will be able to submit questions and vote their shares by following the instructions that will be available on the virtual Meeting website. Technical support, including related support phone numbers, will be available on the virtual Meeting platform beginning at 10:45 AM Central Time on April 20, 2021 through the conclusion of the Meeting. If you were not a shareholder as of the Record Date or do not have a control number, you may still attend the Meeting as a "Guest" (non-shareholder), but you will not have the ability to vote or ask questions.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted). If you hold shares in "street name" and you wish to cast your vote or change your vote at the Meeting, you will be required to have your control number to gain access to the virtual Meeting as a "Shareholder."

Shareholder Approval Requirements

A quorum will be present at the Meeting if at least 37,995,779 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company's outstanding shares of Common Stock as of the Record Date.  According to Tennessee law and the Company's Amended and Restated Charter and Amended and Restated Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for" or "against" or "abstain" from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

Broker Proxies.  Proxies that are returned to us by brokers that have not received instructions to vote on one or more proposals and do not vote on such proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.  Under the rules of the New York Stock Exchange (the "NYSE"), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The proposals regarding the election of directors, the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers and the approval of the amendment and restatement of the Company's 2018 Omnibus Equity Incentive Plan, in each case, as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters. The proposal regarding ratification of the appointment of the Company's independent registered public accounting firm for
Pinnacle Financial Partners, Inc.                                        3

2021 is considered routine and therefore your broker may vote your shares on that matter even if your broker does not receive instructions from you.

Vote Required to Elect Directors.  A board nominee in an uncontested election that fails to receive an affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy, then that nominee, if that individual is an incumbent director, shall tender his or her resignation to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee following the shareholder vote pursuant to the Company's Corporate Governance Guidelines. Subsequently, the Company's Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s).  The Board shall also consider the relevant facts and circumstances when considering whether to accept or reject the Nominating and Corporate Governance Committee's recommendation. Subsequently, the Company shall include a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission (the "SEC").  Any director who tenders his or her resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process. A properly executed proxy marked "ABSTAIN" with respect to a candidate will not be voted on that candidate, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether any of the candidates receives an affirmative vote of a majority of the votes cast at the meeting so long as a quorum is present.

Vote Required to Ratify the Appointment of  Crowe LLP as Described in this Proxy Statement and, Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company's Named Executive Officers and Vote Required to Approve the Amendment and Restatement of the Company's 2018 Omnibus Equity Incentive Plan. These matters will be approved if the number of shares of Common Stock voted in favor of the proposal exceed the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to any of these proposals will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether these proposals are approved so long as a quorum is present.

A summary of the voting provisions, provided a valid quorum is present or represented at the Meeting, for the above matters is as follows:

Vote	Board recommendation	Routine or Non-routine	Vote Requirement
Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	In an uncontested election, which is the case for this year's election, a majority of votes cast either FOR or AGAINST each candidate will determine the result. Director nominees in uncontested elections that fail to receive a majority of votes cast at the Meeting in favor of their election must submit their resignation which may be accepted or rejected by the Board after receiving the recommendation of the Nominating and Corporate Governance Committee.
Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Higher number of shares cast either FOR or AGAINST the proposal will determine the result. ABSTAIN will not impact vote result.
Advisory, non-binding approval of compensation of named executive officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Approval of the Amendment and Restatement of the Company's 2018 Omnibus Equity Incentive Plan.	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.

Pinnacle Financial Partners, Inc.                                        4

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm for the Meeting, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year's Meeting

In order for shareholder proposals for the 2022 annual meeting of shareholders to be eligible for inclusion in the Company's 2022 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, must be received no later than the close of business on November 11, 2021 and must comply with the applicable rules and regulations of the SEC and the relevant provisions of the Company’s Bylaws.

A shareholder who intends to raise a proposal to be acted upon at the 2022 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company's 2022 proxy statement, must comply with the advance notice provisions of the Company’s Bylaws. Under the advance notice provisions, a shareholder must give written notice of such proposal to the Secretary of the Company. The Secretary must receive such notice not less than 90 days nor more than 120 days prior to the first anniversary of the Meeting (December 21, 2021 and January 20, 2022, respectively). The shareholder’s submission must include certain specified information concerning the proposal and the shareholder, including such shareholder’s ownership of Common Stock, as described in more detail in the Company’s Bylaws. Shareholders are strongly encouraged to seek advice from legal counsel before submitting a proposal as the Company will not entertain any proposals that do not meet these requirements.

ENVIRONMENTAL, SOCIAL AND CORPORATE GOVERNANCE

The Company has developed sound environmental, social and corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace. We have highlighted below certain key components of our commitment to social, environmental and corporate governance responsibilities and the impact we make in our communities. Additionally, in 2020, the Company established a Corporate Social Responsibility Committee made up of a diverse set of leaders across our firm which reports directly to the Community Affairs Committee of the Board on its efforts and initiatives in these areas. For further information on this commitment, see our Corporate Social Responsibility Report that appears in the "Investor Relations" section of our website at www.pnfp.com. The information contained in this report is not incorporated into this proxy statement.

Environmental Responsibility

To minimize the Company’s direct carbon footprint, the Company's corporate headquarters are housed in a leased facility that has been designated as a U.S. Green Building Council Leaders in Energy and Environmental Design (LEED) Gold level building. Since the Company's founding in 2000, construction or remodeling projects have been planned and executed with an awareness and attention to energy conservation including items such as recyclable and recycled materials, occupancy sensing LED lighting, programmed HVAC systems, plumbing practices focused on water conservation, and high performing insulation practices such as reflective roofing materials, continuous exterior insulation, and energy efficient windows and structural design. Two of our most recently constructed bank-owned branch facilities have been designated as LEED certified.

The Company views making loans to environmentally responsible clients as desirable and making loans to companies that reflect irresponsible behavior such as harmful carbon emissions as high risk. The Company has identified certain industries that are at a higher risk for a negative environmental impact for which additional environmental due diligence is warranted prior to extending credit. Our lending policy outlines procedures to address the risks associated with certain industries, such as industrial and manufacturing processing, dry-cleaners, trucking companies, and others as identified, which use chemicals and solvents or produce environmentally sensitive by-products. These industries with higher levels of environmental risk warrant increased environmental due diligence.

Pinnacle Financial Partners, Inc.                                        5

In addition, the Company provides numerous options for both consumer and commercial clients to minimize the carbon impact or otherwise improve the environmental impact of their operations including eStatements, online banking and remote deposit capture. These options enable clients to complete their routine business transactions without the need to visit a retail location or the use of paper resources, further reducing the impact on the environment.

Social Responsibility

The Company believes that a strong and diverse team is critical to its success and performance. The Company is committed to being more vocal and focused in its efforts to ensure it is creating a great place to work for all guided by the Company's written diversity and inclusion policy, which was implemented in late 2019 and is available on the Company's website. During 2020, the Company promoted one of its associates to serve as its Diversity and Inclusion Officer to lead and coordinate the focused effort and continued commitment to diversity, inclusion and equity with associates internally as well as with clients and in the community. Additionally, the Company is committed to providing a safe workplace as represented by the inclusion of anti-harassment and anti-discrimination policies in the annual code of conduct materials required to be reviewed and agreed to annually by all associates.

The Company is committed to paying all associates a fair wage and 100% of non-commissioned associates are paid at least $15 per hour. (Furthermore, all of the associates of Pinnacle Bank, the Company's bank subsidiary (the "Bank"), other than those that are compensated on a commission basis, participate in the annual cash incentive plan with the opportunity to earn at least 10% of their annual salary, or base wages, in incentive payments at target levels of performance, and each associate participates in the equity incentive plan and receives an annual equity grant. In addition to the above, we offer associates paid time off, a minimum of ten firm-wide holiday observances and, beginning in 2019, paid parental leave upon the birth or adoption of a child.

Maintaining a work environment and culture where all associates feel valued and respected and have an opportunity to advance within the Company has been an important part of the fabric of our company from its beginning. The Company has won numerous awards tied to culture and associate engagement and the Company regularly surveys its associates about what it is doing well and what it can do better.

An engaged and diverse workforce that represents the communities where the Company operates is also something we work hard to foster within our company. In 2019, the Company developed a written diversity and inclusion policy available on its website that more formally reflects the Company’s values in this important area.

Enhancing the diversity of the Company’s workforce has been something that has been a focus of the Company since its formation. Female associates have always made up a significant percentage of the Company’s workforce and at December 31, 2020 67% of the Company’s associates were women and 14% were minorities. Among the Company’s 126-person Leadership Team, women make up approximately 33% of these associates, up from 13% in 2010 while minorities account for 5% of the Leadership Team members, up from less than 1% in 2010. Beginning in 2020, a senior leadership team made up of a subset of these Leadership Team members was formed. Presently, the senior leadership team consists of 12 associates, two of whom are women, one of whom is also a minority and one male that is a minority. The Company intends to continue its efforts at developing a more diverse workforce.

Since its founding in 2000, the Company has been involved in supporting local nonprofits through volunteerism, financial contributions and nonprofit banking services. Since 2011, the Bank's associates have regularly contributed more than 20,000 volunteer hours annually to over 500 nonprofits. That includes the Company's participation in the annual Make a Difference Day, where teams choose projects ranging from helping a client in a difficult situation to teaming up with a local nonprofit organization to meet a specific need.

The Company has a strong track record of financial support to nonprofits and charitable causes. Pursuant to a strategic objective, one percent of pre-tax profits go to support community investment programs annually. By evaluating the causes its associates put their time and energy into, the Company seeks to align charitable giving with that of its associates. The Company gives to support four major causes: education; health and human services; the arts; and economic development.

The Company has an experienced group of financial advisors who specialize in the financial needs of nonprofit organizations, providing traditional loan and deposit services and also advice on investment policy and giving programs. One aspect of economic development has become our top community priority: affordable housing.

Pinnacle Financial Partners, Inc.                                        6

In connection with this focus, the Company has:

•provided financing through grant funding for more than 1,300 affordable housing units,
•serviced the mortgages on more than 1,200 Habitat for Humanity homes at no cost to Habitat or the         homeowners,
•provided grant funding for down payment assistance for over 300 affordable single-family homes,
•opened an Individual Development Account program to match down payment funds helping more than 220 families buy their own homes over the last three years, and
•helped more than 100 families remain in their homes through grant funding, counseling services and assistance from the state.

The Company also seeks to enhance the neighborhoods in which it operates by including bicycle racks, pedestrian-friendly crosswalks, proximity to transit, and the use of native landscaping as well as constructing facilities in brownfield sites and Opportunity Zones when appropriate and available.

Shareholder Responsibility

The Company maintains an active presence in the investor community with a combination of press releases regarding interim developments in the markets in which we operate, quarterly investor earnings calls which are widely publicized, and participation in frequent investor conferences and roadshows. Despite restrictions related to the COVID-19 pandemic, during 2020, the Company met with 312 active investors and attended (in-person or virtually) 20 unique events.

The Company initiated payment of a quarterly dividend of $0.08 per share of common stock in the fourth quarter of 2013 and has since increased the dividend to $0.12 beginning in the first quarter of 2015, to $0.14 beginning in the first quarter of 2016, and to $0.16 beginning in the fourth quarter of 2018. During the first quarter of 2021, Pinnacle Financial’s board of directors declared and increased its cash dividend to $0.18 per common share. The amount and timing of all future dividend payments by the Company, if any, is subject to the discretion of its board of directors and will depend on its receipt of dividends from the Bank, earnings, capital position, payment of dividends on the Series B Preferred Stock, financial condition and other factors, including regulatory capital requirements, as they become known to the Company and receipt of any regulatory approvals that may become required as a result of each of the Company's or the Bank's financial results.

On November 13, 2018, the Company announced that its Board authorized a share repurchase program for up to $100.0 million of its outstanding Common Stock that expired on March 31, 2020. On October 15, 2019, the Company's Board approved an additional $100.0 million share repurchase program that commenced upon the exhaustion of the original $100.0 million repurchase program. The additional share repurchase program expired on December 31, 2020, though it had been suspended since March 2020 due to uncertainty surrounding the COVID-19 pandemic. The Company repurchased an aggregate of 2,522,277 shares of Common Stock at an aggregate cost of $132.9 million under its prior repurchase programs. On January 19, 2021, the Board authorized a new share repurchase program for up to $125.0 million of outstanding Common Stock. The new share repurchase program is set to expire on March 31, 2022. Share repurchases may be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company, after the Board of the Company authorizes a repurchase program.

Communications with Members of the Board

The Company's Board has established procedures for the Company's shareholders to communicate with members of the Board. Shareholders may communicate with any of the Company's directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.

Corporate Governance Guidelines

The Company's Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters.  The Board believes such guidelines to be appropriate for the Company in its effort to maintain "best practices" as to corporate governance.  You may access a copy of the Company's Corporate Governance Guidelines by clicking on the "Governance Documents" link in the "Investor Relations" section of the "About Pinnacle" tab of the Company's website at www.pnfp.com.  Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Compensation
Pinnacle Financial Partners, Inc.                                        7

Committee Charter, Nominating and Corporate Governance Committee Charter, Risk Committee Charter and Code of Conduct on the Company's website as well.

Director Age Limit

The Company's Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board of Directors at that meeting by the Nominating and Corporate Governance Committee. Consequently, Gary L. Scott could not be nominated for another term on the Company's Board of Directors and his current term as director will expire immediately following the meeting.

Director Independence

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an "independent director" within the meaning of Nasdaq Listing Rule 5605(a)(2):

Abney S. Boxley, III	Charles E. Brock
Renda J. Burkhart	Gregory L. Burns
Marty G. Dickens	Thomas C. Farnsworth, III
Joseph C. Galante	Glenda Baskin Glover
David B. Ingram	Decosta E. Jenkins
Gary L. Scott	Reese L. Smith, III
G. Kennedy Thompson

Conversely, M. Terry Turner, Richard D. Callicutt, II, Robert A. McCabe, Jr. and Ronald L. Samuels are not considered independent. As a result, the Company considers 76% of its directorate independent at this time. Following the meeting and with Mr. Scott's departure from the Board, the independence of the Company's board directorate will be 75%. In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions:

•Under Nasdaq Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence.  In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from a company for any twelve-month period during the preceding three years.  Messrs. Turner, Callicutt and McCabe are executive officers of the Company and the Bank, and accordingly, are not considered independent.

•Mr. Samuels was employed by the Company and the Bank upon the Company's acquisition of Avenue Financial Holdings, Inc. in July 2016 and remained an employee of the Company and the Bank until his retirement on June 30, 2019. Given that at least three years had not elapsed since Mr. Samuels' retirement from the Company and the Bank at the time of the independence determination, Mr. Samuels is not considered independent.

•Mr. Scott was employed by the Company upon the Company's acquisition of Mid-America Bancshares, Inc. on November 30, 2007 until his retirement on October 31, 2008. In its determination that Mr. Scott was independent, the Board and the Nominating and Corporate Governance Committee considered the period of time that had elapsed since Mr. Scott's retirement, the nature and amount of payments he has received from the Company since his retirement, the nature of his prior position, and the relatively brief length of his employment with the Company. Mr. Scott serves as the chairman of the Risk Committee, all members of which are required to be independent. Mr. Scott also serves on the Nominating and Corporate Governance Committee, all members of which are required to be independent.

•Mr. Jenkins is the President and CEO of the Nashville Electric Service (“NES”), on whose board of directors Mr. McCabe currently serves. As is customary for government employees, Mr. Jenkins is assigned a salary grade level based on his position with his actual salary being set within a range of amounts for that grade level. A third party consultant provides the NES board with a recommendation for Mr. Jenkins’ salary within the grade level range and the NES board of directors subsequently approves Mr. Jenkins' salary based on that recommendation. Mr. Jenkins serves on the Community Affairs Committee and the Bank’s Trust Committee.

Pinnacle Financial Partners, Inc.                                        8

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with the Bank and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank. For more information regarding these loans, see "Certain Relationships and Related Party Transactions" of this proxy statement.

In 2020, the independent directors held two meetings at which only independent directors were present (i.e., "executive sessions"). In 2017, the independent directors determined that the chairman of the Company's Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such executive sessions and at all other meetings of non-management directors (the "Lead Director"). As such, the Lead Director is responsible for communicating any matters resulting from these executive sessions to management, in most cases to the CEO, pursuant to the instructions of the independent directors. In connection with his appointment as Chairman of the Nominating and Corporate Governance Committee,  Mr. Dickens was appointed and designated as the Lead Director beginning March 1, 2017 and continued as such until March 1, 2021 when Dr. Glover assumed the position of both the chair of the Company's Nominating and Corporate Governance Committee as well as Lead Director and she currently holds both positions.

Board Composition

On February 2, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board of Directors, the Board elected Mr. Jenkins to the Board effective March 1, 2021. As a result of Mr. Jenkins' appointment, the Company’s Board is currently composed of 17 individuals, though the term of one of its members, Gary L. Scott, will end at the Meeting as Mr. Scott was not re-nominated to the Board as he reached the age limit for director service set forth in the Company’s Corporate Governance Guidelines. As a result, the Board has determined to reduce the size of the Board to 16 members effective as of the expiration of Mr. Scott’s term.

Since July 31, 2015, the Company has added ten directors to the Board in connection with strategic acquisitions completed by the Company. The individuals added to the Board in connection with these acquisitions were the result of negotiations between the Company and the acquired companies. The addition of these ten individuals, and two other members of the Company’s Board added in 2015 as well as the appointment of Decosta E. Jenkins effective March 1, 2021, has resulted in a significant refreshment of the Board in the last five years. Eight of the directors nominated for election at the Annual Meeting have served on the Board for fewer than five years, while four have served on the Board between four and ten years and four have served for longer than ten years. Though the addition of ten directors in connection with these acquisitions has contributed to the refreshment of the Board, these individuals, none of whom is diverse, have caused the percentage of the Company’s Board members that are diverse to drop below historical levels maintained by the Company for much of its first fifteen years of existence.

The Nominating and Corporate Governance Committee, and the full Board, are evaluating the size of the Board and whether to add new directors, including as existing Board members reach the age limits for service on the Board set out in the Company’s Corporate Governance Guidelines as three directors will do over the next three years, or reduce the size of the Board. Should the Nominating and Corporate Governance Committee and the Board decide to add directors in the future, as it did recently with the addition of Mr. Jenkins, either as a result of increasing the size of the Board or filling vacancies that arise when existing directors leave the Board, the Nominating and Corporate Governance Committee and the Board will continue its historical practice of considering, among other factors, the gender, ethnic and racial composition of the Board when identifying and evaluating candidates. In January 2021, the Board adopted an amendment to the Company's Corporate Governance Guidelines that, among other changes, formalized the Board's belief that 12 to 18 members is currently the optimal size.

Director Qualifications

The Company's Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the "Nominee Procedures") that contain certain minimum qualifications for candidates, including those candidates identified by the Company's shareholders.  The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.

In January 2020, the Board adopted amendments to the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee. As a result of these amendments, each of the Board and Nominating and Corporate Governance Committee has formalized its historical practice of giving consideration to the diversity of the
Pinnacle Financial Partners, Inc.                                        9

Board, including as it relates to gender, race, ethnicity and political and social viewpoints, as well as the more traditional factors of age, business acumen, market representation and professional experience when considering the appointment of individuals for initial election to the Board.

The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee's judgment:

•be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;
•meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and
•possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

•is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;
•has a reputation, both personally and professionally, consistent with the image and reputation of the Company;
•has recognized accomplishments in the candidate's field;
•has expertise and experience that would complement the expertise and experience of other members of the Board;
•has the ability to exercise sound business judgment;
•has the ability to work in a collegial manner with persons of diverse educational, business and cultural backgrounds;
•has an ability and willingness to keep an open mind when considering matters affecting interests of the Company and its constituents;
•has an ability and willingness to commit sufficient time and attention to discharge his or her obligations as a member of the Board;
•has strong community ties in the Company’s banking markets or with the business community that can assist the Company from time to time in its business development efforts;
•shows a commitment to act in the best interests of the Company and its constituents; and
•is able to objectively assess Board, committee and management performances.

The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see "Proposal #1: Election of Directors - Nominees for Election to the Board".

Service Limitations for other Public Company Boards of Directors

The Company's Corporate Governance Guidelines limit the number of public company boards of directors on which the Company's directors may serve.  Generally, non-employee directors may serve on the Company's Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards.  Employee directors are limited to the Company's Board plus two other public company boards.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the communities served by the Company.

Pinnacle Financial Partners, Inc.                                        10

The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws.  The Nominating and Corporate Governance Committee considers candidates recommended by the Company's shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the "Director Qualifications" and "Evaluation of Candidates" sections of this proxy statement. Under the Company’s Bylaws, any shareholder may nominate a person for election to the Company’s Board at an annual meeting of shareholders or special meeting of shareholders called for the purpose of electing directors by providing timely notice of such nomination to the Secretary of the Company. Generally, to be timely, the written notice must be received by the Secretary within the following time periods:

•in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after such anniversary date, or (B) no annual meeting was held during the preceding year, to be timely the shareholder notice must be received no later than the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first; and
•in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the shareholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than 90 days before such special meeting or, if later, the tenth day after the day on which public disclosure of the date of such meeting is first made.

In addition to timely notifying the Company of a proposed nominee, a shareholder must also provide the Company with certain information including information regarding the nominee and the shareholder proposing the nominee within the time periods outlined in the Company’s Bylaws. The foregoing is a summary of the requirements for shareholders to nominate persons for election to the Board of Directors, which requirements are set out fully in the Company’s Bylaws and the foregoing description is qualified by reference to the full text of the Bylaws. You should consult the Bylaws for more detailed information regarding the processes by which shareholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. The Board will not entertain any nominations that do not comply with these requirements.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates for initial election to the Board nominated through the processes described above in accordance with the procedures described under this "Evaluation of Candidates" section.  The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate's qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee, acting with the participation of the Company's Chief Executive Officer and Chairman of the Board, will advise the candidate of the committee's preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary's office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee of the Company will consider the candidate's qualifications, including the individual's background, skills and abilities, whether such characteristics are consistent with the Company's Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate's qualifications and characteristics fulfill the needs of the Board at that time.  The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board.  On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate's nomination for election to the Board.

Board Leadership Structure

Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate.  Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company's formation.  M. Terry Turner currently serves as a director and as the Company's President and Chief Executive Officer and has also held these positions since the Company's formation.
Pinnacle Financial Partners, Inc.                                        11

Additionally, pursuant to the Company's Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors and is customarily the Chair of the Nominating and Corporate Governance Committee. The Lead Director's responsibilities include, among other things, supporting the President and Chief Executive Officer in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board. The Lead Director chairs executive sessions of the independent directors at which neither the Chairman nor the President and Chief Executive Officer are present.

The Board has six committees, which are the Executive Committee, the Audit Committee, the Community Affairs Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee, all of which are discussed in more detail below.  Certain directors also serve on a Pinnacle Bank board committee, the Trust Committee, which assists the Board of the Bank in monitoring certain Pinnacle Bank trust operations. There is also a Directors’ Loan Committee, which, should certain asset quality thresholds be exceeded, will assist the Board in monitoring management’s efforts to improve the soundness of Pinnacle Bank. Because the asset quality thresholds of the Company are better than the amounts required for the Directors’ Loan Committee to convene, this committee did not meet in 2020 and has not met since 2011.

The Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee are composed entirely of independent directors within the meaning of that term in the Nasdaq Listing Rules and the rules and regulations of the SEC.

The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight. The Company's Chairman, Robert A. McCabe, Jr., is highly involved in the day to day operations of the Company.  His responsibilities include but are not limited to:

•Serving as the lead business development officer for commercial clients and affluent consumers within the Company’s Tennessee markets.
•Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
•Serving as chairman of the Company's asset liability management committee.

Likewise, the Company's President and Chief Executive Officer, M. Terry Turner, is chairman of the Board’s Executive Committee and is also charged with overseeing day to day operations of the Company.  His responsibilities include but are not limited to:

•Direct responsibility for the overall strategic direction of the Company.
•Providing leadership to the Company's various communication channels both internal and external, including media and investor relations.
•Serving as chairman of the Company's Leadership Team and Senior Leadership Team.

Messrs. McCabe and Turner each own a significant amount of Company Common Stock with Mr. McCabe beneficially owning 553,823 shares and Mr. Turner beneficially owning 436,862 shares, in each case as of the Record Date. Collectively, the Board of Directors and executive officers of the Company beneficially owned 1,973,131 shares of Common Stock as of the Record Date.

Although people actively employed by the Company provide the primary source of day to day leadership, their actions are still subject to the oversight of the independent Board members and its committees.  Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director.  Additionally, the Executive Committee, two-thirds of the members of which currently consist of independent directors, meets at least twice per quarter while the Risk Committee, which is composed entirely of independent directors, meets on a quarterly basis.  Finally, over three-fourths of the Board is independent (and will be three-fourths following the Meeting) and given the independence of the members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

Risk Oversight

The Board is responsible for providing oversight of the Company's risk management processes and in doing so seeks to achieve an appropriate balance between risk and return. In its oversight role of our risk management function, the Board, acting principally, but not exclusively, through a Risk Committee of the Board, which the Board established on March 1, 2017
Pinnacle Financial Partners, Inc.                                        12

and which is comprised solely of independent directors, focuses on the strategies, analyses and conclusions of management relating to identifying, understanding and managing risks so as to seek to optimize total shareholder value, while balancing prudent business and safety and soundness considerations. The Risk Committee fulfills the overarching oversight role for the risk management process, including approving risk appetite and tolerance levels, risk policies and limits, monitoring key and emerging risks, and reviewing risk assessment results. The Board and members of senior management have identified the following major categories of risk: capital risk, liquidity risk, credit risk, strategic risk, reputational risk, operational risk (including IT, cyber and BSA/AML), compliance risk, financial reporting risk, HR employment practices risk and non-bank activities risk. We discuss our risk management approach in the Risk Management section of Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

In carrying out its responsibilities, the Risk Committee works closely with the Company's Chief Risk Officer and other members of the Company's senior risk management team. The Risk Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on risk management, including management's assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Chief Risk Officer also reports to the Risk Committee on trends, direction of risks, actions taken by management within the risk categories and top risks and concerns. The Risk Committee periodically reports on risk management to the full Board. In addition, at least annually, the Chief Risk Officer makes a presentation on enterprise-wide risk management to the full Board.

The Chief Risk Officer chairs the Enterprise-wide Risk Management Committee (“ERMC”), which is composed of many of the Company’s senior executives, including the Company’s Chief Audit Executive who is responsible for the Company’s internal audit function, and subject matter experts. Under its charter, the ERMC meets on a regular basis throughout the year with members of management and associates involved in other key operational areas of the Bank and is responsible for providing oversight and evaluation of the Company's various areas of risk, monitoring of risk and the mitigation of risks.

In addition to the Risk Committee, the other committees of the Board consider the risks within their areas of responsibility. The Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company's internal and external audit programs.  For a discussion of the Compensation Committee's review of the Company's senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see "EXECUTIVE COMPENSATION -Compensation Risk Management" of this proxy statement.

Code of Conduct

The Company has a Code of Conduct that applies to the Company's associates and directors.  The purpose of the Code of Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.  Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.

Under the Sarbanes-Oxley Act of 2002 and the SEC's related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company's Chief Executive Officer and senior financial officers are bound by the Company's Code of Conduct which contains provisions consistent with the SEC's description of a Code of Ethics.

A copy of the Company's Code of Conduct can be obtained by clicking on the "Governance Documents" link in the "Investor Relations" section under the "About Pinnacle" tab of the Company's website at www.pnfp.com. The Company intends to disclose any amendments to, or waivers from, the Code of Conduct with respect to its directors and officers that are required to be disclosed in accordance with the rules and regulations of the SEC and the Nasdaq Stock Market.  If such disclosure is made on the Company's website it will be located in the "Investor Relations" section of the Company's website at www.pnfp.com.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Meeting.  All of the Company's current directors who served on the Board at that time virtually attended the 2020 annual meeting of shareholders.
Pinnacle Financial Partners, Inc.                                        13

PROPOSAL #1:  ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors. The terms for all of the Company's incumbent directors expire at the Meeting. Each of the Nominating and Corporate Governance Committee and the Board has determined that all eligible candidates, with the exception of M. Terry Turner, Robert A. McCabe, Jr., Richard D. Callicutt, II and Ronald L. Samuels, qualify as independent under the Nasdaq Listing Rules requiring that a majority of the Board meet required independence criteria. Directors are elected until their respective successors are duly elected and qualified. Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting following their election. The nomination of each of the nominees has been approved by the Nominating and Corporate Governance Committee.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby “FOR” each of the nominees as listed.  Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable or unwilling to serve, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board or, alternatively, the Board may vote to reduce the size of the Board.

All of the Company's directors also currently serve as directors of the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSED DIRECTOR NOMINEES.

Pinnacle Financial Partners, Inc.                                        14

Nominees for Election to the Board

The biographies of each of our Board nominees appearing below contain information, as required by SEC regulations, regarding the person's service as a director, business experience, service currently or at any time during the last five years on the boards of other companies that are SEC registered public companies, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Abney S. Boxley, III (62)
Director since June 16, 2017

Since October 2018, Mr. Boxley has served as East Region President of Summit Materials, Inc., a SEC registered construction materials company. From 1988 to October 2018, Mr. Boxley served as president and chief executive officer of Boxley Materials Company, a construction materials producer. In these positions, Mr. Boxley has extensive financial management, governance, and strategic analysis experience and has been involved in numerous merger and acquisition activities. His recent experience includes service on two audit committees as well as board oversight in a broad range of business and cultural organizations. Mr. Boxley was a founding director of Valley Financial Corporation (“Valley”), a SEC registered public bank holding company, and Valley Bank, which BNC Bancorp (“BNC”) acquired in July 2015, and served as chairman of the Valley board and chairman of that board’s executive committee.

Mr. Boxley served as a director of BNC, a SEC registered public bank holding company from July 2015 until June 16, 2017, when the Company acquired BNC. Mr. Boxley has also served as a director of the following entities during the past five years: Boxley Materials Company, Graham-White Manufacturing, Carilion Clinic, Episcopal High School, Alexandria, VA, Virginia Foundation for the Arts and Sciences/Center in the Square, the Business Council, Roanoke Regional Partnership, the Roanoke Valley Development Foundation, the Virginia Western Community College Educational Foundation and Go Virginia Regional Council, none of which are SEC registered public companies. Since 1994, Mr. Boxley has served on the board of directors of RGC Resources, Inc., a SEC registered public natural gas company, where he serves on the audit committee and the compensation committee, and since March 2018 has served on the board of directors of Insteel Industries, Inc., a SEC registered public steel wire manufacturing company. He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia.

Mr. Boxley’s deep understanding of mergers and acquisitions, business development, public company processes and institutional knowledge of the financial services sector make him a valuable member of the Board. As a Virginia native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

Pinnacle Financial Partners, Inc.                                        15

Charles E. Brock (56)
Director since September 1, 2015

Mr. Brock is the president of Brock Partnerships, LLC, which focuses on entrepreneurial and investment initiatives in his hometown of Chattanooga, TN. From January 2013 until September 2018, Mr. Brock served as president and chief executive officer of Launch Tennessee, a state-wide initiative to harness innovation, capital and the entrepreneurial spirit to make Tennessee the best place in the Southeast to start a business. From 2009 to 2012 he was the managing partner of and currently is the board chairman and director of FourBridges Capital Advisors, a middle-market investment bank based in Chattanooga, Tennessee that serves clients throughout the Southeast. Mr. Brock has also served as the executive entrepreneur of CoLab, whose mission is to support entrepreneurs in the southeast Tennessee region. Additionally, he is a founding partner of Chattanooga Renaissance Fund, Chattanooga's first angel capital group committed to helping fund and mentor startup companies in the region. In 1998, Mr. Brock helped start Foxmark Media, growing it into one of the nation's leading mall advertising companies, operating in more than 35 markets. As the company's CEO and largest shareholder, he structured three rounds of private financing before selling the company in 2006 to Australian based EYE Corp, one of the world's leading out-of-home media companies. Prior to starting Foxmark, Mr. Brock held marketing and sales positions with Brock Candy Company and its successor, Brach and Brock Confections. Mr. Brock was an organizer and director of CapitalMark Bank & Trust in Chattanooga, which the Company acquired in July 2015. He serves on the board of the Boys & Girls Club, Outreach Haiti and as endowment chair at Good Shepherd Church. Mr. Brock earned his bachelor's degree from the University of the South, where he is a former member of the Board of Trustees. He holds a Series 7 and Series 63 license, and is also a Series 24 Registered Securities Principal. He is a director of Dixie Group, Inc., an SEC-registered company that manufactures and sells carpets and rugs.

Mr. Brock's extensive and ongoing experience with emerging growth companies, entrepreneurs, and small and medium-sized private businesses in Tennessee and the Southeast provides the Board with exceptional insight and perspective for the Company's primary market of small to medium-sized business and financially successful individuals. As a Chattanooga native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

Renda J. Burkhart (66)
Director since June 17, 2015

Ms. Burkhart is the founder and since 1982 has served as president of Burkhart & Company, P.C., a Knoxville-based certified public accounting firm that offers financial, accounting and tax consulting services to entrepreneurs and high net worth families. Ms. Burkhart also co-founded Concorde Technologies, Inc., which provided integration of information system technologies and software solutions in specialized commercial environments. She was that company's president through 1996. Before becoming an entrepreneur, Ms. Burkhart worked in the tax division of a large accounting firm. Ms. Burkhart has served on numerous boards of public and private foundations, non-profit organizations and closely held businesses. She currently chairs the board of University Health Systems a tertiary healthcare system serving a 22 country region. Ms. Burkhart is a Certified Public Accountant and member of the American Institute of CPAs. She earned her bachelor's degree from the University of Tennessee.

Ms. Burkhart provides the Board with valuable insight into the Knoxville business and individual markets, and her accounting experience and expertise provide strong support to the Executive, Risk and Trust Committees of the Board of the Company and the Bank. She remains an active member of the community and networks nationally among businesses serving high net worth families. Through her numerous community and professional activities, she has insight into financial markets including banking, investment management, trust and risk management.

Pinnacle Financial Partners, Inc.                                        16

Gregory L. Burns (66)
Director since June 17, 2001

Mr. Burns is President of Gregory Burns Consulting Group, LLC. Previously he was founder, president and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers, which was started in 2010 and was acquired by Urgent Care Enterprises, a joint venture between Tri-Star Health and Care Spot Express Healthcare on April 12, 2013. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O'Charley's Inc., then a SEC registered public restaurant company, headquartered in Nashville, Tennessee. Mr. Burns joined O'Charley's in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O'Charley's, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.

Mr. Burns currently serves on the Advisory Board of the University of Kentucky Gatton School of Business and the board of the Nashville Public Education Foundation where he was past chairman. His other civic activities have included serving as chair and board member of the Nashville Chapter of the American Cancer Society and the Nashville Sports Council, the board of The Dan and Margaret Maddox charitable fund, and as a board member of the Nashville Ballet, the Music City Bowl, the Vanderbilt Ingram Cancer Center, the Nashville Area Red Cross and the Nashville Symphony. Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O'Charleys Inc., which at that time was a SEC registered public restaurant company. He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications. Mr. Burns has been designated as an "audit committee financial expert" by the Board.

Richard D. Callicutt (61)
Director since June 16, 2017

Mr. Callicutt serves as Chairman of the Carolinas and Virginia of the Company and the Bank. Mr. Callicutt served as the president and chief executive officer of BNC from June 2013 until June 16, 2017 when the Company acquired BNC. He was employed by Bank of North Carolina, BNC’s banking subsidiary, from 1991 until June 16, 2017, serving as its president and chief executive officer from June 2013 to June 16, 2017, and BNC from its organization in 2002 until June 16, 2017. He also served as a director of BNC and Bank of North Carolina from 2003 until June 16, 2017. Mr. Callicutt currently serves on the Board of Trustees of High Point University, and as a Board member of the North Carolina Chamber of Commerce.

Mr. Callicutt earned a B.S. degree from High Point University. Mr. Callicutt has over 30 years of banking experience. The Board believes that Mr. Callicutt’s extensive executive experience and deep institutional knowledge of all operational aspects of BNC’s business prior to its merger with the Company and his day-to-day experiences serving as the Company’s Chairman of the Carolinas make him a valuable addition to the Board.

Pinnacle Financial Partners, Inc.                                        17

Marty G. Dickens (74)
Director since July 5, 2016

Mr. Dickens was President of BellSouth/AT&T TN from 1999 until his retirement in October 2007, having served at the company since June 1969. Mr. Dickens has served as chairman of the board of trustees of Belmont University from January 2004 to present and he serves on the corporate board of Genesco, a specialty retailer that is a SEC registered public company, Lee Company, Smith Seckman and Reed, and Blue Cross/Blue Shield of Tennessee, and serves as chairman of the board of Harpeth Capital, an investment banking firm. Mr. Dickens serves on the Executive Committee and is the immediate past chairman of the YMCA of Middle Tennessee. Mr. Dickens served as a director of Avenue Financial Holdings, Inc. ("Avenue"), a SEC registered public bank holding company, from 2006 to July 1, 2016, when the Company acquired Avenue.

Mr. Dickens currently serves as chairman of the Music City Center Authority, which was responsible for the financing, construction and now the operation of the Nashville convention center. Mr. Dickens has also served as the past chairman of the Nashville Area Chamber of Commerce and the Nashville Convention and Visitors Bureau. In 2016, Mr. Dickens was inducted into the Junior Achievement Nashville Business Hall of Fame.

Mr. Dickens' leadership experience and extensive community contacts in the Nashville community, together with his experience as chief executive officer of a regulated utility company, make him a valuable member of the Board.

Thomas C. Farnsworth, III (54)
Director since September 1, 2015

Mr. Farnsworth has spent his entire business career at Farnsworth Investment Company and is president and owner of the firm. He was an integral part of the creation, financing and development of all Farnsworth-owned industrial parks and warehouse facilities in Memphis, Tennessee. In 2005, he oversaw the successful disposition of the entire Farnsworth real estate portfolio. Currently, Mr. Farnsworth is involved in the development of Harmony Reserve, an active retirement community in Vero Beach, FL. He earned a bachelor's degree in economics from Southern Methodist University. In addition to serving on the Board, Mr. Farnsworth serves on the board of the Memphis Zoo, Inc. and became its chairman in 2017, and serves on the board of directors of the Assisi Foundation of Memphis.

Mr. Farnsworth served as a director of Magna Bank from 2004 until its merger with Pinnacle Bank on September 1, 2015.

Mr. Farnsworth’s business experience provides valuable knowledge regarding commercial real estate activities and insight into the Memphis business market.

Joseph C. Galante (71)
Director since July 5, 2016

Mr. Galante was chairman of Sony Music from January 1995, until his retirement in July 2010. He helped launch the careers of Alabama, Clint Black, Kenny Chesney, Sara Evans, Dave Matthews, Wu Tang Clan, SWV, The Judds, Lonestar, Martina McBride, K.T. Oslin, Kellie Pickler, Carrie Underwood, Keith Whitley, Chris Young and many more. His leadership bolstered the careers of such superstars as Brooks & Dunn, Alan Jackson, Miranda Lambert and Brad Paisley. Mr. Galante served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue.

Mr. Galante serves on the boards of the Country Music Association, Made In Network, Artist Growth, Fishbowl Spirits and, since September 2018, Cumberland Pharmaceuticals Inc., a SEC registered public pharmaceutical company. He is currently a mentor in residence at the Entrepreneur Center in Nashville.

Mr. Galante's extensive experience and contacts in the music industry, and his involvement and support in the entrepreneurial development in the Nashville community, make him a valuable member of the Board.

Pinnacle Financial Partners, Inc.                                        18

Glenda Baskin Glover (68)
Director since December 1, 2013

Dr. Glover is a certified public accountant and an attorney. She has served as president of Tennessee State University since January 2013. From 1994 to 2012, Dr. Glover was the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout the accreditation process and spearheaded the implementation of the nation's first Ph.D. in business at a historically black college and university.

Her other previous roles include serving as chairperson of the Department of Accounting at Howard University, chief financial officer of an engineering firm, tax manager at a major public utility company and accountant with a Big-Four CPA firm.

Dr. Glover has previously served as a corporate board member of three other SEC registered public corporations: Citigroup-Student Loan Corporation, American Learning Corporation and First Guaranty Bancshares. She served as either chair of the audit committee or as a financial expert on each board. In July 2018, Dr. Glover was appointed International President of Alpha Kappa Alpha Sorority, Incorporated.

She earned her bachelor's degree from Tennessee State University, an MBA from Clark Atlanta University and completed her doctorate in business at George Washington University. She later completed her law degree from Georgetown University.

Dr. Glover's experience as a director of other publicly held companies, including other financial institutions, her deep expertise on accounting and corporate governance matters, and her relationships with other leaders in the higher education and African-American communities make her a valuable addition to the Board.

David B. Ingram (58)
Director since July 5, 2016

Mr. Ingram has served as chairman of Ingram Entertainment Inc., the nation's largest distributor of DVDs and video games, since April 1996. From April 1996 through August 2012, Mr. Ingram also served as president of Ingram Entertainment Inc. Mr. Ingram also served as chairman of DBI Beverage Inc., an operator of beverage distributorships in nine major markets in California, from February 2002, when he founded that company, to September 2019 upon the sale of the business. Mr. Ingram served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue.

Prior to these roles, he served as assistant to the treasurer of Ingram Industries Inc. and as a development officer at Duke University. Mr. Ingram is currently chairman of the Montgomery Bell Academy Board of Trustees and chairman of the Vanderbilt Owen Graduate School of Management Board of Visitors, and president of The Golf Club of Tennessee.

Mr. Ingram's leadership experience and business contacts in the Nashville community make him a valuable member of the Board.

Pinnacle Financial Partners, Inc.                                        19

Decosta E. Jenkins (65)
Director since March 1, 2021

Mr. Jenkins is the president and CEO of Nashville Electric Service (NES), one of the largest public utilities in the United States with 2019 revenues of $1.4 billion. He joined NES in 1991, serving as a senior vice president and chief financial officer before being appointed to the CEO post in 2004. Prior to that, he spent 11 years at Deloitte working in the audit department for private and public companies.

Jenkins is a certified public accountant and earned an accounting degree from the University of Tennessee. He is chairman of the board of the Community Foundation of Middle Tennessee and immediate past chair of the American Public Power Association (APPA). Mr. Jenkins also serves on the board of trustees at the University of Tennessee and is a member of several civic boards including the Nashville Area Chamber of Commerce, Seven States Power Corporation, YMCA of Middle Tennessee and Samaritan Ministries/Project S.E.E. He also serves as a member of regional and national bodies addressing civic, energy and climate issues, including the APPA CEO Climate Change and Generation Policy Task Force, as well as the Tennessee Valley Authority’s Customer Planning Council.

Mr. Jenkins' is one of Nashville’s most prominent civic and business leaders with deep financial and operational expertise and experience and the Company believes his knowledge, expertise and experience and long history of community involvement as well as his background in accounting will make him a valuable member of our Board.

Robert A. McCabe, Jr. (70)
Director since February 28, 2000

Mr. McCabe is one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976 following four years of military service. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as a director of NES, a municipal electric distribution company, as a director of National Health Investors of Murfreesboro, Tennessee, a SEC registered public healthcare real estate investment company, and Diversicare of Nashville, a SEC registered public healthcare company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a SEC registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.

Pinnacle Financial Partners, Inc.                                        20

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President's Organization, Chief Executives Organization, served as the Chairman of the Board of Trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership. Mr. McCabe is the immediate past chairman of the Nashville Area Chamber of Commerce.

Mr. McCabe's extensive banking and business development experience and his experience managing the day-to-day operations of all Tennessee banking operations, and company-wide programs for wealth management, capital markets and corporate services provide the Board with knowledge and insight into the Company's operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Ronald L. Samuels (74)
Director since July 5, 2016

Mr. Samuels was one of the co-founders of Avenue in 2006 and served as its chief executive officer and as a director from 2006 until the Company acquired Avenue in July 2016. He formerly served as Group President of Middle Tennessee at Regions Bank. He served as Vice Chairman of the Company and the Bank from July 2016 until his retirement in June 2019.

Mr. Samuels is well known as a community leader, with a long history of board service and leadership roles, including The Tennessee Bankers Association, Country Music Association Foundation, Leadership Nashville, Partnership 2010, Music City Center Coalition, Nashville Sports Council, Music City Bowl, and Nashville Predators Foundation. He also served as chairman of the Nashville Area Chamber of Commerce from 2008 to 2010.

Mr. Samuels' extensive experience in banking and his connections within the Nashville community make him a valuable member of the Board.

Reese L. Smith, III (73)
Director from February 28, 2000 to February 12, 2010
Director since September 28, 2013

Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Additionally, Mr. Smith serves as senior life director of the National Association of Home Builders, and is a member of the Home Builders Association of Tennessee Hall of Fame. Mr. Smith also serves on the board of Battle Ground Academy, is a founder of Josiah's House in the Dominican Republic and serves on the Board of SCORE International. He is an international member of Grace Chapel in Leiper's Fork, Tennessee.

Mr. Smith's connection and long standing business relationship with many of the businesses and individuals in the Nashville market and past experience as a bank director, including his previous service as a director of the Company, enable him to provide valuable insights into key aspects of our commercial construction and real estate portfolios.

Pinnacle Financial Partners, Inc.                                        21

G. Kennedy Thompson (70)
Director since June 16, 2017

Mr. Thompson served as a principal of Aquiline Capital Partners LLC, a New York based financial services private equity firm, from 2009 until April, 2019, when he retired. Mr. Thompson was president and chief executive officer of Wachovia Corporation ("Wachovia") from 1999 to 2008. He worked at Wachovia and First Union Corporation for 32 years. Mr. Thompson served in numerous industry leadership positions, including chairman of The Clearing House, chairman of The Financial Services Roundtable, chairman of the Financial Services Forum, and president of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was president in 2007. In the past five years, he has served on the board of Hewlett-Packard, a SEC registered public technology company, and Carolinas Healthcare System. Mr. Thompson currently serves on the boards of Lending Tree, Inc. and Insteel Industries, Inc., both of which are SEC registered public companies.

Mr. Thompson received a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Wake Forest University. The Board believes that Mr. Thompson’s expertise in analyzing companies in the financial services industry and extensive knowledge of the Company’s industry and its competition and his involvement in community activities in his home state of North Carolina make him a valuable member of the Board.

M. Terry Turner (66)
Director since February 28, 2000

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is President and Chief Executive Officer of the Company and the Bank, positions he has held since the Company's and Bank's organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking, trust, and investment operations.

During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce. Mr. Turner is an active member of the Chief Executive’s Organization and the World President's Organization. He is also a member of numerous local clubs and organizations including Leadership Nashville.

Mr. Turner's extensive banking experience and his experience managing the day to day operations of the Company's business provide the Board with knowledge and insight into the Company's operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Pinnacle Financial Partners, Inc.                                        22

Meetings and Committees of the Board

During the fiscal year ended December 31, 2020, the Company's Board held five meetings. The Company's governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nominating and Corporate Governance Committee to re-nominate them to their Board seat. All incumbent directors attended either in-person or virtually at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2020.

In accordance with the Company's Corporate Governance Guidelines or the Bylaws, the Company's or the Bank’s Board has established the currently active committees described below. As of March 1, 2021, the members of each committee are the same for the Company and the Bank and were as identified below:

	Audit Committee	Community Affairs Committee	Human Resources & Compensation Committee	Nominating & Corporate Governance Committee	Trust Committee	Risk Committee	Executive Committee
Abney S. Boxley, III
Charles E. Brock		(C)
Renda J. Burkhart						(C)
Gregory L. Burns	(C)
Richard D. Callicutt II
Marty G. Dickens
Thomas C. Farnsworth, III
Joseph Galante
Glenda Baskin Glover				(C)
David B. Ingram					(C)
Decosta E. Jenkins
Robert A. McCabe, Jr. (C)
Ronald L. Samuels
Reese L. Smith, III
G. Kennedy Thompson			(C)
M. Terry Turner							(C)
(C) Chairman

Mr. Scott was not serving on any committees as of March 1, 2021 having ended such services as of February 28, 2021 in anticipation of his impending retirement from the Board following the Meeting.

EXECUTIVE COMMITTEE.  Under the Company's Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters.  The Executive Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the "About Pinnacle" tab on the Company’s website at www.pnfp.com. The independent directors of the Executive Committee are responsible for recommending to the full Board the nominees for membership on the Company's Nominating and Corporate Governance Committee. The Executive Committee approves, or recommends to the Board for the Board's approval, all major policies and procedures pertaining to loan policy.  Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank. The Executive Committee held twelve meetings in 2020.

Pinnacle Financial Partners, Inc.                                        23

RISK COMMITTEE.  The Risk Committee was formed for the purpose of assisting the Board in its general oversight of the Company's risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company, including credit, liquidity, strategic, operational, compliance, reputational, capital, cybersecurity and certain other risks. The Risk Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the "About Pinnacle" tab on the Company’s website at www.pnfp.com. The Risk Committee's primary functions include monitoring and reviewing the Company's enterprise-wide risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of the Company's risk management functions and make recommendations to the Board as the Board seeks to effectively manage risks. The Risk Committee's charter provides that the committee shall consist of no fewer than three non-management members of the Board that meet any requirements subsequently established under the Dodd-Frank Act, as amended, and the rules of the Federal Reserve Board promulgated thereunder. All members of the Risk Committee satisfy this requirement and are also independent within the Nasdaq Listing Rules and the rules and regulations of the SEC. The Risk Committee held four meetings in 2020.

AUDIT COMMITTEE.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee's responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the "Governance Documents" link under the “Investor Relations” section of the "About Pinnacle" tab on the Company's website at www.pnfp.com. The Audit Committee's charter provides that the Audit Committee shall consist of at least three members, all of whom shall be "independent."  Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Exchange Act.  All members of the Audit Committee are independent within the Nasdaq Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows.  The Company believes that the members of the Audit Committee meet these requirements. Additionally, the rules and the regulations of the SEC require the Company to disclose whether it has an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.  The Company's Board has determined that Gregory L. Burns is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that he is "independent" as defined by the rules and regulations of the SEC.  The primary functions of the Audit Committee consist of:

•Monitoring whether the affairs of the Company are subject to effective internal and external independent audits and control procedures;
•Approving the selection of external independent auditors annually;
•Overseeing the Company's internal audit function, including reviewing and approving the Company's internal audit charter, budget and staffing levels, and the audit plan;
•Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the SEC, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports;
•Approve the appointment of the Chief Audit Executive and annually review the performance and compensation of the Chief Audit Executive, and;
•Preparing an audit committee report for inclusion in the Company's proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company's independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company's annual report filed with the SEC.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company's outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held eight meetings in 2020.

COMMUNITY AFFAIRS COMMITTEE.  The Community Affairs Committee evaluates the Bank's overall community relations including public affairs and advertising. The Community Affairs Committee’s responsibilities are set forth in a written charter that has been approved by the Board. The Community Affairs Committee establishes the Bank's community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act. Additionally, this committee oversees the Bank's corporate contribution program. The Community Affairs Committee held four meetings in 2020.

Pinnacle Financial Partners, Inc.                                        24

HUMAN RESOURCES AND COMPENSATION COMMITTEE.  The Compensation Committee's responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the "Governance Documents" link under the “Investor Relations” section of the "About Pinnacle" tab on the Company's website at www.pnfp.com.

The Compensation Committee's Charter provides that the Compensation Committee shall consist of at least three members, all of whom shall be "independent" under the Nasdaq Listing Rules and the rules and regulations of the SEC.  Members of the Compensation Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC.  All members of the Compensation Committee are independent in accordance with the Compensation Committee Charter.

The Compensation Committee establishes or approves certain policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company's 401(k) plan and employee stock incentive plans.  Additionally, this committee evaluates and establishes the compensation of the Company's executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in "EXECUTIVE COMPENSATION — Compensation Discussion and Analysis" included in this proxy statement. The Compensation Committee also reviews the compensation of the other members of the Company's Leadership Team as the Compensation Committee may determine, and recommends the compensation for the non-employee directors to the Board. The Compensation Committee receives recommendations from the Chief Executive Officer in connection with the determination concerning compensation for executive officers other than the Chief Executive Officer.  The Compensation Committee has engaged compensation consultants for assistance in carrying out its responsibilities.  The Compensation Committee also approves the Company's annual "Compensation Discussion and Analysis" included in this proxy statement.  The Compensation Committee held seven meetings in 2020.

In carrying out its duties, the Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on "Say on Pay" and other similar votes.

In October 2019, the Compensation Committee selected McLagan, which is part of the Rewards Solutions practice at Aon plc ("McLagan") as the Company's consultant for executive and director compensation matters and continued to retain its services for the fiscal year ended December 31, 2020. The McLagan consultant who performed these services reported directly to the Compensation Committee chair. The Compensation Committee has established procedures that it considers adequate to ensure that McLagan's advice to the Compensation Committee remains objective and is not influenced by the Company's management. These procedures include:

•a direct reporting relationship of the McLagan consultant to the Compensation Committee;
•provisions in the Compensation Committee's engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;
•an annual update to the Compensation Committee on McLagan's financial relationship with the Company, including a summary of the work performed for the Compensation Committee during the preceding 12 months; and
•written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.

McLagan also assists the Compensation Committee in recommending compensation for the non-employee directors of the Board.

Pinnacle Financial Partners, Inc.                                        25

The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of the Company's Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.  Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2020, the Compensation Committee met in executive sessions and the Company's Chief Executive Officer was not present when it deliberated and voted on the compensation of the Company's Chief Executive Officer. The Compensation Committee's Chairman reports the committee's decisions on executive compensation to the Board. Independent advisors and the Company's human resources department support the Compensation Committee in its duties and, along with the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under the Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews, among other things, the total fees paid to advisors and outside compensation consultants by the Company, the nature of any other services provided by the advisors and compensation consultant, any business or personal relationships between the Company and the advisors and compensation consultant, and any stock of the Company owned by the advisors and consultant to ensure that the advisors and consultant maintain their objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:  The Nominating and Corporate Governance Committee's responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is available by clicking on the "Governance Documents" link under the "Investor Relations" section of the "About Pinnacle" tab on the Company's website at www.pnfp.com.

The Nominating and Corporate Governance Committee's Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be "independent" within the meaning of the Nasdaq Listing Rules and the rules and regulations of the SEC. Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the Nasdaq Listing Rules. All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board.  As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee follows in evaluating director candidates, including candidates submitted by the Company's shareholders. The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement.  The Nominating and Corporate Governance Committee held four meetings in 2020.

TRUST COMMITTEE.  The Trust Committee oversees all fiduciary functions of the Bank's trust department. The Trust Committee’s responsibilities are set forth in a written charter that has been approved by the Bank’s board of directors. The Trust Committee reviews the Bank's trust policies and procedures annually and approves changes to the business model for the Bank's Trust Department. The Trust Committee also approves the establishment of significant relationships with third-party providers. The Trust Committee held four meetings in 2020.

Director Compensation

It is the role of the Compensation Committee, on behalf of the Board, to review and recommend to the Board the compensation of the Company’s non-employee directors. In performing this role, the Compensation Committee regularly meets with and receives reports and information (including peer data) from McLagan, its independent compensation consultant. The Board and the Compensation Committee believe that director compensation should attract and retain qualified directors and compensate them for the significant time commitment and substantial contributions they are expected to make in their capacities as directors and that the compensation should align the directors’ interests with the long-term interests of the Company’s shareholders. The compensation program for the Company’s non-employee directors is a combination of cash and equity and is assessed and reviewed relative to the peer group at least annually.

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank's Board.

Pinnacle Financial Partners, Inc.                                        26

In October 2019, the Compensation Committee reviewed a report prepared by McLagan with respect to the Company’s anticipated average director compensation for 2020 assuming a similar number of meetings as were held in 2019 (excluding the chairman of the Board, the Board’s Lead Director and all directors that are also employees) compared to the average director compensation program for 2019 for a peer group jointly selected by McLagan and the Compensation Committee in July 2019. The group consisted of 22 firms with median assets of $25 billion as of June 30, 2019. This report reflected that the Company’s average director’s total compensation for 2020 was expected to be near the 65th percentile of the peer group with the cash component approximating the 37th percentile while the equity-based component was near the 89th percentile. After taking into account the information contained in this report, the Compensation Committee determined that it was appropriate to recommend to the Board the same compensation structure and amounts for the non-employee directors in 2020 as had been in place in 2019, including for the Company’s Lead Director. In 2018, and years prior to that, the Company did not provide additional compensation to the Lead Director for his service as such. After reviewing an October 2018 report prepared by McLagan, which reflected that 15 of the 16 peer companies with lead directors paid their lead directors additional compensation for serving in that capacity, the Compensation Committee approved, and recommended to the Board, an additional annual cash payment beginning in 2019 of $25,000 for the Lead Director in recognition of the additional responsibilities of the Lead Director. The amount of this additional fee was determined based on the Compensation Committee’s determination to target total compensation for the Lead Director near the 75th percentile of compensation paid to lead directors within the peer group. The Lead Director retainer for 2020 was unchanged from 2019.

In October 2020, the Compensation Committee reviewed a similar report prepared by McLagan with respect to the Company’s directors’ average compensation for 2020 compared to the average director compensation program for 2019 for a peer group jointly selected by McLagan and the Compensation Committee. The group consisted of 21 firms with median assets of $30.8 billion as of June 30, 2020. This report reflected that the Company’s average director’s total compensation was near the 61st percentile of the peer group with the cash component approximating the 25th percentile while the equity-based component was near the 79th percentile. After taking into account the information contained in this report, the Compensation Committee determined that it was appropriate to recommend to the Board the same compensation structure and amounts for the non-employee directors in 2021 as had been in place in 2020, including for the Company’s Lead Director.

In January 2021, acting upon the recommendation of the Compensation Committee, the Board approved the compensation amounts set out below for the Company’s non-employee directors for the period beginning March 1, 2021 and ending March 1, 2022. The following table outlines the director compensation schedules in effect during the twelve months ended February 28, 2021 and the expected director compensation for the twelve months ending March 1, 2022:

Retainer fees:
Restricted shares(1)	$75,000
Cash(2)	30,000
Lead Director Cash (2)	25,000
Annual committee chair retainers(2):
Audit	15,000
Human Resources and Compensation	10,000
Nominating and Corporate Governance	10,000
Risk	10,000
Trust	6,250
Community Affairs	6,250
Per meeting attendance fees:
Board meeting	1,750
Committee meeting	1,500
(1)Restricted shares awarded on March 1, 2020 with restrictions lapsing as of February 28, 2021 and on March 1, 2021 with restrictions lapsing as of March 1, 2022. The number of restricted shares issued is equal to the dollar amount reflected in the table divided by the closing price of the Company's common stock on the grant date.
(2)Cash fees and retainers are paid in quarterly installments.

Pinnacle Financial Partners, Inc.                                        27

The following table sets forth the compensation of the Company's directors for services rendered for the period from March 1, 2020 through February 28, 2021:

Name	Fees Earned or Paid in Cash	Stock Awards - Grant Date Fair Value(2)	Total
Abney S. Boxley, III	$53,565	$75,000	$128,565
Charles E. Brock	$84,065	$75,000	$159,065
Renda J. Burkhart	$75,065	$75,000	$150,065
Gregory L. Burns	$89,815	$75,000	$164,815
Richard D. Callicutt II(1)	$—	$—	$—
Marty G. Dickens	$103,815	$75,000	$178,815
Thomas C. Farnsworth, III	$61,315	$75,000	$136,315
Joseph Galante	$67,315	$75,000	$142,315
Glenda Baskin Glover	$62,815	$75,000	$137,815
David B. Ingram	$62,815	$75,000	$137,815
Robert A. McCabe, Jr.(1)	$—	$—	$—
Ronald L. Samuels	$56,000	$75,000	$131,000
Gary L. Scott	$78,815	$75,000	$153,815
Reese L. Smith, III	$83,315	$75,000	$158,315
G. Kennedy Thompson	$67,315	$75,000	$142,315
M. Terry Turner(1)	$—	$—	$—

(1)Messrs. Callicutt, McCabe, and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2020.
(2)All non-employee directors were awarded restricted share awards. The amounts in the column captioned "Stock Awards" reflects the grant date fair value.  For a description of the assumptions used by the Company in valuing these awards please see "Note 13. Stock Options and Restricted Shares" of the notes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021. The restrictions on these shares lapsed on February 28, 2021 as the recipient satisfied the vesting conditions that required the director to attend at least 75% of their assigned Board and committee meetings between the respective grant date and vesting date of February 28, 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES

* * * * *

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company's Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. The firm of Crowe LLP has served as the Company's auditors since February 29, 2016. A representative of the firm is expected to be present at the virtual Meeting and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Crowe LLP for the 2019 and 2020 fiscal years, see "Independent Registered Public Accounting Firm" on page 79 herein.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

* * * * *

Pinnacle Financial Partners, Inc.                                        28

PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in "EXECUTIVE COMPENSATION — Compensation Discussion and Analysis" below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company's shareholders.  The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.

The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company's shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company's performance.  In the proxy statement for the 2020 annual meeting of shareholders, a similar advisory vote was requested by the Company. The results for last year's vote were as follows:

	2020 Vote Cast	Percent
For	57,241,031	95.8%
Against	1,495,939	2.5%
Abstain	1,025,884	1.7%
	59,762,854	100.0%

The 2021 "Say-on-Pay" proposal gives you as a shareholder another opportunity, on a non-binding, advisory basis, to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

"RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the named executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement."

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company's Named Executive Officers. The Board has adopted a policy of providing for an annual advisory vote from shareholders on executive compensation. The next such vote will occur at the 2022 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

* * * * *

PROPOSAL #4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2018 OMNIBUS EQUITY INCENTIVE PLAN

The Company’s 2018 Omnibus Equity Incentive Plan (the “2018 Equity Incentive Plan”) was originally adopted by the Company’s shareholders on April 17, 2018.

On January 19, 2021, the Compensation Committee recommended to the Board, and the Board subsequently approved, the amendment and restatement of the 2018 Equity Incentive Plan (as amended and restated, the “Amended and Restated Plan”), subject to shareholder approval. This amendment and restatement of the 2018 Equity Incentive Plan proposal is to address the following matters:

(i) Increase the maximum number of shares of Common Stock that may be issued under the 2018 Equity Incentive Plan by 1,350,000 shares;

(ii) Reduce the cap on the amount of the annual non-employee director compensation under the 2018 Equity Incentive Plan; and

(iii) Include a minimum vesting period of one (1) year on awards made under the 2018 Equity Incentive Plan, subject to certain customary exceptions.

Pinnacle Financial Partners, Inc.                                        29

The amendment and restatement also extends the term of the 2018 Equity Incentive Plan to April 2031.

Executive Summary

The Board believes that the amendment and restatement of the 2018 Equity Incentive Plan is necessary to provide the Board with the flexibility to continue the Company's historical practice of awarding equity incentives to a broad-based group of the Company's associates. In addition, the Board believes lowering the cap on the amount of non-executive director compensation and including a maximum one year vesting period are prudent and consistent with emerging best corporate practices. The last time the Company received shareholder approval for any equity incentive plan was the approval of the 2018 Equity Incentive Plan, at which time, the Company disclosed that, based on numerous significant assumptions, the share allocation under the 2018 Equity Incentive Plan would likely satisfy the Company's equity compensation requirements for the next 4-5 years, however, as noted below based on certain assumptions, the shares available for issuance under the 2018 Equity Incentive Plan will likely last for another 12 to 15 months.

The Company’s Board believes that equity-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by all of the Company’s associates annually, as well as part of an initial compensation package, thereby providing substantial motivation for superior performance and aligning the associates’ interest with shareholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to continue its practice of attracting and retaining experienced client-contact associates (including those associates added as a result of acquisitions), the Board proposes the adoption, subject to shareholder approval, of the Amended and Restated Plan and to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 1.35 million shares. The Board believes that shareholder approval of this proposal is important to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified associates at all levels of the Company through the use of stock incentives.

The Company historically used a varying combination of time-based and performance-based awards in granting equity incentive awards to executive leadership, including the Named Executive Officers. Prior to 2021, the Compensation Committee believed, and adopted the practice, that equity incentive awards for the Company’s Named Executive Officers should be entirely performance-based. Vesting requirements typically included a combination of a single performance metric over successive one-year performance periods over three years (with additional one-year service periods) and a soundness threshold at the conclusion of the five year vesting period. Beginning in 2021 and reflecting the impact of the COVID-19 pandemic on the Company's equity awards to its senior executive officers, the Compensation Committee changed its methodology, and issued a combination of time-based restricted stock units and performance-based restricted stock units to executive leadership, with the time-based restricted stock units making up 30 percent of our executives' total annual award. Vesting terms for the performance-based restricted stock units granted in 2021 include a combination of multiple performance metrics measured over a three-year performance period and an average annual soundness threshold over each of the three years in the performance period. The Compensation Committee believes that such structures provide an appropriate incentive for the executive leadership to maximize the performance of the Company and, thus, align their interests with shareholders while maintaining the focus on Company soundness and provide a balanced retentive aspect of time-based awards. The Compensation Committee anticipates continuing such practice of relying on a mix of time-based and performance-based equity awards for the Company’s Named Executive Officers for the foreseeable future.

For the remaining non-executive leadership associates, including certain key revenue producers, the Company has traditionally used a time-based vesting approach to equity incentives thus encouraging these associates to remain at their positions at the Company for an extended period of time. Typically, the awards vest over a 5-year period, or 20% annually. The Compensation Committee believes this methodology, utilized over several years and when coupled with an associate’s annual goals and objectives, motivates our associate base to perform consistently at a high level over an extended time frame, while at the same time aligning their interest with those of our shareholder base. The Compensation Committee anticipates continuing to use a time-based vesting approach for non-executive leadership incentives in the future.

The Compensation Committee does not currently anticipate the issuance of any future stock option grants or partial share awards at this time as all future equity awards will likely be in the form of restricted share awards, restricted stock unit awards or performance shares and units.

Pinnacle Financial Partners, Inc.                                        30

In determining to amend and restate the 2018 Equity Incentive Plan and recommend the Amended and Restated Plan for shareholder approval, the Board considered various factors, including the following:

•As of February 22, 2021, assuming all outstanding performance share units vest at 100% of maximum performance and no shares subject to existing awards are used to cover withholding taxes, approximately 574,000 shares remain available for grant under the 2018 Equity Incentive Plan. Based on historical usage, the share price of the Company’s Common Stock as of January 12, 2021 when the Compensation Committee approved the Amended and Restated Plan and expected practices, and noting that future circumstances may require the Company to make changes to its expected practices, the Company estimates that the aforementioned 574,000 shares available for grant under the 2018 Equity Incentive Plan would be sufficient to make equity grants (and settle previously issued performance-based equity awards at maximum payout levels) for approximately 12 to 15 additional months.

•If the Amended and Restated Plan is approved, the Company would have 1,350,000 new shares authorized for issuance for future awards under the plan, with all of these available for issuance as full value awards.

•The additional shares once granted and either earned pursuant to a time-vested award agreement or a performance-vested award agreement, under the Amended and Restated Plan would be dilutive to common stockholders by approximately 2% based on the Company’s outstanding shares of Common Stock as of February 22, 2021.

•Based on historical usage and the current share price of the Company’s Common Stock, the Company anticipates that the additional 1.35 million shares to be authorized for grant under the Amended and Restated Plan together with the unused shares under the 2018 Equity Incentive Plan, if approved by the Company’s shareholders, should be sufficient for the Company to make equity grants for approximately the next 3-4 years. This anticipated duration is based on numerous significant assumptions including the anticipated market value of the Company’s common stock, anticipated associate forfeitures based on projected termination trends and performance as well as future issuances of equity awards in a manner consistent with prior periods. As a result, actual issuances could be materially different from these estimates. It is the Company’s practice for executive officers that equity compensation is based on a dollar value of compensation and not on a target number of shares to be awarded. Thus if the share price is higher on the grant date, executive officers would receive fewer shares than they would otherwise receive if the market price of the shares were lower on the grant date.

•The emergence of best corporate practices of placing caps on outside director compensation and requiring a minimum vesting period of one year on all stock grants, subject to certain exceptions.

Two measurements that are considered meaningful by some shareholders in relation to the use of equity-based compensation are the “overhang ratios” and “equity award burn rates.” The overhang ratio is the ratio of all common stock of a company that is reserved for issuance pursuant to an equity-based plan to total outstanding common stock.

The following table displays the number of full value awards and stock options outstanding as of the last day of each of the Company’s most recently completed three fiscal years and as of February 22, 2021, as well as additional information with respect to the average exercise price and remaining term for stock options, along with the shares available for issuance under the 2018 Equity Incentive Plan (and each of the equity incentive plans assumed by the Company in connection with its acquisition of CapitalMark and BNC) as of such dates and the total number of the Company’s shares of Common Stock then outstanding:

Fiscal Year	Options(1)	Dilutive Options(2)	Restricted Stock Awards(1)	Performance Unit Awards(3)	Shares Available for Issuance	Common Shares Outstanding	Overhang
2018	178,591	120,525	692,806	572,718	1,668,801	77,483,796	3.05%
2019	119,274	99,435	555,296	874,305	1,264,721	76,563,811	2.92%
2020	101,769	54,868	594,669	1,007,945	961,791	75,850,323	2.67%
February 22, 2021	92,409	63,938	629,689	1,166,832	573,758	75,991,557	2.37%
				With Proposal #4			4.15%
(1)As reported in the Company’s Annual Report on Form 10-K or proxy statement for the applicable fiscal year.
(2)Calculated pursuant to the Treasury Stock Method.
(3)Performance unit awards represent common stock that could be issued if currently outstanding performance units are earned and settled in shares of the Company’s common stock at maximum level of performance. For more information regarding these performance units, see “Executive Compensation – Compensation Discussion and Analysis – Long Term Incentive (LTI) Equity Grant”.

Pinnacle Financial Partners, Inc.                                        31

A company’s burn rate is computed by dividing the number of stock option grants plus an additional component for the impact of time-based restricted share awards issued and performance-based restricted share awards and restricted stock units earned during any particular period by the number of outstanding shares of common stock at the end of the period. Thus a higher burn rate would be indicative of an increased number of equity awards being transferred to employees and/or directors. The result is usually compared to industry data, particularly data furnished by various shareholder services groups. For restricted share awards and restricted stock units, companies typically multiply the number of restricted shares, restricted share units and performance shares and units awarded by a factor greater than one so that these full value awards and restricted stock units can be aggregated with any stock option grants so that the end result is increased for the implied increased value of the full value awards. Accordingly, the Company has multiplied the number of full value awards by a factor of 2.5. As a result, the Company’s burn rate for the year ended December 31, 2020, was 1.82%. An analysis of the Company’s burn rate follows:

	As of and for the year ended December 31,
	2018	2019	2020
Awards to Company employees and directors:
Time-based restricted shares	163,673	245,845	284,904
Performance-based restricted units at maximum performance	171,329	301,587	263,868
Totals	335,002	547,432	548,772
Full value award factor (1)	2.5	2.5	2.5
Totals at full value award factor	837,505	1,368,580	1,371,930
Basic weighted average common shares outstanding	77,111,372	76,364,303	75,376,489
Calculated burn rate for awards for Company employees and directors	1.09%	1.79%	1.82%

Acquisition-related awards to associates of acquired firms:
Time-based restricted shares	16,777	—	—
Totals with awards to Company employees and directors	351,779	547,432	548,772
Full value award factor (1)	2.5	2.5	2.5
Totals at full value award factor	879,448	1,368,580	1,371,930
Basic weighted average common shares outstanding	77,111,372	76,364,303	75,376,489
Calculated burn rate	1.14%	1.79%	1.82%

The Company’s equity incentive plans include provisions that require that dividends paid to participants for unvested shares or units be forfeited if the underlying shares or units are also forfeited. The Company escrows dividends on unvested performance-based shares or units and, will do the same on the time-based vesting restricted stock units granted on January 21, 2021, for the Company’s Named Executive Officers and other leadership team members with ultimate payment of the dividends conditioned upon the underlying performance metrics being met and the shares or units vesting. For time-vested awards to associates that are not leadership team members, dividends paid on these shares or units would be subject to clawback should the associate be terminated (voluntary or involuntary) from the Company’s employment prior to the underlying vesting date.

In summary, equity compensation is a vital component of our Company’s compensation systems for all associates. The Company prides itself that associates are keenly interested in the performance of our common share price in a very tangible way and that the associates appreciate that the common share price is directly linked to the operating performance of our Company. The Board and the Compensation Committee believe that our broad-based equity incentive plan makes our firm meaningfully different from other firms as it puts all associates, not just executive leadership, in the position of participating in the risks and enjoying the rewards of being a shareholder in the Company. It is also a critical recruiting tool to attract new talent, as we use more of our initial hire awards to attract new revenue producers to the Company. The Amended and Restated 2018 Equity Incentive Plan will help the Company maintain an appropriate and powerful tool to motivate its employee base for superior results in future periods.

Pinnacle Financial Partners, Inc.                                        32

Purpose of the Amended and Restated Plan

The purpose of the Amended and Restated Plan (a copy of which is attached as Appendix A) is to promote the interests of the Company and its shareholders by, among other things:

•Attracting and retaining associates and directors through the utilization of equity-based compensation;
•Motivating such individuals by means of performance-related incentives to achieve long-range performance goals;
•Enabling such individuals to participate in the long-term growth and financial success of the Company;
•Encouraging ownership of stock in the Company by such individuals; and
•Linking their compensation to the long-term interests of the Company and its shareholders.

Since its founding, the Company has awarded equity-based awards to its associates under a broad-based framework whereby all associates have received awards. The Company wishes to continue these broad-based awards and the Compensation Committee believes the structure of the Amended and Restated 2018 Equity Incentive Plan is appropriate for that purpose. The proposed Amended and Restated 2018 Equity Incentive Plan provides a flexible solution to the Compensation Committee for long-term incentives to employees including stock options, stock appreciation rights, restricted shares and units, and performance shares and units.

As described in more detail below, the Amended and Restated Plan modifies the 2018 Equity Incentive Plan as follows:

•Increases the maximum number of shares of Common Stock that may be issued under the 2018 Equity Incentive Plan by 1,350,000;
•Reduces the cap on the amount of the annual non-employee director compensation under the 2018 Equity Incentive Plan from $750,000 to $500,000;
•Includes a minimum vesting period of one (1) year on awards made under the 2018 Equity Incentive Plan, subject to certain customary exceptions; and
•Extends the term of the 2018 Equity Incentive Plan to April 20, 2031.
Shares Available for Awards under the Amended and Restated Plan

Shares of Common Stock subject to an award under the Amended and Restated Plan that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated without a delivery of shares of Common Stock to the participant, including shares of Common Stock withheld or surrendered in payment of any exercise or purchase price of an award or withholding taxes relating to an award, will again be available for awards under the Amended and Restated Plan. Shares of Common Stock issued under the Amended and Restated Plan may be either newly issued shares or shares which have been reacquired by the Company. Shares issued by the Company as substitute awards granted solely in assumption of outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”) do not reduce the number of shares available for awards under the Amended and Restated Plan.

With certain limitations, awards made under the Amended and Restated Plan may be adjusted by the Compensation Committee in an equitable and proportionate manner to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Amended and Restated Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.

Equity-based awards granted under the Amended and Restated Plan are required to have a minimum one year vesting period, excluding any Substitute Awards and awards granted to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting. This minimum vesting requirement is subject to customary exceptions, including (i) that the Compensation Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of five percent (5%) of the shares of Common Stock available for issuance under the Amended and Restated Plan, and (ii) that the Board or the Compensation Committee may use discretion to provide for accelerated exercisability or earlier vesting of any Award, including in certain cases of Termination of Service (as defined in the Amended and Restated Plan) or a Change in Control (as defined in the Amended and Restated Plan).

Pinnacle Financial Partners, Inc.                                        33

Eligibility and Administration

Associates and directors of the Company or its subsidiaries or affiliates are eligible to be granted awards under the Amended and Restated Plan. As of February 22, 2021, all of the Company's directors and all of the 2,703 associates are eligible to be granted awards under the Amended and Restated Plan. Subject to the terms of the Amended and Restated Plan, the Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Amended and Restated Plan, and make all other determinations which may be necessary or desirable for the administration of the Amended and Restated Plan.

Stock Options and Stock Appreciation Rights

The Compensation Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Compensation Committee may specify the terms of such grants subject to the terms of the Amended and Restated Plan. The Compensation Committee is also authorized to grant stock appreciation rights, or SARs, either with or without a related option, which SARs may be settled in cash or Common Stock, as the Compensation Committee may determine. The exercise or grant price per share subject to an option or SAR may not be less than the fair market value of a share of Common Stock on the date of the grant, except in the case of Substitute Awards. In addition, the Amended and Restated Plan prohibits amending the terms of a previously granted option or SAR to reduce the exercise or grant price, as applicable, or canceling an option or SAR and issuing cash, another award or a substitute option or SAR with a lower exercise or grant price, as applicable. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Compensation Committee, except that no option or tandem SAR relating to an option may have a term exceeding ten years. Incentive stock options or tandem SARs related thereto that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value. To date, no stock options or SARs have been granted under the Plan.
Restricted Shares and Restricted Share Units

The Compensation Committee is authorized to grant restricted shares of Common Stock and restricted share units. Restricted shares are shares of Common Stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Compensation Committee in the award agreement, if any. A participant granted restricted shares of Common Stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, provided, however, that the Compensation Committee has discretion with respect to whether the holder of such shares shall have the right to receive dividends or the right to vote such shares. Except as provided in the Amended and Restated Plan, none of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of Common Stock on the date of grant. The Compensation Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. At the discretion of the Compensation Committee, a participant may be credited with dividend equivalents on any vested or unvested restricted share units at the time of any payment of dividends to shareholders on shares of Common Stock. In the event a participant receives dividends on unvested restricted share awards, the Amended and Restated Plan provides for recoupment of such dividends upon a termination of service from the Company or the escrow of such dividends pending the vesting of the underlying shares of restricted stock. Except as determined otherwise by the Compensation Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Pinnacle Financial Partners, Inc.                                        34

Performance Share and Performance Unit Awards

A performance share award consists of a right to receive shares of Common Stock upon the achievement of certain performance goals during certain performance periods as established by the Compensation Committee, and payable at such time as the Compensation Committee shall determine. Performance share awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Compensation Committee. Absent a determination by the Compensation Committee to the contrary, a participant’s rights to any performance share award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

A performance unit award consists of a right that is (1) denominated in cash or shares, (2) valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee shall establish (subject to the one year minimum vesting requirement described above), and (3) payable at such time and in such form as the Compensation Committee shall determine. Performance unit awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Compensation Committee. Absent a determination by the Compensation Committee to the contrary, a participant’s rights to any performance unit award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Performance share and performance unit awards may be subject to certain specific terms and conditions under the Amended and Restated Plan. Performance goals are expected to consist of one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units or divisions:

•earnings or book value per share;
•net income;
•return on equity, assets, capital, capital employed or investment, including after excluding the effects of intangible assets;
•earnings before interest, taxes, depreciation and/or amortization;
•operating income or profit;
•operating efficiencies;
•asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for credit losses, the ratio of nonperforming loans and/or past due loans greater than 90 days and non-accrual loans to total loans, the ratio of non-accrual loans to total loans, the ratio of net charge-offs to average loans, the ratio of non-performing assets to total loans plus other real estate owned or the ratio of nonperforming assets and potential problem loans to Tier 1 risk-based capital plus the allowance for credit losses, or other similar asset quality measures;
•allowance for credit losses;
•net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;
•cash flow(s);
•total revenues or revenues per employee or per share of capital stock;
•stock price or total shareholder return;
•growth in deposits;
•dividends;
•strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or any combination thereof.

The Compensation Committee may provide for the exclusion of charges or revenue related to events or occurrences which the Compensation Committee determines should appropriately be excluded, including (a) restructurings, mergers and acquisitions, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (d) such other similar matters as may be determined by the Compensation Committee. Such performance goals (and any modifications to be applied thereto) shall be set by the Compensation Committee. The Compensation Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding performance awards under the Amended and Restated Plan, including performance share awards and performance unit awards.

Pinnacle Financial Partners, Inc.                                        35

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.

Other Stock-Based Awards

The Compensation Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of the Company Common Stock. The Compensation Committee will determine the terms and conditions of these awards, consistent with the terms of the Amended and Restated Plan.

Termination of Employment

The Compensation Committee will determine the terms and conditions that apply to any award upon a Termination of Service (as defined in the Amended and Restated Plan) with the Company, its subsidiaries and affiliates, and provide these terms in the applicable award agreement or in its rules or regulations.

Change in Control

All outstanding awards vest, become immediately exercisable or payable or have all restrictions lifted immediately upon a Change in Control (as defined in the Amended and Restated Plan) but only if, and to the extent, determined by the Compensation Committee at or after grant.

Limit on Awards to Non-Employee Directors

The Amended and Restated Plan imposes a maximum limit on the aggregate value of all compensation that may be paid or granted, as applicable, to any one non-employee director in any calendar year, including equity-based awards and cash fees paid by the Company to such director, of $500,000. The Board may make exceptions to such limit for individual nonemployee directors in extraordinary circumstances, such as serving on a special litigation or transaction committee of the Board.

Amendment and Termination; Recoupment

The Company’s Board may amend, alter, suspend, discontinue or terminate the Amended and Restated Plan or any portion of the Amended and Restated Plan at any time, except that shareholder approval must be obtained for any of these actions if the approval is necessary to comply with any tax or regulatory requirement with which the Board deems it desirable or necessary to comply. The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Compensation Committee does not have the power, however, to amend the terms of previously granted options or SARs to reduce the exercise price per share subject to an option or the grant price per unit subject to a SAR or to cancel any options or SARs and grant substitute options, SARs or other awards with a lower exercise or grant price per share than the cancelled options or SARs. The Compensation Committee also may not adversely affect the rights of any award holder without the award holder’s consent.

Any Award granted pursuant to the Amended and Restated Plan shall be subject to mandatory recoupment by the participant to the Company (i) to the extent set forth in any award agreement or (ii) to the extent that the participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Pinnacle Financial Partners, Inc.                                        36

On January 19, 2021, the Board, acting upon the recommendation of the Compensation Committee, approved a Compensation Clawback Policy applicable to the Company’s officers who file reports pursuant to Section 16 of the Exchange Act, which policy provides that the Board may, upon the recommendation of the Compensation Committee, require an officer subject to the policy to return, repay or forfeit any cash or equity-based incentive compensation paid to the officer during the three completed years immediately preceding the date on which the Company is required to prepare a material restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws if: (i) the payment or award was made or granted based wholly or in part upon the attainment of a financial reporting measure; (ii) the Board determines that the officer engaged in or was otherwise involved in fraud or intentional misconduct that resulted in the need for the restatement and (iii) a lower payment or award would have been made to the officer based on the restated financial results.

Other Terms of Awards

The Company may take action, including the withholding of amounts from any award made under the Amended and Restated Plan, to satisfy withholding and other tax obligations. The Compensation Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the Amended and Restated Plan generally may not be pledged or otherwise encumbered or transferred except (1) by will or by the laws of descent and distribution; (2) to a member of the participant’s immediate family or a trust for the benefit of an immediate family member; (3) to a partnership of which the only partners are members of the participant’s immediate family; or (4) as permitted by the Compensation Committee in its discretion. Incentive stock options may not be pledged or otherwise encumbered or transferred except by will or by the laws of descent and distribution.

Certain Federal Income Tax Consequences

The following is a brief description of the current federal income tax consequences generally arising with respect to awards under the Amended and Restated Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a reload option, a SAR, a restricted share or unit award, a performance share award or a performance unit award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of Common Stock acquired on the date of exercise.
If a participant sells shares of Common Stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of Common Stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of Common Stock), and (ii) the exercise price. Otherwise, a participant's disposition of shares of Common Stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares of Common Stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of Common Stock received upon the exercise thereof for the incentive stock option holding periods prior to disposition of the shares.

Pinnacle Financial Partners, Inc.                                        37

Similarly, the exercise of a SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a SAR. Upon a grant of restricted stock or performance shares, the participant will recognize ordinary income on the fair market value of the Common Stock at the time such shares of become vested as a result of the restrictions lapsing with respect to restricted shares or the achievement of the performance goals with respect to performance shares unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the exercise of a SAR or restricted share award. For this purpose, the participant's basis in the Common Stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made).

Payments made under performance awards settled in cash are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.

The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the Amended and Restated Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Amended and Restated Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Amended and Restated Plan is not intended to be a "qualified plan" under Section 401(a) of the Code.

The following table summarizes information concerning Pinnacle Financial's equity compensation plans at December 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders:
2014 Equity Incentive Plan	266,114	—	—
2018 Omnibus Equity Incentive Plan	515,032	—	800,554
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	781,146	$—	800,554

(1)Includes 515,032 and 266,114 performance-based restricted stock units under the Plan and the Company's 2014 Equity Incentive Plan, respectively. Performance-based restricted stock units do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals, and are to be settled for shares of common stock. Accordingly, they have been disregarded for purposes of computing the weighted-average exercise price.
(2)All of CapitalMark's outstanding stock options vested upon consummation of the CapitalMark merger and were converted into options to purchase shares of Pinnacle Financial's Common Stock. 101,769 shares of Pinnacle Financial's common stock remain subject to outstanding options issued to the CapitalMark option holders and the weighted average exercise price of those options is $23.46.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2018 OMNIBUS EQUITY INCENTIVE PLAN.
* * * * *

Pinnacle Financial Partners, Inc.                                        38

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table shows the name, age, term of service and position of each executive officer of the Company as of the date hereof:

Name	Age	Officer Since	Position with Company
M. Terry Turner	66	2000	President and Chief Executive
Robert A. McCabe, Jr.	70	2000	Chairman of the Board
Richard D. Callicutt, II	61	2017	Chairman of the Carolinas and Virginia
Hugh M. Queener	65	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	61	2000	Chief Financial Officer
Timothy H. Huestis	60	2020	Chief Credit Officer

M. Terry Turner has served as President and Chief Executive Officer of the Company since its organization.  Mr. Turner was employed by First American Corporation serving in various capacities from 1979 to 1999 including serving as President of the Retail Bank of First American National Bank and President of the Investment Services Group of First American Corporation.

Robert A. McCabe, Jr. has served as the Chairman of the Company since its organization and as Chairman of Tennessee since June 16, 2017. Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Richard D. Callicutt, II, has served as Chairman of the Carolinas and Virginia since June 16, 2017. Prior to the Company's acquisition of BNC, Mr. Callicutt served as the president and chief executive officer of BNC. He was employed by Bank of North Carolina from 1991 until June 16, 2017 and BNC from its organization in 2002 until June 16, 2017.

Hugh M. Queener has served as the Executive Vice President and Chief Administrative Officer of the Company since its organization.  Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1987 to 1999.  Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Harold R. Carpenter has served as Executive Vice President and Chief Financial Officer of the Company since its organization.  Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1994 to 1999.  Mr. Carpenter is a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

Timothy H. Huestis became the Chief Credit Officer of the Company on January 1, 2020. Mr. Huestis joined the Company in 2009 as a senior credit officer for the Company’s Middle Tennessee market, a position he held until 2017. From 2017 to 2019 he served as a senior credit officer for the Carolinas and Virginia region and led the integration of the credit administration of Bank of North Carolina after it merged into the Bank. Before coming to the Company, Mr. Huestis served as a regional credit officer for Synovus Bank, where he was responsible for credit oversight of locations in Tennessee and Georgia. Prior to joining Synovus, he was a commercial banker for more than 16 years with First American Bank in Nashville prior to transitioning into a senior credit officer position.

Pinnacle Financial Partners, Inc.                                        39

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Summary

Compensation Philosophy. The Human Resources and Compensation Committee of the Company's Board of Directors (the "Compensation Committee") seeks to ensure market competitive compensation for members of the Company’s Board of Directors as well as the Company's executive officers including those executive officers as identified in the Summary Compensation Table on page 60 of this proxy statement ("Named Executive Officers" or "NEOs"). This Compensation Discussion and Analysis (“CD&A”) details several of the more significant components of NEO compensation that are considered by the Compensation Committee. For a discussion of board compensation, see "Director Compensation" elsewhere in this Proxy Statement.

Since its inception, the Company has believed that shareholder value is enhanced over the long-term based on consistent and sound growth in operating results that is over and above that of peer firms and, accordingly, by weighting NEO compensation more heavily toward performance-based compensation, as such compensation is better aligned with those longer-term growth objectives. The Company’s compensation philosophy has been to design a compensation program for its NEOs that adheres to the following principles:

•A peer-based approach to not only setting compensation for the NEOs but also in setting the corresponding performance targets for incentive purposes,
•NEO total compensation should be weighted more heavily in equity compensation to ensure that NEOs are appropriately aligned with shareholders,
•A “Win Together, Lose Together” framework such that the Company’s two primary incentive plans, the annual cash incentive plan (AIP) and the long-term incentive (LTI) plan, include not only the NEOs, but also significant employee groups and incentive performance targets for the AIP and LTI being consistent for all participants, including the NEOs, and
•Incentive compensation is appropriately balanced between short-term and long-term goals including components that require achievement of asset quality targets.

Say on Pay Result from 2020 Annual Shareholder Meeting. The Company held an advisory say-on-pay vote at its April 21, 2020 annual shareholder meeting. Shareholders approved the compensation of the NEOs, with 95.8% of shareholder votes cast (including abstentions) voting in favor of the say-on-pay proposal compared to 95.2% which were cast in favor at the 2019 annual meeting. The Compensation Committee viewed these results as evidence that shareholders continue to support the Company's executive compensation policies and practices.

2020 Results; COVID-19. The Compensation Committee believed that the Company's overall performance in 2020 was excellent, especially after considering the impact of the COVID-19 pandemic on not only the financial results of the firm but also the impact the pandemic had on its associates and clients.

The Board’s oversight of strategy was prominent following the onset of the COVID-19 pandemic. The Board worked diligently and met regularly to assess the impact of the pandemic on all facets of the Company's operations, examining macroeconomic and financial impacts, the effect of regulatory actions to combat the effects of the pandemic, measures taken to protect the health and safety of the Company’s associates and clients, the financial strength of the Company’s client base and investor perspectives. The Board applied this knowledge to provide advice and oversight to management as it worked toward the development of a strategy to mitigate the immediate and potential long-term impacts of the pandemic, protect the health of the Company and its associates and continue to execute on its strategic objectives and deliver value to shareholders. The Board and its applicable committees remained engaged on each of these initiatives throughout the year, regularly receiving updates from management and providing input and oversight.

Pinnacle Financial Partners, Inc.                                        40

At the inception of the pandemic, the Company’s leadership, including the NEOs, established and implemented protocols aimed at protecting clients and associates from the health risks associated with COVID-19 and maintained and enhanced those protocols throughout 2020. Many associates found themselves quarantined due to both direct and indirect exposure which required at times other associates to be extremely flexible in meeting the needs of clients and their internal partners at the Company.

Despite the disruption the pandemic caused to our clients and associates, the Company elected not to reduce its workforce, furlough workers or trim benefits. In fact, it was quite the opposite, at the end of the year, the Compensation Committee increased the payout under the Company’s AIP for all associates from 50% of target (the amount earned under the AIP for 2020) to 65% of target due to the Company's results in 2020 and considerable effort its associates put forth during unusually difficult circumstances in 2020.

During 2020, the Company was widely recognized for its efforts in originating approximately $2.5 billion of loans pursuant to the CARES Act Paycheck Protection Program (PPP). From January 1, 2021 through February 28, 2021, the Company had issued an approximate additional $850 million PPP loans. Collectively, this represents approximately 22,000 loans to many businesses that needed funds to pay payroll, rent and other permissible business expenses for their businesses during difficult times during the pandemic, including times when some of those businesses were prohibited from operating by government orders.

Financially, and as detailed in the 2020 Executive Compensation section of this CD&A, the Company generated Return on Average Tangible Assets ("ROATA") of 1.09% and year-over-year diluted earnings per common share decreased by 20% in 2020, which are well below the historical results reported by the Company over the last several years. At the onset of the pandemic and negatively impacting the Company's fully-diluted earnings per share ("EPS") for 2020, the Company fortified its balance sheet with a successful $225 million preferred stock offering, increased its loss reserves in accordance with the new credit loss accounting pronouncements - Current Expected Credit Loss ("CECL") and increased liquidity on its balance sheet.

As we moved through the year, we remained optimistic that the economic disruption from the pandemic would abate and that a successful vaccine would emerge, and we began to prepare the Company for 2021 by emphasizing pre-tax, pre-provision net revenue ("PPNR") growth through the remainder of 2020 in an effort to establish a strong foundation for growth into 2021. During the fourth quarter, we reported EPS of $1.58, ROATA of 1.46% and Return on Average Tangible Common Equity ("ROATCE") of 17.11% reflecting the strong focus of our associate base on getting through the pandemic and building momentum as the Company entered 2021. As to asset quality, at December 31, 2020, our NPA ratio was 0.38% and our classified asset ratio was 8.1%, all the while our net charge off ratio for 2020 was 0.18%.

The Company's focus for 2021 is to continue to build tangible book value per share and deliver attractive levels of ROATCE. Since the end of 2015, our quarterly tangible book value per share growth including the impact of dividends on the Company's common stock has produced a compound annual growth rate over that same period of 13.2%, while the Company's diluted EPS compound annual growth rate over that same period was 13.7% and the Company's revenue compound annual growth rate was 20.5% for that period.

The Company's financial results were also complimented by human capital management successes in 2020. During 2020, we achieved several significant milestones for our associates and we also earned national recognition for how we treat our clients.

•8th Best Bank to Work for in the Nation
◦1st among banks with more than $10 billion in assets – American Banker
•14th Best Company to Work For – Fortune magazine and the Great Place to Work Institute
◦4th Best Financial Services Firm to Work For
◦4th Best Workplace for Women
◦4th Best Workplace for Millennials
•Top 50 Companies That Care – People magazine
•27 Greenwich Best Brand and Greenwich Excellence Awards, only one other bank in the nation earned more; we were the only bank in the Southeast to earn more than 18 of these awards

Pinnacle Financial Partners, Inc.                                        41

Our NEOs are focused on increasing shareholder value over the long-term while at the same time ensuring the Company remains a great place to work for its associates and a firm that is known for providing distinctive service and advice to its clients and is easy to do business with. One of the Company’s core tenets is that excited associates create engaged clients that contribute to enriched shareholders. The Company also believes that empowering associates to give back to their local communities and directing resources to those communities that have traditionally been underserved by financial services firms also makes our local communities that much stronger. As a result of this focus, the chart below details the growth in the Company’s common stock share price since the Company’s inception through February 28, 2021 compared to the performance of the KBW Regional Bank Index over that same period.

PNFP Share Price Appreciation October 2000 - February 2021 Results driven compensation philosophy weighted toward equity compensation with a broad-based "win together, lose together" strategy.
The Company believes that the chart above reflects the benefits to shareholders of the Company's compensation philosophy, that targeting top quartile performance against banking peers for key financial metrics like ROATA, ROATCE, tangible book value per share accretion plus the impact of dividends declared on our common stock ("TBV Accretion"), PPNR and/or EPS growth in the goal setting process for the NEOs' compensation should lead to exceptional underlying performance in the Company's business and that, over the long term, the Company's stock price performance should be positively impacted should the Company be able to achieve those results. Consequently, the Compensation Committee did not believe that any material modification to the Company's compensation philosophy was warranted when setting 2020 compensation.

Emphasis on Performance-Based Compensation. Because the Compensation Committee believes in aligning NEO compensation with the Company's performance, more than 50% of an NEOs pay is typically provided in the form of at-risk, performance-based compensation. The following charts show the mix of our CEO's 2020 target total compensation package compared to the average mix of total compensation package for CEOs in our peer group.
Pinnacle Financial Partners, Inc.                                        42

Pinnacle CEO
Peer CEOs
Other
2%
Salary
21%
Performance-
Vested Equity
56%
Bonus
21%
Time-Vested
Equity
15%
Other
6%
Salary
24%
Performance-
Vested Equity
28%
Bonus
27%
Total
77%
Total
55%
Performance-based compensation
(% of total at target)

Source: McLagan, a business unit of Aon, plc
Approximately 77% of our CEO's total compensation at target was performance-based and fully at-risk, while only about 55% of the total compensation at target for peer CEOs was performance-based, on average. When comparing our CEO's performance-based compensation as a percentage of total compensation to that of peer CEOs, the compensation structure at the Company is weighted more towards performance-based compensation that, if performance is below threshold, is fully at-risk as compared to peers.

Performance Goal Setting for 2020. Consistent with previous periods, the first step in setting performance targets for the AIP or LTI for 2020 was to establish an appropriate peer group. During 2019, with the assistance of McLagan, the Compensation Committee modified the compensation peer group utilized in setting the NEOs' 2019 compensation and determined that a group of 22 other publicly traded financial firms from throughout the United States with total assets at the time of selection ranging from $12.5 billion to $46.6 billion which maintained a commercial lending focus would form the Company's peer group for 2020. The median asset size of the 2020 peer group was $24.1 billion. For more information, see Role of Compensation Consultants and the peer group located elsewhere in this CD&A.

As part of the annual goal setting process for fiscal 2020, the Compensation Committee considered the anticipated performance of the peer group based on analysts' 2020 performance estimates for each peer member and, then determined the level of the Company’s performance targets for EPS growth likely necessary to equal or exceed the top quartile of the peer group.

Annual Cash Incentive Plan (AIP). In January 2020, the Compensation Committee reviewed an analysis of the Company's EPS expectations for 2020 and compared these estimates to published analysts' EPS estimates for each of our peers in 2020 available at that time. The Company’s expected 2020 EPS growth placed the Company at the 5th highest of the 22-member peer group based on the anticipated 2020 EPS results for the other members of our peer group available at that time. Taking this into consideration, the Compensation Committee established the EPS levels necessary to achieve payouts under the AIP for target and maximum performance. The EPS performance target was also consistent with the Company's 2020 financial plan which was also approved by our Board of Directors in January 2020.

Pinnacle Financial Partners, Inc.                                        43

Separately, and with a goal of reducing the Company's utilization of wholesale funding and the associated threat to the Company's net interest margin of an over-reliance on wholesale funding, the Compensation Committee determined that deposit initiatives should be included in the 2020 AIP and, therefore, established deposit volume growth and rate goals for inclusion in the 2020 AIP in lieu of the previously utilized annual revenue goals. The deposit component was based on meeting deposit volume growth and rate metrics set quarterly by the Compensation Committee, with a focus on growing low-cost client deposits at volumes and rates that would aid the Company in achieving its 2020 financial plan as well as build operating momentum for 2021.

Early in the third quarter of 2020 and due to the significant impact of the pandemic on the operating results of the Company and the EPS component of the AIP, the Compensation Committee modified the 2020 AIP to include an additional performance metric tied to PPNR for 2020.

The Compensation Committee determined that the pandemic had required the Company to revisit its financial and operational strategies for 2020, build reserves for potential credit losses, increase its level of Tier 1 capital with a preferred stock offering and bolster the Company’s balance sheet with additional levels of on-balance sheet liquidity, that was further impacted by increasing levels of core deposits resulting from the PPP, all of which at the time of modification precluded the EPS component of the 2020 AIP from exceeding threshold performance for 2020.

At the time of the modification, the Compensation Committee considered these factors as well as the uniqueness of the issues the pandemic presented the Company and believed that a modification to the 2020 AIP to appropriately motivate the participants in the 2020 AIP, who were working incredibly hard to assist clients through the pandemic, including through extraordinary efforts to aid clients and prospective clients in applying for PPP loans when the limited amount of funding made available by the government was available to borrowers on a first-come, first-served basis and with limited and changing guidance from the U.S. Treasury and Small Business Administration regarding the program. The Compensation Committee believed that the addition of a PPNR component would also better position the Company for improved results in 2021 by refocusing participants on increasing the operating leverage of the Company. With the PPNR component, participants were again incented to gather more clients, more loans and more deposits, operate more efficiently and increase the operating momentum of the Company as it worked through the pandemic in 2020 and into 2021.

Furthermore, the Compensation Committee limited payouts for all participants under the PPNR performance metrics of the 2020 AIP to between 15% and 25% of their targeted payments under the 2020 AIP at target and maximum levels of performance when the EPS target accounted for 80%, believing that shareholders would see the benefit to providing participants an opportunity to achieve some modest level of increased incentive beyond that which was available under the deposit component and that shareholders would ultimately be benefited by these decisions.

With the addition of the PPNR performance metric, participants in the 2020 AIP could receive a payout based on the PPNR metric or the original diluted EPS metric, whichever produced the greater payout, but could not receive payments for both metrics.

Long-term Incentive (LTI) Plan. From 2015 through 2020, the Company has used ROATA targets as the basis for vesting of performance-based equity awards under the Company’s LTI plan, resulting in an equity program that was 100% performance-based for the NEOs. In determining the ROATA targets for the 2020 LTI plan, the Compensation Committee considered the EPS targets set for the 2020 AIP as well as the longer-term profitability of the Company with a bias toward maintaining top quartile ROATA performance within the peer group. At the time it approved the 2020 AIP and LTI for 2020, the Compensation Committee believed that the continued use of both EPS and ROATA in 2020 provided balance in the short-and long-term plans and maintained a strong link between performance and profitability which, collectively, the Company believed would drive continued shareholder value creation.

Pinnacle Financial Partners, Inc.                                        44

Compensation Philosophy

As noted previously, the Company adheres to the belief that shareholder value is primarily built by consistent and sound growth in operating results that exceed those of most peer firms. As a result, the Compensation Committee's compensation philosophy incorporates several factors in adherence to this belief, as follows:

Peer-based approach to NEO compensation and incentive target setting:

–Competitive compensation data from the annual compensation study of peer companies is used as a reference point to make decisions about overall compensation opportunities and specific compensation components. The Compensation Committee applies judgment and discretion in establishing targeted pay levels for its NEOs, taking into account not only competitive market data, but also factors such as Company and individual performance, scope of responsibility, business needs, and individual skill sets.

–Peer performance data is used to align compensation with performance. The Compensation Committee generally sets performance metrics that if met should result in top quartile performance within the peer group. Unlike some firms that may benchmark compensation below, at, or above the 50th percentile, the Company aligns performance and total compensation and expects to pay below the 50th percentile when performance is below the 50th percentile and above the 50th percentile when performance is above the 50th percentile. The pay-for-performance philosophy typically results in reduced compensation for performance below the Compensation Committee's expectations and enhanced compensation for performance that exceeds expectations.

NEO compensation weighted heavily toward performance-based compensation:

–NEO compensation is primarily composed of base pay, an annual cash incentive from the AIP and long-term performance-based equity incentives from the LTI that are primarily performance-based with wealth creation by an NEO directly linked to the enhanced performance of the Company as well as the corresponding performance of the Company's Common Stock. As a result, given that in 2020 underperformance could have resulted in no compensation received by the NEO from the AIP or the LTI, NEO compensation was very much at-risk.

–Equity compensation should be primarily performance-based and should generally comprise the most significant component of an NEO’s total targeted compensation in order to create a stronger alignment between the NEO’s interests and the interests of the broader shareholder base. For 2020, equity compensation comprised 63% of the CEO’s total targeted compensation while, for the other NEOs equity compensation comprised 48% on average.

–The Company administers a 401(k) plan for all associates with market-based matching provisions. The Company does not offer any other retirement vehicle (i.e., defined benefit or deferred compensation plans) for its NEOs or other associates in addition to the 401(k) plan unless such a plan was put in place by a merger partner prior to the merger with the Company. Perquisites comprise only a modest component of the executive's compensation.

“Win together, lose together” focused on corporate, not business line or individual, results:

–Except for commission-based associates, all of the Company’s associates participate in the AIP. In 2020, approximately 95% of the Company’s associates were participants in the 2020 AIP, including the NEOs. Since our founding in 2000 awards from the AIP have been determined based on achievement of corporate results rather than individual or department or line-of-business goals, which have resulted in payments to participants between 0% and 125%. The following chart shows the historical payout percentages from the AIP since the Company's founding in 2000 for both the NEOs and other plan participants:

Pinnacle Financial Partners, Inc.                                        45

"Win Together, Lose Together" has been a key component of our compensation strategy since our founding.

–As part of our broader human capital management strategy to recruit and motivate what we believe to be the best talent in the industry, all of the Company’s approximately 2,600 associates participate in the LTI plan and annually receive equity-based compensation. Approximately, 126 associates (including the NEOs) are members of the Company’s Leadership Team which is responsible for managing the day-to-day affairs of the Company and is composed of associates from across the Company's geographic footprint and organization chart. For the last several years, including in 2020, the Leadership Team’s, including the NEO’s, equity compensation has been entirely performance-based while the remainder of the Company’s associates, or approximately 2,500 associates, receive equity compensation that is comprised of time-based restricted shares that vest pro-rata over a five-year period. Given all associates are shareholders, the Company believes its associates' interests typically are directly aligned with the interests of its broader shareholder base over the long-term.

–The Company uses the same performance targets under its annual cash incentive plan for all participating associates, including its NEOs. Thus, if the NEOs are eligible to receive an award all participating associates are also able to receive an award. This incentive structure creates a "win together, lose together" culture that the Company believes results in Company-wide alignment which the Company believes creates a better culture and consequently better performance.

Balance incentive compensation between short and long-term goals with continued focus on asset quality:

–Performance metrics for both short-term and long-term incentives are used and coupled with asset quality metrics and caps on amounts that may be earned, which the Company believes reduces the risk that an NEO would execute strategies or transactions that may be outside the overall risk tolerance of the Company. Additionally, the Company’s Chief Risk Officer performs a risk analysis annually on all Company incentive plans and provides this analysis to the Compensation Committee for their review.

–Annual cash incentives are the preferred form of incentives when considering shorter-term financial objectives. Shareholders are rewarded as earnings per share increase with organic growth being the preferred method for achievement of increased annual earnings while performance-based equity compensation is the preferred form of incentive when considering the achievement of longer-term objectives over a multi-year period.

–The Compensation Committee seeks to bring more balance to the incentive plans by utilizing performance metrics, such as ROATA or, beginning in 2021, ROATCE and TBV Accretion as the primary metrics for measuring long-term performance for increasing shareholder value for the LTI, and utilizing shorter-term profitability metrics, such as EPS and PPNR, as the metrics for the AIP. In all cases, asset quality thresholds must be met before distributing any awards pursuant to the AIP or LTI.

Pinnacle Financial Partners, Inc.                                        46

The incorporation of the above factors into the Company's compensation practices is evident when reviewing the concentration of performance-based compensation over the past several years. The Compensation Committee has maintained the balance between compensation and performance by incorporating a significant amount of variable-based compensation into the executive compensation structure. As a result, in periods where performance was below the Compensation Committee's expectations, overall compensation levels have been reduced.

2020 Executive Compensation

In determining 2020 total compensation levels for NEOs, the Compensation Committee evaluated various factors including peer information, the performance of the Company over the past several years and the contribution each individual NEO made to enhance shareholder value as well as better position the Company for strong operating performance in the future. Additionally, the Compensation Committee considered broader stakeholder matters including the Company’s reputation in its markets, feedback from regulators regarding the Company’s compliance with various banking laws and regulations and how well the Company’s leadership has promoted and adhered to the Company’s culture.
Base Salaries. Our NEOs’ base salaries increased 3% in 2020 as shown in the table below. Base salaries are designed to recognize and reward the skill, competency, experience, and performance an executive brings to the position. Changes in base salary result primarily from comparison against peers, individual and Company performance, internal equity considerations, value to the organization, promotions and the executive's specific responsibilities compared to market. The Compensation Committee reviews salaries for our NEOs annually and incorporates peer information into their review process. These increases reflected the Compensation Committee’s desire to ensure competitive base pay amounts while factoring the considerations previously noted and were consistent with the increases to the base salaries of the Bank's associates generally.

	2019 Base Salary	2020 Base Salary	% Increase
Turner	$1,030,000	$1,060,000	3%
McCabe	$978,000	$1,007,000	3%
Callicutt	$681,000	$701,000	3%
Queener	$534,000	$548,880	3%
Carpenter	$534,000	$548,880	3%

Annual Cash Incentive Plan (AIP). In 2020, the NEOs participated in the same AIP as all of the Company's other associates that are not compensated on a commission-based system, or approximately 95% of the Company’s employees at December 31, 2020. Pursuant to the terms of the 2020 AIP, adopted by the Compensation Committee, potential cash payouts to the NEOs were as follows:

	Potential AIP Award as a % of Base Salary(1)
	Threshold (minimum)	Target	Maximum
Turner	0%	100%	125%
McCabe	0%	100%	125%
Callicutt	0%	75%	93.75%
Queener	0%	75%	93.75%
Carpenter	0%	75%	93.75%

(1) For 2020, the potential cash incentive threshold, target and maximum awards expressed as a percentage of base salary were the same as 2019 for the NEOs.

Pinnacle Financial Partners, Inc.                                        47

Target awards for 2020 were contingent on the Bank achieving a classified assets ratio (the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of its Tier 1 Capital Ratio and allowance for credit losses) of less than 35% as of December 31, 2020. Should the classified asset ratio threshold be met, a participant's award was initially to be based 80% on corporate diluted EPS growth and 20% on achievement of certain deposit volume and rate goals. Subsequently, as discussed above, early in the third quarter of 2020, and due to the significant impact of the pandemic on the operating results of the Company, the Compensation Committee modified the 2020 AIP to include an additional component to consider a PPNR goal for 2020. The PPNR component would have a target and maximum payout potential of 15% and 25%, respectively, of a participant’s target award, much less than the target or maximum award available to participants pursuant to the EPS component. With the addition of the PPNR performance metric, participants in the 2020 AIP could receive a payout based on the PPNR metric or the original diluted EPS metric, whichever produced the greater payout, but could not receive payments for both metrics. The following is a summary of the 2020 results for the various 2020 AIP performance components.

EPS Component. For the target award payout to be achieved for 2020, year-over-year EPS growth of approximately 2.4% would be required while maximum payout for the EPS metric required an increase of approximately 4.3%, in each case excluding certain items for 2020 and 2019 as described in more detail below (2019 results are presented for comparability purposes). Awards for the 2020 or 2019 AIP were not interpolated for performance within threshold, target and maximum payout levels.

	FD EPS Tiers and Results	Incentive payout as % of target (before 80% weight)	Ending payout as % of target (with impact of 80% weight)
Threshold	<$5.15	0%	0%
- Tier 2	>$5.15 to $5.25	31.25%	25%
- Tier 3	>$5.25 to $5.50	75%	60%
Target	>$5.50 to $5.60	100%	80%
Max level payout	>$5.60	125%	100%
2020 Results (1)	$4.401		0%
2019 Results (1)	$5.366		100%

(1)The Compensation Committee determined that the Company's GAAP results for the years ended December 31, 2020 and 2019 were impacted by many significant events that were not considered indicative of the core operating performance of the Company or were not directly linked to the performance of the participant group as a whole and thus should be excluded from the determination of the achievement of the EPS performance targets for the AIP.In particular, the Company's 2020 results, unlike 2019, were impacted by (i) $7.6 million of dividends accrued on the Company's Series B Preferred Stock, which shares were issued subsequent to the Compensation Committee's setting of the 2020 diluted EPS performance metric for the 2020 AIP and (ii) $19.8 million of charges incurred in connection with the Company's determination to prepay certain FHLB advances and terminate a cash flow hedge as the Company sought to utilize excess liquidity to reposition its wholesale funding book and reduce interest expense. These adjustments were approved by the Compensation Committee and were consistent with the terms of the AIP. No adjustments were made to the classified assets ratio. A summary of the adjustments for 2020 and 2019 are detailed below (2019 results are presented for comparability purposes):

	2020 FD EPS	2019 FD EPS
Company GAAP results, as reported	$4.03	$5.22
Adjustments to reported results for AIP purposes:
FHLB restructuring and hedge termination charges	0.26	–
Sale of non-prime automobile portfolio	–	0.02
Loss (gain) on sale of investment securities	(0.01)	0.08
OREO charges	0.11	0.05
Branch rationalization charges	–	0.04
Tax impact of above adjustments	(0.09)	(0.04)
Preferred stock dividends	0.10	–
Company adjusted results for AIP purposes	$4.40	$5.37

Pinnacle Financial Partners, Inc.                                        48

Given EPS results in 2020, the Compensation Committee determined that the threshold payout level for this component of the 2020 AIP was not achieved and as a result no incentive payout under the 2020 AIP should be disbursed to any participant, including the NEOs, pursuant to the EPS component of the 2020 AIP.

PPNR Component. Early in the third quarter of 2020, the Compensation Committee determined that a modification to the AIP was necessary to motivate and encourage the Company’s associate base, including the NEOs, to focus on growing the earnings potential of the firm to establish a strong foundation to optimize results in 2021, and that a $476.6 million PPNR goal for 2020, which represented 6% growth over the prior year, would represent an outstanding effort by the participants in the 2020 AIP, including the NEOs. As a result, the Compensation Committee determined that achieving the established PPNR goal for 2020 would place the Company in a better position to optimize results as it entered 2021. For the target award payout for the PPNR metric to be achieved for 2020, year-over-year PPNR growth of 3.7% would be required while maximum payout required an increase of 6%, in each case excluding certain items, as described in more detail below. Awards were not interpolated for performance within the threshold, target and maximum levels.

The following tiers were established for the PPNR component of the 2020 AIP:

	PPNR Tiers and Results (1)	Ending payout as % of target
Threshold	<$449,603	0%
Tier 2	>$449,603 to $466,066	10%
Target	>$466,066 to $476,579	15%
Max level payout	>$476,579	25%
2020 Results(1)	$485,039
2019 Results(1)	$449,603

(1)In setting the above tiers and determining the PPNR results for 2020, the Compensation Committee determined that the Company's GAAP PPNR results for the years ended December 31, 2020 and 2019, would be and were impacted by many significant events that would not be and were not considered indicative of the core operating performance of the Company or would not be and were not directly linked to the performance of the 2020 AIP participants as a group and thus should be excluded from the determination of the achievement of the PPNR performance targets for the AIP. In particular, and unique to 2020, the Compensation Committee determined to adjust the Company's results to exclude $19.8 million of charges incurred in connection with the Company's determination to prepay certain FHLB advances and terminate a cash flow hedge as the Company sought to utilize excess liquidity to reposition its wholesale funding book and reduce interest expense. The Compensation Committee further determined that certain additional items should be excluded from the PPNR goal and the PPNR calculation as such items would be and were non-recurring in nature or would not be and were not directly aligned with maximizing operating performance by the broader participant base in the 2020 AIP. These adjustments were approved by the Compensation Committee and were consistent with the terms of the AIP.

In January 2021, the Compensation Committee reviewed the Company’s actual 2020 PPNR results in comparison to the original targeted PPNR goals from early in the third quarter of 2020. A summary of the adjustments for 2020 are detailed below:
Pinnacle Financial Partners, Inc.                                        49

	2020 Actual PPNR Results	2020 Original Targeted Goals	2019 Actual PPNR Results
Company PPNR	$563,090	$552,763	$524,820
Adjustments to GAAP PPNR:
Investment gains and losses on sales of securities, net	(986)	(335)	5,941
Sale of non-prime automobile portfolio	—	—	1,536
ORE expense	8,555	6,678	4,228
Branch rationalization charges	—	—	3,189
FHLB restructuring charges	15,168	2,870	—
Hedge termination charges	4,673	—	—
Company PPNR, adjusted	$590,500	$561,976	$539,714
Additional adjustments to PPNR:
Income from BHG	(83,539)	(62,800)	(90,111)
Income from the CARES Act PPP program	(43,260)	(50,821)	—
Losses attributable to COVID-19 liquidity build	9,257	7,014	—
Off-balance sheet reserve increases	12,081	9,656	—
Company adjusted results for AIP purposes	$485,039	$465,025	$449,603

Given that the $485 million PPNR result for 2020 exceeded the 2020 maximum payout level of $477 million, the Compensation Committee determined that 25% of a participant’s target payout should be disbursed to all participants, including the NEOs.

Deposit Volume and Rate Component. The Company believes that over the long-term, in addition to growing EPS, a critical challenge for the firm will be funding loan growth with lower-priced, client deposit growth and thus, lessening the Company’s reliance on wholesale funding, particularly FHLB borrowings and brokered deposits. As a result, with respect to the 2020 AIP, the Compensation Committee determined that replacing the long-standing revenue growth component with deposit volume and rate components would serve the best interests of the shareholders in 2020.

The Compensation Committee determined that the deposit volume and weighted average rate goals should be established quarterly with a heavier weighting for the fourth quarter of the year, and set as early as practical in a quarter so that the participant base was aware of that quarter's targets. As a result, the Compensation Committee set the first quarter 2020 deposit volume and weighted average rate targets at its meeting in January 2020, the second quarter targets at its meeting in April 2020, the third quarter targets at its meeting in July 2020 and, finally, the fourth quarter targets at its meeting in October 2020. The decision to utilize quarterly target setting with respect to deposit volumes and rate provided the Compensation Committee with more visibility as to what expectations should be for this component as the firm navigated through the pandemic.

This was the first occasion in the Company’s 20+-year history for the AIP to include quarterly target setting. The Compensation Committee determined that converting the deposit rate and volume component to quarterly goal setting and monitoring would be advantageous for 2020 as it would require more frequent communication between management and the Compensation Committee with respect to the success of the various deposit growth and cost saving tactics. As described below, the Compensation Committee has elected to again use a quarterly target setting process in 2021 with respect to the PPNR component which comprises 25% of the 2021 AIP target award. As the pandemic remains a concern as we enter 2021, the Compensation Committee determined that utilizing quarterly target setting for the smaller PPNR component of the 2021 AIP would allow the Compensation Committee more visibility into the ongoing operations of the Company during 2021 and would result in more frequent updates to the Compensation Committee from management.

The Compensation Committee also determined that with respect to the deposit volume and rate goals for 2020, the performance target setting should be based on client deposits and, thus, exclude deposits associated with Company’s treasury functions or wholesale deposits, such as brokered deposits, since such limitations would more directly align the activities of the broader participant base in the 2020 AIP to the original objective of the deposit volume and rate component, which was to increase the Company’s client deposit gathering activities at an affordable rate.

Pinnacle Financial Partners, Inc.                                        50

The following table details the tiering of the quarterly deposit volume and weighted average rate targets for 2020 as approved by the Compensation Committee throughout the year along with the actual results for each quarterly target:

	Deposit Rate Target Tiers with Quarterly Payout Percentages
Tiers	Q1 Rates and Payout Tiers		Q2 Rates and Payout Tiers		Q3 Rates and Payout Tiers		Q4 Rates and Payout Tiers
Threshold	> 0.986%	0.0%	> 0.526%	0.0%	> 0.395%	0.0%	> 0.317%	0.0%
Tier - 2	0.986% - 0.976%	1.0%	0.526% - 0.516%	1.0%	0.395% - 0.385%	1.0%	0.317% - 0.305%	2.0%
Target	0.976% - 0.966%	2.0%	0.516% - 0.506%	2.0%	0.385% - 0.375%	2.0%	0.305% - 0.290%	4.0%
Maximum	< 0.966%	2.5%	< 0.506%	2.5%	< 0.375%	2.5%	< 0.290%	5.0%

2020 Actual Results	0.879%	2.5%	0.452%	2.5%	0.347%	2.5%	0.267%	5.0%

	Deposit Volume Target Tiers with Quarterly Payout Percentages
Tiers	Q1 Volumes and Payout Tiers		Q2 Volumes and Payout Tiers		Q3 Volumes and Payout Tiers		Q4 Volumes and Payout Tiers
Threshold	< $18.25B	0.0%	< $19.05B	0.0%	< $21.04B	0.0%	< $21.45B	0.0%
Tier - 2	$18.25B to $18.40B	1.0%	$19.05B to $19.20B	1.0%	$21.04B to $21.34B	1.0%	$21.45B to $21.75B	2.0%
Target	$18.40B to $18.55B	2.0%	$19.20B to $19.35B	2.0%	$21.34B to $21.64B	2.0%	$21.75B to $22.05B	4.0%
Maximum	> $18.55B	2.5%	> $19.35B	2.5%	> $21.64B	2.5%	> $22.05B	5.0%

2020 Actual Results	$18.99 B	2.5%	$21.63 B	2.5%	$22.63 B	2.5%	$23.60 B	5.0%

During 2020, the quarterly deposit volume target for the next quarter may have been less than the actual result for the previous quarter. Several matters informed the Compensation Committee's decision to do so but primarily it was the anticipated continual reduction of excess client deposits from the PPP program that management believed would begin to run off. As PPP participants received their loan proceeds, we determined that a substantial amount of deposit growth occurred as a result of these borrowers retaining those loan proceeds in their deposit accounts. We believed that much of this deposit growth would eventually be used by these depositors. However, over the course of the year, we later concluded that, as a result of the pandemic, most depositors were maintaining higher deposit balances in an effort to maintain liquidity on their own balance sheets.

Given the deposit volume and rate performance in 2020, the Human Resources and Compensation Committee determined that the maximum payout level for each of the deposit-related metrics was achieved for each quarterly period under the 2020 AIP.

Compensation Committee Conclusions with respect to the 2020 AIP. As of December 31, 2020, the Company reported a classified asset ratio of 8.1% which was below the classified asset ratio hurdle of 35% required by the 2020 AIP. After application of adjustments for the matters described above, which were deemed appropriate by the Compensation Committee, the Compensation Committee concluded that the Company's 2020 PPNR results and quarterly deposit volume and weighted-average rate required a payout at 50% of each participant's target level for 2020. This was composed of 25% for the PPNR component and 12.5% each for the deposit volume and weighted-average rate components (aggregate of 25%). Given that the Company’s diluted EPS for 2020 was below the threshold level required for any payout under the 2020 AIP, the payout for the diluted EPS component was 0%.

Additionally, in consideration of the considerable effort put forth by the participants in the 2020 AIP, including the NEOs, which included rapidly mobilizing the Company to counter the impact of the pandemic through comprehensive protocols aimed at the safety of our clients and associates, working with borrowers day and night to get those borrowers the needed stimulus funds from the government’s PPP lending programs as well as counseling and assisting many borrowers with loan deferrals and modifications aimed at getting these borrowers through the pandemic while minimizing losses to the Company, enhancing our technology systems to provide our workforce increased flexibility to work from home so that they can better manage the balance between work life and home life due to unanticipated and frequent school and day care closings, over-emphasizing the culture of our Company time and time again and increasing our operating leverage by focusing on growing revenues and managing our costs as we continue to build toward a post-COVID economy, the Compensation Committee approved a discretionary increase of 15% of target to the calculated award for all AIP participants.

As a result, a payout of 65% of the AIP target level was approved by the Compensation Committee to all     participants, including the NEOs, as follows:

Pinnacle Financial Partners, Inc.                                        51

	AIP Target Payout (as a %age of Base Salary	AIP Target Level Payout	2020 AIP Calculated payout at 50% of Target	2020 AIP Aggregate Payout at 65% of Target
Turner	100%	$1,060,000	$530,000	$688,585
McCabe	100%	$1,007,000	$503,500	$655,106
Callicutt	75%	$526,500	$262,875	$342,121
Queener	75%	$412,500	$205,830	$267,904
Carpenter	75%	$412,500	$205,830	$267,904

Long Term Incentive (LTI) Equity Awards. From 2016 through 2020, the Company has granted the NEOs equity awards, 100% of which are performance-based issued in the form of performance-vested restricted stock units ("performance units"). The Company has utilized an award design based on ROATA and a performance period of three consecutive annual performance periods, with these equal tranches settled in shares of Common Stock if earned by the NEO. Each of these three performance periods is followed by a one-year service vesting period, which is subsequently followed by a holding period of one to three years. Upon the achievement of a soundness threshold related to Pinnacle Bank’s NPA ratio as of the end of the fifth year from the grant date, any performance units earned during the annual performance periods and for which the NEO satisfied the one-year service vesting period is settled in Common Stock that is issued to the NEOs. Absent an NEO's death, disability, or a change of control of the Company, no shares of Common Stock can be issued in settlement of the performance units until five years from grant date. The following provides a summary of the various performance periods, service vesting periods and holding periods for the performance units issued to the NEOs since 2016:

The Company accrues cash dividends that otherwise would be paid on the shares of Common Stock underlying these performance units, but the accrued, unpaid dividends are held in escrow and not paid to the NEO unless the underlying performance units are earned and shares of Common Stock are issued to the NEO in settlement of such units. If a NEO terminates employment at any time during the five-year period (for reasons other than death, disability, or a change of control of the Company) so long as the NEO has completed the service period for a particular tranche, the NEO will remain eligible to settle the award in Common Stock provided the NPA ratio threshold is achieved at the end of the five-year period.

2020 Performance Unit Award Grants. Effective January 23, 2020, the Compensation Committee granted the NEOs their usual annual performance unit award designed in a manner similar to that described above. Each of the NEOs was a participant in the Company’s performance unit LTI program for 2020 and could earn the following aggregate amounts over the three-year performance periods at target and maximum level payout:
Pinnacle Financial Partners, Inc.                                        52

	Target(1)(2)	Maximum(1)(3)
Value of Award (based on grant date fair value)
Turner	$2,900,000	$4,350,000
McCabe	$2,755,000	$4,133,000
Callicutt	$1,000,000	$1,500,000
Queener	$850,000	$1,275,000
Carpenter	$885,000	$1,328,000
Number of Performance Units(4)
Turner	47,056	70,583
McCabe	44,703	67,062
Callicutt	16,226	24,339
Queener	13,792	20,688
Carpenter	14,360	21,548

(1)Values do not reflect the illiquidity discount used in calculating the grant date fair value of the units since each tranche of the award is subject to a mandatory post-vest holding period.
(2)Participants may earn performance units at Company level performance that is less than the performance necessary to achieve target payout and above the threshold level of performance, with such performance units that may be earned ranging from zero to 22% of the performance units granted at max level performance.
(3)Amount reflected represents the amount as of grant date payable should performance equal the highest level of ROATA initially established for the applicable tier. Actual ROATA results within the defined range resulted in interpolation of the payout within each tier.
(4)The dollar amount of target or maximum equity compensation was divided by the closing price of the Company's Common Stock on January 23, 2020, which was two days following the public release of the Company's 2019 financial results to determine the number of performance units granted to the Company's NEOs. Historically, the Compensation Committee has elected to defer the grant date for NEO equity compensation until two days after the Company had released its previous year's results as it believes that the market price of the Common Stock on that date better reflects all current material information.

In setting the targeted dollar value of the performance units awarded to each of the NEOs, the Compensation Committee considered competitive market data from a peer compensation study provided by McLagan and reviewed by the Compensation Committee. In addition, the Compensation Committee considered the level of Company performance required to earn the awards, individual performance, potential future contributions to the Company's business, internal equity and, in certain cases, management's recommendations.

2020’s Impact on Previously-Issued Performance Unit Awards. As described above, 2020 impacted the determination of whether previously-issued performance unit awards are ultimately settled into Common Stock to the benefit of the NEOs. Thus, 2020 represented a holding period for a prior award (2016), a service period for a prior award (2017) and a performance year for previously issued awards (2018-2020).

Given that the NPA ratio was less than the targeted ratio at December 31, 2020, the 2016 performance unit awards were settled into shares of Common Stock and issued to the NEOs on or about February 26, 2021, concurrent with the filing of the Company’s 2020 Annual Report on Form 10-K with the SEC.

2020 was a service period for the 2017 awards. As of March 11, 2021, the 2017 awards are in Year 5, which is the final holding period, and these performance units will be settled into shares of Common Stock concurrent with the filing with the SEC of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2021, so long as the Bank’s December 31, 2021 NPA ratio is less than the targeted ratio.

The Company's results for 2020 impacted performance unit awards granted to the NEOs in previous periods with performance metrics tied to the Company’s ROATA performance in 2020. In January 2018, 2019 and 2020, the NEOs were granted performance units to be settled in shares of Common Stock based on the Company's ROATA in three consecutive years beginning with the year the award was granted. As a result, the Company’s ROATA performance for 2020 impacted the Year 3 tranche of the 2018 award, the Year 2 tranche of the 2019 award and the Year of Grant tranche for the 2020 award. The following table details the individual ROATA tiers assigned to the performance unit award grants for 2018 through 2020.
Pinnacle Financial Partners, Inc.                                        53

Tiers	% of total shares granted subject to vesting for each performance period	2020 Perf. Unit Grants Perf Periods Dec 31 2020-2022	2019 Perf. Unit Grants Perf Periods Dec 31 2019-2021	2018 Perf. Unit Grants Perf Periods Dec 31 2018-2020
Threshold	0% to 22%	ROATA > 1.40% to 1.51%	ROATA > 1.40% to 1.60%	ROATA > 1.40% to 1.60%
Target	22% to 33%	ROATA > 1.51% to 1.56%	ROATA > 1.60% to 1.65%	ROATA > 1.60% to 1.72%
Max	33%	ROATA > 1.56%	ROATA > 1.65%	ROATA > 1.72%

The Compensation Committee determined that the Company's GAAP results for the year ended December 31, 2020 were impacted by many significant events that were not considered indicative of the core operating performance of the Company or were not directly linked to the performance of the participant group as a whole and thus should be excluded from the determination of the achievement of the ROATA performance target in 2020 for the 2018, 2019 and 2020 awards under the LTI program. In particular, the Company's 2020 results were impacted by, among other things, (i) $7.6 million of dividends accrued on the Company's Series B Preferred Stock, which shares were issued subsequent to the Compensation Committee's setting of the ROATA performance target for 2020 and (ii) $19.8 million of charges incurred in connection with the Company's determination to prepay certain FHLB advances and terminate a cash flow hedge as the Company sought to utilize excess liquidity to reposition its wholesale funding book and reduce interest expense. These adjustments were approved by the Compensation Committee and were consistent with the terms of the LTI program. A summary of the adjustments for 2020 are detailed below:

2020 Results
Company reported Net Income Available to Common Shareholders	$304,725
Adjustments to reported net income for purposes of calculating ROATA for LTI purposes:
FHLB restructuring and hedge termination charges	19,841
Gain on sale of investment securities	(986)
OREO charges	8,555
Tax impact of above adjustments	(7,165)
Preferred stock dividends	7,596
Company adjusted results for LTI purposes	$332,566

Company reported Average Assets	$32,334,537
Less: Average Intangible Asset	(1,867,007)
Company Average Tangible Assets	$30,467,530

Company Reported Return on Average Tangible Assets	1.00%
Adjusted Return on Average Tangible Assets for LTI purposes	1.09%

As detailed above, the Company’s adjusted ROATA for 2020 was 1.09%, which is below the threshold level of performance for the 2020 tranche of the 2018, 2019 and 2020 awards. As a result, and consistent with the Company’s pay-for-performance compensation philosophy, the performance units associated with these tranches (which represented 33% of each total award) were forfeited by the NEOs upon the filing with the SEC of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
2021 Executive Compensation

The Compensation Committee began the 2021 executive compensation setting process in 2020 and then finalized 2021 executive compensation for the NEOs in February 2021. As a result, 2020 results, as well as the anticipated 2021 earnings growth, PPNR growth, revenue growth and profitability targets for 2021 influenced the Compensation Committee as to their NEO compensation decisions for 2021. The 2021 executive compensation program reflects several modifications, primarily to the 2021 LTI awards as well as LTI awards granted in 2019 and 2020 with performance periods tied to 2021 and 2022 performance.

Base Salaries. The NEOs received a base salary increase of 2% for 2021.

Pinnacle Financial Partners, Inc.                                        54

2021 AIP. The 2021 AIP differs from the 2020 AIP in that the deposit rate and volume components included in the 2020 AIP have been replaced with a PPNR component. The shift in AIP Plan structure is intended to increase the focus of AIP participants on increasing operating results absent the impact the pandemic may have on credit costs over the next few years. The PPNR targets will be evaluated and approved by the Compensation Committee quarterly. The PPNR component makes up 25% of the 2021 AIP, with EPS accounting for 75% of the 2021 AIP. For the NEOs, the maximum award as a percentage of salary under the 2021 AIP remain unchanged from the 2020 AIP. The Compensation Committee determined that an increased potential maximum award was appropriate in 2021 for all 2021 AIP participants, including the NEOs, to provide an enhanced maximum payout amount payable only upon the achievement of PPNR and diluted EPS levels that the Company believes represent performance that significantly exceeds management's estimates for 2021, and that compensates, in part, all 2021 AIP participants for the reduced payout under the Company's 2020 AIP due to the difficult operating environment in 2020 as detailed above and in light of the extraordinary efforts undertaken by associates in 2020 related to this difficult operating environment as described elsewhere in this CD&A. As a result, participants in the 2021 AIP will be able to earn a target payout equal to the same target percentage they could earn for 2020, or a payment equal to 120% of target and a maximum payout equal to 160% of target. Interpolation will be applied between the various performance levels.

2021 LTI plan grants. The more significant changes to 2021 NEO compensation concerned LTI compensation. The significant changes to the LTI awards are as follows:

i.LTI awards include a time-vested restricted stock unit component that makes up 30% of the total LTI award at target performance, and a performance-based component that comprises 70% of the total award at target level performance rather than 100% of the total equity award as has been the case for several years. The Compensation Committee believes this change brings balance to the LTI plan design, reduces volatility and is more aligned with the Company's peer group compensation practices. The time-vested units will vest in 33% increments each year for the next three years. Even with the introduction of a time-vested RSU component to the LTI structure, compensation for each NEO will remain greater than 50% performance-based.
ii.The performance-based units will incorporate one 3-year performance period rather than three one-year performance periods with the ROATA metric that the Company has most recently utilized replaced with peer relative performance metrics. The performance metrics consist of average ROATCE for each year within the performance period and TBV Accretion for the full three-year performance period, with each measure being equally weighted and evaluated on a relative basis with the other members of the Company’s peer group utilized for purposes of setting the NEOs compensation for 2021. Top quartile performance (75th percentile) would equate to target level award achievement. Maximum performance would be achieved at the 95th percentile performance. The Company’s location within the peer group ranking will be determined by the continuous percentile ranking calculation methodology and payouts within the various payment tiers will be interpolated.
iii.A total shareholder return (TSR) modifier has been added such that it would allow the earned units to be increased or decreased by up to 20% based on the Company's stock price performance for the three year period compared to the KBW Regional Bank Index. TSR includes the impact of dividends declared to common shareholders.
iv.There are no service or holding periods under the new awards. Any performance units that are earned will be settled into shares of Common Stock shortly after the end of the three-year performance period provided the average NPA ratio for each of the years in the performance period is achieved.

The Compensation Committee believes that the new LTI structure will continue to provide an appropriate incentive for the executive leadership to maximize the performance of the Company and, thus, align their interests with shareholders, while maintaining the focus on Company soundness, and provide a balanced and retentive aspect of time-based awards.

Pinnacle Financial Partners, Inc.                                        55

A summary of the above matters is displayed below:

Impact of Pandemic on Performance Unit Awards Granted in 2019 and 2020. The pandemic had a significant impact on the Company’s 2020 operating results including the Company's ROATA, and, as a result, the Compensation Committee determined that the performance unit awards granted to the NEOs connected with the 2020 tranches for the 2018 through 2020 performance periods should be forfeited given the failure by the Company to achieve previously determined ROATA targets. The pandemic involved meaningful changes to the Company’s balance sheet, including the addition of loans pursuant to the CARES Act Paycheck Protection Program as well as increased wholesale funding which provided significant incremental liquidity to the Company. These factors contributed to the Compensation Committee’s determination that the future performance targets for the performance unit awards granted in 2019 and 2020 should be modified to take these matters into account.

With the assistance of McLagan, the Compensation Committee’s consultants, the Company has modified the performance targets for the 2021 tranche for the 2019 and 2020 performance unit awards and the 2022 tranche for the 2020 performance unit award. The modifications were not only considered for the previously issued awards in 2019 and 2020 but were also foundational to the 2021 performance unit award grant to the NEOs which is described above. The significant modifications to the performance targets for 2021 and 2022 are as follows:

i.No longer use absolute metrics from the Company’s annual planning process and move to peer relative performance. The Company's location within the peer group ranking will be determined by the continuous percentile ranking calculation methodology and payouts within the various payment tiers will be interpolated. Top quartile performance will equate to target level award achievement. Maximum performance will be achieved at the 95th percentile performance.
ii.Replace ROATA performance metrics with an equal apportionment of ROATCE and TBV Accretion metrics. Again, ultimate awards will be based on peer relative performance of these metrics within the peer group used for setting the NEOs' compensation in 2021 as measured at the end of 2021 and 2022, respectively.

These modifications are also consistent with the overall shift in the design of the Company's LTI program for 2021 plan grants including a focus on relative performance and using more than one performance metric.

Retirement and other benefits

The NEOs are eligible to participate in the Company's 401(k) plan along with all other associates of the Company. The NEOs are subject to the same salary deferral and Company match provisions as the other associates. The Company does not sponsor a deferred benefit plan or any other deferred compensation retirement plan for the NEOs other than those that an NEO may have participated in prior to that person's company being acquired by the Company. Presently, Mr. Callicutt is the only NEO that is a participant in any such plan, as he entered into a Salary Continuation Agreement with BNC prior to its merger with the Company and which the Company assumed in the merger. As described in more detail in the "Summary Compensation Table" below, Mr. Callicutt's Salary Continuation Agreement provides for the payment of a defined monthly benefit to him for life once he reaches the age of 65. For more information concerning these matters, see the Summary Compensation Table located in this proxy statement.

Pinnacle Financial Partners, Inc.                                        56

Employment Agreements with our Named Executive Officers

The Company has entered into employment agreements with each the Company’s NEOs. The employment agreements, as amended, are described in more detail in the Employment Agreement section of this 2021 Proxy Statement. These agreements automatically renew each year on January 1 unless the Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. Mr. Callicutt's agreement had an initial term that would have expired on December 31, 2020, but was renewed and now is subject to renewal each January like the other employment agreements.

In considering whether to give notice of non-renewal, the Compensation Committee considered the need to be able to retain its executive officers, the impact of such executives on the Company's performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Compensation Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual's employment prospects with the resulting company, would be beneficial to the Company's shareholders.

The Compensation Committee believes that the protections afforded in the employment agreements are reasonable and, together with long term incentive award terms, are an important element in retention of the executive officers who are a party to such agreements.

Clawback of Incentive Awards. Pursuant to the 2020 AIP, upon the approval of the Board or the Compensation Committee, payments under the 2020 AIP paid to an associate, including an NEO, will be subject to recovery and "clawback" by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct. Moreover, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a "clawback" policy for the recovery of certain incentive-based compensation from its executive officers in the event it is required to restate its financial statements as a result of material noncompliance with reporting. In addition, on January 19, 2021, the Board, acting upon the recommendation of the Compensation Committee, approved a Compensation Clawback Policy applicable to the Company’s officers who file reports pursuant to Section 16 of the Exchange Act, which policy provides that the Board may, upon the recommendation of the Compensation Committee, require an officer subject to the policy to return, repay or forfeit any cash or equity-based incentive compensation paid to the officer during the three completed years immediately preceding the date on which the Company is required to prepare a material restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws if: (i) the payment or award was made or granted based wholly or in part upon the attainment of a financial reporting measure; (ii) the Board determines that the officer engaged in or was otherwise involved in fraud or intentional misconduct that resulted in the need for the restatement and (iii) a lower payment or award would have been made to the officer based on the restated financial results.

Federal Income Tax Deductibility Limitations. Section 162(m) of the Code limits the Company's ability to deduct certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and to certain of the Company's other associates. For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as "performance-based." Accordingly, the Company aimed to design and approve the performance-based compensation paid to its NEOs so that it would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Compensation Committee considered Section 162(m) when making compensation decisions, but other considerations, such as providing the Company's NEOs with competitive and adequate incentives to remain with the Company and increase the Company's business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the Compensation Committee's decisions. In December 2017, the Tax Act was enacted. Under the Tax Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, compensation to our Named Executive Officers in excess of $1,000,000 in 2020 (excluding performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) will generally not be deductible. Performance-based compensation meeting the requirements of Section 162(m) awarded to our Named Executive Officers pursuant to a binding agreement in effect as of November 2, 2017, like our performance units granted in 2017 and prior years that have not yet been settled into shares of Common Stock, are expected to continue to qualify for the performance-based compensation
Pinnacle Financial Partners, Inc.                                        57

exemption under Section 162(m), but the United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

Additional Compensation Considerations

Role of the Compensation Consultant and Peer Group Determination. Beginning in 2010, the Compensation Committee utilized the consulting services of McLagan, which is a part of the Rewards Solution practice at Aon plc, to help facilitate the executive officer compensation process. McLagan representatives routinely attend the Compensation Committee meetings during the year and continue to provide consulting services to the Compensation Committee. A McLagan representative is in attendance when the Compensation Committee votes on executive officer compensation. McLagan reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. McLagan is very involved in the determination of an appropriate peer group for purposes of comparing the NEOs' compensation and any adjustments that should be made to keep the peer group consistent with the Company's strategies and objectives. The peer group for 2020 was as follows:

Peer Bank Company	Headquarters
BancorpSouth Bank	Tupelo, MS
Bank OZK	Little Rock, AR
F.N.B Corp.	Pittsburg, PA
First Horizon National Corp.	Memphis, TN
Fulton Financial Corp.	Lancaster, PA
Hancock Whitney Corp.	Gulfport, MS
IberiaBank Corp.	Lafayette, LA
Old National Bancorp	Evansville, IN
PacWest Bancorp	Beverly Hills, CA
Prosperity Bancshares, Inc.	Houston, TX
Simmons First National Corp.	Pine Bluff, AR
South State Corporation	Columbia, SC
Sterling Bancorp	Montebello, NY
Synovus Financial Corp.	Columbus, GA
TCF Financial Corp.	Wayzata, MN
Texas Capital Bancshares, Inc.	Dallas, TX
UMB Financial Corp.	Kansas City, MO
Umpqua Holdings Corp.	Portland, OR
United Bankshares Inc.	Charleston, WV
United Community Banks Inc.	Blairsville, GA
Western Alliance Bancorp	Phoenix, AZ
Wintrust Financial Corp.	Rosemont, IL

The Compensation Committee and McLagan do, as a matter of practice, compare the Company's actual results on a GAAP basis, and as adjusted basis to the reported GAAP results, of the companies in the peer group in order to validate its compensation philosophy in setting compensation for future periods and the continued emphasis on period-to-period earnings growth, ROATA, ROATCE, TBV Accretion and other profitability metrics.

In 2020, the Compensation Committee reviewed its relationship with McLagan and considered McLagan's independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between McLagan's senior advisors and a member of the Compensation Committee; (5) any Common Stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee
Pinnacle Financial Partners, Inc.                                        58

discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management. The Chief Executive Officer and the Chief Financial Officer also provide some input into compensation as it relates to all senior executives and internal forecasts. Neither the Chief Executive Officer nor the Chief Financial Officer are involved in the Compensation Committee deliberations regarding the CEO or other NEO compensation and are not present when the Compensation Committee votes on NEO compensation.

Risk Assessment of Executive Compensation Program. In 2020, the Compensation Committee reviewed the Company's 2020 AIP, 2020 LTI awards, and the various employment and change in control agreements to which the Company's senior executive officers are a party with the Company's Chief Risk Officer, for the following purposes:

(i)to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and
(ii)to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

Role of the Compensation Committee. Messrs. Brock, Farnsworth, Galante, Smith and Thompson, all independent directors, served on the Compensation Committee through February 28, 2021. The Compensation Committee makes all compensation decisions for the Company's NEOs, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, including the executive officers, of the Company. The duties and responsibilities of the Compensation Committee include, among other things:

◦overseeing the Company's overall NEO compensation philosophy for the Company's executive officers and other employees as the Company may determine;
◦measuring performance with respect to established goals and objectives;
◦designing the components for all NEO compensation;
◦reviewing the Company's NEO plans and the risks these plans pose to the Company; and
◦establishing compensation for the Company's NEOs
Pinnacle Financial Partners, Inc.                                        59

Compensation Committee Report

The Human Resouces and Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

Reese L. Smith, III. Chairman
Charles E. Brock, Member
Thomas C. Farnsworth, III, Member
Joseph Galante, Member
G. Kennedy Thompson, Member

Pinnacle Financial Partners, Inc.                                        60

2020 Summary Compensation Table

The table below sets forth a summary of the compensation earned by each of (i) the Company's Chief Executive Officer; (ii) the Company's Chief Financial Officer; and (iii) the other three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2020 and who were employed as executive officers at December 31, 2020 (collectively, the "Named Executive Officers") in 2020. Each of the Named Executive Officers has entered into an employment agreement with the Company and the Bank, the terms of which are described below.

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
M. Terry Turner	2020	$1,060,000	$158,585	$530,000	$2,517,253	$—	$—	$121,000	$4,386,838
President and Chief	2019	$1,030,000	$—	$1,235,000	$2,550,067	$—	$—	$108,823	$4,923,890
Executive Officer	2018	$1,000,000	$—	$1,000,000	$2,240,265	$—	$—	$136,510	$4,376,775

Robert A. McCabe, Jr.	2020	$1,007,000	$151,606	$503,500	$2,391,380	$—	$—	$78,798	$4,132,284
Chairman of	2019	$978,000	$—	$1,173,200	$2,422,593	$—	$—	$125,333	$4,699,126
the Board	2018	$950,000	$—	$950,000	$2,123,996	$—	$—	$122,430	$4,146,426

Richard D. Callicutt, II	2020	$701,000	$79,246	$262,875	$868,007	$—	$503,527	$18,233	$2,432,888
Chairman of the	2019	$681,000	$—	$536,559	$1,165,160	$—	$226,824	$44,126	$2,653,669
Carolinas and Virginia	2018	$661,500	$—	$496,125	$237,475	$—	$105,546	$39,649	$1,540,295

Hugh M. Queener	2020	$548,880	$62,074	$205,830	$737,801	$—	$—	$67,167	$1,621,752
Chief Administrative	2019	$534,000	$—	$479,186	$677,131	$—	$—	$73,280	$1,763,597
Officer	2018	$518,000	$—	$388,500	$447,151	$—	$—	$76,857	$1,430,508

Harold R. Carpenter	2020	$548,880	$61,074	$205,830	$768,186	$—	$—	$18,233	$1,602,203
Chief Financial	2019	$534,000	$—	$479,186	$707,872	$—	$—	$17,045	$1,738,103
Officer	2018	$518,000	$—	$388,500	$469,526	$—	$—	$24,104	$1,400,130

(1) Amounts in this column reflect a discretionary adjustment made by the Compensation Committee to increase payouts under the Company’s 2020 Annual Cash Incentive Plan (the “2020 AIP”) by 15% for all of the Company’s associates that participated in the 2020 AIP. The Compensation Committee approved this upward adjustment in recognition of the extraordinary efforts the Company’s associates, including the Named Executive Officers, undertook in 2020 in response to the significant disruption caused to the Company’s business and the businesses of its clients by the COVID-19 pandemic. See EXECUTIVE COMPENSATION – 2020 Executive Compensation – Annual Cash Incentive Plan.

(2)    Non-Equity Incentive Plan Compensation - Reflects for each of the Named Executive Officers compensation attributable to the Company's 2020 AIP. The table below sets forth for each Named Executive Officer the actual and target payouts under the 2020 AIP expressed as a percentage of base salary. Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Compensation Committee.

	Payout awards as a percentage of Base Salary
	Turner	McCabe	Callicutt	Queener	Carpenter
2020% Target Payout	100%	100%	75%	75%	75%
2020% Actual Payout	50%	50%	37.5%	37.5%	37.5%

2019% Target Payout	100%	100%	75%	75%	75%
2019% Actual Payout	120%	120%	90%	90%	90%

2018% Target Payout	100%	100%	75%	75%	75%
2018% Actual Payout	100%	100%	75%	75%	75%

Pinnacle Financial Partners, Inc.                                        61

(3)    Stock Awards - Amounts in this column reflect the aggregate grant date fair value of performance unit awards in 2020, 2019 and 2018 and an award of restricted shares to Mr. Callicutt in 2018. All equity awards in each of 2020, 2019 and 2018 were performance units, other than Mr. Callicutt's 2018 award. Mr. Callicutt did not receive any performance units in 2018; instead he was granted a time-based vesting restricted stock award pursuant to an incentive plan in effect at BNC prior to the closing of the Company's acquisition of BNC.  To calculate the grant date fair value of the performance units, the Company multiplied the discounted closing price of the Company's Common Stock on the date of grant by the number of performance units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance) and then applied an illiquidity discount. The grant date fair value of awards of performance units granted in 2020, 2019 and 2018, assuming maximum level of performance was $3,775,826, $3,825,101 and $3,360,801, respectively for Mr. Turner; $3,587,471, $3,634,321 and $3,186,428, respectively for Mr. McCabe; $1,106,701, $1,015,672 and $670,727, respectively for Mr. Queener; and $1,152,707, $1,062,240 and $704,722, respectively for Mr. Carpenter. The grant date fair value of the award of performance units granted to Mr. Callicutt in 2020 and 2019 assuming maximum level of performance was $1,302,011 and $1,748,148, respectively. In accordance with the requirements of Accounting Standards Codification Topic 718 (ASC 718), a discount for illiquidity was used in calculating the grant date fair value of the units due to the fact that each tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2025, February 28, 2024 and February 28, 2023 for the units granted in 2020, 2019 and 2018, respectively, assuming soundness thresholds as of the December 31st immediately preceding such date are met. All performance units granted are subject to forfeiture if the applicable minimum performance threshold is not achieved, if the recipient does not remain employed by the Company for a period of one year following the end of the performance period or if the Bank's NPA ratio at December 31, 2024, 2023, and 2022 for awards granted in 2020, 2019 and 2018, respectively, is not less than a level established by the Compensation Committee at the time of the grant. The reported amounts included in the column above with respect to the performance units do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer. The restricted shares granted to Mr. Callicutt in 2018 contain forfeiture restrictions that lapse in one-third pro rata increments on each of the first three anniversaries of the grant date of the award. Consequently, to calculate the grant date fair value of Mr. Callicutt's award in accordance with the requirements of ASC 718, the Company multiplied the closing price of the Company's common stock on the date of grant by the number of restricted shares granted to Mr. Callicutt. For a more complete description of the performance unit awards granted in 2020, please see EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-2020 Base Salary and Incentive Determination-2020 Long Term Incentive Plan (LTI) Awards.

(4)    In connection with the closing of the Company's acquisition of BNC, Pinnacle Bank assumed the Salary Continuation Agreement dated as of December 12, 2016, between Mr. Callicutt and Bank of North Carolina (the "Salary Continuation Agreement"), and the benefits and obligations thereunder. Mr. Callicutt was fully vested in the full benefit payable under the Salary Continuation Agreement upon consummation of the merger. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually. The Compensation Committee does not consider these accruals and benefits when it makes current year compensation decisions. Of the amounts in this column, $488,178, $197,471 and $78,890 reflect the year-over-year change in the actuarial present value of the accumulated benefit under the Salary Continuation Agreement in 2020, 2019 and 2018, respectively.

    In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC merger and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of the employment agreement to pay Mr. Callicutt an additional cash payment of $763,333 (the "Deferred Payment") payable in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination. Between June 16, 2017, the effective date of his employment agreement, and the full payment of the Deferred Payment, interest accrues on the unpaid portion of the Deferred Payment at a rate equal to the 30-day LIBOR rate as in effect from time to time plus 150 basis points. Of the amounts in this column, $15,349, $29,353 and $26,656 reflect the interest accrued on the Deferred Payment in 2020, 2019 and 2018, respectively.
Pinnacle Financial Partners, Inc.                                        62

(5) Other Compensation - The Company provides the Named Executive Officers with other forms of compensation.  The following is a listing of various types of other compensation that the Company has not used in the past three years, in the case of stock options, or ever otherwise (except in the case of supplemental retirement plans assumed in connection the Company's acquisitions), but may consider in the future to award its executives. Mr. Callicutt is a party to the Salary Continuation Agreement that he entered into with BNC. For more information regarding this plan see "Employment, Change of Control and SERP Agreements" below.  We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Callicutt	Queener	Carpenter
Stock appreciation rights granted	None	None	None	None	None
Stock options granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	Yes	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	Yes	NA	NA
Board fees	No	No	No	NA	NA

Group benefit package - All Company associates, including the Named Executive Officers, participate in the Company's group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than each Named Executive Officer has an enhanced long-term disability policy that provides incremental coverage over the group policy maximums, and the Company pays premiums on an additional $1,000,000 term life insurance policy for Mr. Turner, an additional $500,000 term life insurance policy for Mr. McCabe and an additional $250,000 term life insurance policy for Mr. Queener. The premiums for those additional life insurance policies were $3,740, $5,310, and $1,067, respectively, in 2020. The following is a summary of the expense the Company incurred during 2020, 2019, and 2018 to provide a 401k plan match to our Named Executive Officers, the cost of the enhanced long-term disability policies in 2020, 2019 and 2018 and long-term care insurance in 2018, and the cost of premiums on life insurance policies for the Named Executive Officers, including the additional policies discussed above:

	Turner	McCabe	Callicutt	Queener	Carpenter
2020
401k match	$11,400	$11,400	$11,400	$11,400	$11,400
Long-term disability policy	769	769	769	769	769
Life Insurance	6,858	11,124	3,564	6,858	3,564

2019
401k match	$11,200	$11,200	$11,200	$11,200	$11,200
Long-term disability policy	607	607	607	607	607
Life Insurance	7,963	12,828	3,563	5,290	3,563

2018
401k match	$11,000	$11,000	$11,000	$11,000	$11,000
Long-term care and disability policies	12,619	11,975	6,143	12,504	9,106
Life insurance	7,303	12,168	4,449	4,630	2,322

Paid time off - Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays).  The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Pinnacle Financial Partners, Inc.                                        63

Other Executive perquisites - The Company provided the following perquisites to the Named Executive Officers in 2020:

	Turner	McCabe	Callicutt	Queener	Carpenter
Company provided vehicles	No	No	No	No	No
Automobile allowance	$13,200 / year	$13,200 / year	No	$13,200 /year	No
Parking allowances	No	No	No	No	No
Personal tax return fees	$2,500	$2,500	$2,500	$2,500	$2,500
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft (a)	$86,273	$39,805	—	$32,440	—

(a)In 2017, the Company (through a wholly owned subsidiary) acquired an aircraft to be used primarily for corporate purposes. The board of directors also authorized personal use of the aircraft by Messrs. Turner, McCabe, Queener and Carpenter. In 2020, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $95,000 for Messrs. Turner and McCabe, $50,000 for Mr. Queener and $15,000 for Mr. Carpenter. The Company’s policy is that when considering the amount of executive compensation awarded for personal aircraft use the Company will include the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, costs for repositioning the aircraft, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level rates. Messrs. Turner, McCabe, Queener and Carpenter are each responsible for any taxes in connection with his personal use of the corporate aircraft and are not reimbursed for these taxes. For 2020, instead of permitted personal use of the Company's aircraft, the Company purchased a membership in a chartered flight provider equivalent to $25,000 of travel costs for Mr. Callicutt.

Pinnacle Financial Partners, Inc.                                        64

Grants of Plan-Based Awards in 2020

The following table provides information about plan-based awards granted to the Named Executive Officers during 2020.

GRANTS OF PLAN-BASED AWARDS IN 2020

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (3)
M. Terry Turner
President and Chief	1/23/2020	—	—	—	—	47,056	70,583	—	—	—	$2,517,253
Executive Officer	NA	—	$1,060,000	$1,325,000	—	—	—	—	—	—	—

Robert A. McCabe, Jr.
Chairman of the	1/23/2020	—	—	—	—	44,703	67,062	—	—	—	$2,391,380
Board	NA	—	$1,007,000	$1,258,750	—	—	—	—	—	—	—

Richard D. Callicutt, II
Chairman of the	1/23/2020	—	—	—	—	16,226	24,339	—	—	—	$868,007
Carolinas and	NA	—	$526,500	$657,188	—	—	—	—	—	—	—
Virginia

Hugh M. Queener
Chief Administrative	1/23/2020	—	—	—	—	13,792	20,688	—	—	—	$737,801
Officer	NA	—	$412,500	$514,575	—	—	—	—	—	—	—

Harold R. Carpenter
Chief Financial	1/23/2020	—	—	—	—	14,360	21,548	—	—	—	$768,186
Officer	NA	—	$412,500	$514,575	—	—	—	—	—	—	—

(1)    This column shows separately the possible payouts to the Named Executive Officers under the 2020 AIP assuming target and maximum levels of performance. Actual amounts paid in January 2021 to the Named Executive Officers under the 2020 AIP are reflected in the Summary Compensation Table above under the columns "Bonus" and "Non-Equity Incentive Plan Compensation." Pursuant to the terms of the 2020 AIP, the Compensation Committee has the authority to increase or decrease the amount paid to the Named Executive Officer under the plan by up to 10% based on individual performance of the Named Executive Officer. For 2020, the Compensation Committee approved an upward discretionary adjustment of 15% for all participants in the 2020 AIP, including the Named Executive Officers. See EXECUTIVE COMPENSATION — 2020 Executive Compensation.
(2)    This column reflects performance units. The number of these performance units that could be earned was originally determined based on the Company's ROATA in 2020, 2021, and 2022 (exclusive of certain charges such as gains or losses on sales of investment securities, merger-related expenses, OREO expenses, expenses associated with changes in law or GAAP or other unusual items), with 33% of the total award earned per year based on the Company's performance so long as the recipient remains employed by the Company for a one-year period following the end of each applicable annual performance period. For each tranche, a like number of shares of Common Stock are not expected to be issued in settlement of the units until February 28, 2025 and then only if the Named Executive Officer is employed by the Company on that date (unless the Named Executive Officer's failure to be employed as of the date is the result of death, retirement after reaching age 65 or disability in which case the forfeiture restrictions will lapse upon the employee's termination resulting therefrom or in the case of retirement the original settlement date) and the Company’s NPA ratio as of December 31, 2024 is less than a predetermined NPA ratio established by the Compensation Committee at the time of grant. As described above in EXECUTIVE COMPENSATION — Impact of Pandemic on Performance Unit Awards Granted in 2019 and 2020, effective January 21, 2021, the Compensation Committee approved the modification of these performance units to replace the ROATA performance metric for each of the 2021 and 2022 performance period with an equally weighted mix of ROATCE and TBV Accretion, performance metrics that would be measured on a relative basis to the Company’s compensation peer group. Effective February 26, 2021, the Named Executive Officers forfeited the portion of these performance units with vesting tied to the Company’s 2020 ROATA as the Company’s results, which were materially impacted by the COVID-19 pandemic, did not exceed the threshold level for payout of those performance units.
Pinnacle Financial Partners, Inc.                                        65

(3)    Amounts in this column reflect the aggregate grant date fair value of the performance unit awards granted in 2020 to the Named Executive Officers assuming target level of performance. To calculate the grant date fair value of the performance unit awards, the Company multiplied the closing price of the Company's Common Stock on the date of grant by the number of the performance units that could be earned at target level performance and then applied an illiquidity discount. The grant date fair value of the performance units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods excluding the effect estimated for forfeitures. In accordance with the requirements of ASC 718, a discount for illiquidity was used in calculating the grant date fair value of the units due to the fact that each tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2025 assuming the NPA ratio as of December 31, 2024 is achieved. As described above in EXECUTIVE COMPENSATION — 2021 Executive Compensation — Impact of the Pandemic on Performance Unit Awards Granted in 2019 and 2020, effective January 21, 2021, the Compensation Committee approved the modification of these performance units to replace the ROATA performance metric for each of the 2021 and 2022 performance period with an equally weighted mix of ROATCE and TBV Accretion, performance metrics that would be measured on a relative basis to the Company’s compensation peer group. Effective February 26, 2021, the Named Executive Officers forfeited the portion of these performance units with vesting tied to the Company’s 2020 ROATA as the Company’s results, which were materially impacted by the COVID-19 pandemic, did not exceed the threshold level for payout of those performance units.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

M. Terry Turner	—	—	—	—	—	—	—	286,479	$18,449,248

Robert A. McCabe, Jr.	—	—	—	—	—	—	—	272,071	$17,521,437

Richard D. Callicutt, II	—	—	—	—	—	1,167	$75,155	60,790	$3,914,876

Hugh M. Queener	—	—	—	—	—	—	—	75,245	$4,845,778

Harold R. Carpenter	—	—	—	—	—	—	—	78,987	$5,086,763

(1)    Includes 1,167 shares of restricted stock granted on January 16, 2018 pursuant to the terms of a legacy BNC incentive plan and for which the forfeiture restrictions lapse in three equal annual installments on the anniversary date of the award.

(2)    Market value is determined by multiplying the closing market price of the Company's common stock ($64.40) on December 31, 2020 by the number of shares. With respect to unvested performance-based equity awards, represents the market value as of December 31, 2020 of the number of shares issuable upon achievement of the maximum performance goal. Effective February 28, 2021, the Named Executive Officers forfeited the portion of these performance units with vesting tied to the Company’s 2020 ROATA as the Company’s results, which were materially impacted by the COVID-19 pandemic, did not exceed the threshold level for payout of those performance units. At maximum level performance, the approximate value of the performance units included in column (j) above that were forfeited by Messrs. Turner, McCabe, Callicutt, Queener and Carpenter equaled $1.5 million, $1.4 million, $522,000, $444,000 and $463,000, respectively.

(3)    The following information details the vesting status of the unvested performance-based vesting restricted stock and unvested performance-based vesting performance unit awards as of December 31, 2020 for the Named Executive Officers:

Pinnacle Financial Partners, Inc.                                        66

Grant Date and Unvested Awards	Vesting criteria

8/16/11 Award	For the remaining unvested shares, the restrictions on these shares will lapse on August 16, 2021, given fiscal year 2020 was profitable and met the vesting criteria.
Turner -
McCabe -
Queener -
Carpenter 1,256

1/21/16 Award	The restrictions on these restricted shares lapsed upon the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as a result of Pinnacle Bank's attainment of a previously approved soundness target tied to Pinnacle Bank's NPA ratio as of December 31, 2020.
Turner 41,113
McCabe 39,068
Queener 11,068
Carpenter 11,068

1/25/17 Award	These performance units that were earned based on the Company's adjusted ROATA for 2017, 2018 and 2019 will be settled in shares of Common Stock if the Company achieves a previously approved soundness target tied to Pinnacle Bank's NPA ratio as of December 31, 2021. If this soundness ratio is achieved, the shares issued in settlement of the units would be issued following the filing of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2021.
Turner 40,882
McCabe 38,827
Queener 11,505
Carpenter 11,613

1/24/18 Award	Represents performance units granted on January 24, 2018 that have been earned. Performance units granted with performance metrics tied to 2020 performance have been forfeited as the Company's ROATA was below the threshold level required for any of the units to be earned. Before the earned units may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2022. If this soundness ratio is achieved, the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022. The ROATA target associated with 91.66% of the maximum payout was achieved for 2018, the ROATA target associated with 87.77% of the maximum payout was achieved for 2019, the ROATA target associated with 2020 performance was not achieved and as such, no shares will be earned for that tranche of the award.
Turner 54,143
McCabe 51,334
Queener 10,805
Carpenter 11,353

1/17/19 Award
Represents performance units granted on January 17, 2019 that have been earned in the case of the portion tied to 2019 performance and for which neither the performance period nor the service period has been completed for the portion tied to 2021 performance, with maximum level of performance assumed for such portion earned. Performance units granted with performance metrics tied to 2020 performance have been forfeited as the Company's ROATA was below the threshold level required for any of the units to be earned. Before the earned units may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank's NPA ratio as of December 31, 2023. If this soundness ratio is achieved (and the service period are met), the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2023. As described above in EXECUTIVE COMPENSATION — 2021 Executive Compensation — Impact of the Pandemic on Performance Unit Awards Granted in 2019 and 2020, effective January 21, 2021, the Human Resources and Compensation Committee approved the modification of the portion of these performance units with performance metrics tied to 2021 performance to replace the ROATA performance metric with an equally weighted mix of ROATCE and TBV Accretion, performance metrics for 2021 that would be measured on a relative basis to the Company’s compensation peer group.

Turner 79,758
McCabe 75,780
Callicutt 36,450
Queener 21,177
Carpenter 22,149
1/23/20 Award
Represents performance units granted on January 23, 2020 for which neither the performance period nor the service period has been completed for the portions tied to 2021 and 2022 performance, with maximum levels of performance assumed for such portions. Performance units granted with performance metrics tied to 2020 performance have been forfeited as the Company's ROATA was below the threshold level required for any of the units to be earned. Before the earned units may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2024. If this soundness ratio is achieved (and the service periods are met), the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024. As described above in EXECUTIVE COMPENSATION — 2021 Executive Compensation — Impact of the Pandemic on Performance Unit Awards Granted in 2019 and 2020, effective January 21, 2021, the Human Resources and Compensation Committee approved the modification of the portion of these performance units with performance metrics tied to 2021 performance to replace the ROATA performance metric with an equally weighted mix of ROATCE and TBV Accretion, performance metrics for 2021 and 2022 that would be measured on a relative basis to the Company’s compensation peer group.

Turner 70,583
McCabe 67,062
Callicutt 24,339
Queener 20,688
Carpenter 21,548

Pinnacle Financial Partners, Inc.                                        67

SERP BENEFITS

Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments made in 2020
Richard D. Callicutt, II	SERP		$4,690,086	—

In connection with the BNC merger, Pinnacle Bank assumed the Salary Continuation Agreement for the benefit of Mr. Callicutt. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.

The present value of the accumulated benefit is determined in accordance with the Company's discount rate policy and pursuant to the Interagency Advisory on Accounting for Deferred Compensation Agreements and Bank owned Life Insurance. The discount rate is determined based on comparable underlying investments with comparable risk and expected duration.

The following table summarizes information for the Named Executive Officers concerning vesting of restricted shares and performance units during the fiscal year ended December 31, 2020, including (i) the number of shares of stock received from the vesting of restricted shares during fiscal 2020 and performance units earned based on fiscal 2020 performance; and (ii) the aggregate dollar value realized upon the vesting of such restricted shares and performance units. No Named Executive Officer exercised any stock options in fiscal 2020. For additional information see EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-2020 Performance Plan Goals and Results-Long Term Incentive (LTI) Awards.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
M. Terry Turner	—	—	38,015	2,158,492
Robert A. McCabe, Jr.	—	—	36,058	2,047,373
Richard D. Callicutt, II	—	—	1,166	73,015
Hugh M. Queener	—	—	10,649	586,789
Harold R. Carpenter	—	—	10,511	580,726

(1)    Includes restricted share awards (including restricted shares that were issued in settlement of performance units) issued prior to 2020 but which vested during 2020. Excludes performance units previously issued which were settled in restricted shares in years prior to 2020 that continue to be subject to forfeiture based on Pinnacle Bank attaining certain soundness thresholds at the end of future fiscal years and performance units previously issued for which the one-year service period and/or the soundness threshold related to such award has not yet been achieved or measured.
(2)    Values reported include shares withheld to cover withholding tax obligations in the following amounts: Mr. Turner - 14,961 shares; Mr. McCabe - 14,190 shares; Mr. Callicutt - 437; Mr. Queener - 2,816 shares and Mr. Carpenter - 4,138 shares. The share price utilized for purposes of calculating the number of shares to withhold was the closing sales price of the Company's common stock on the date immediately preceding the vesting date.
(3)    "Value Realized of Vesting" is determined by multiplying the number of shares of stock or units by the closing sales price of the Company's common stock on the vesting date.

Employment and Salary Continuation Agreements

The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Callicutt, Queener and Carpenter are described in more detail below. These agreements automatically renew each year on January 1 unless the Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.

The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executive in the event that the Company terminates the employment of the executive without "cause" or the executive terminates his employment for "cause".  The employment agreements
Pinnacle Financial Partners, Inc.                                        68

also require the Company to make certain payments to the executive in the event that the executive becomes disabled.  Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three years' base salary.  If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.

The employment agreements also contain provisions that if the Company terminates the executive without "cause" or the executive terminates his employment with the Company for "cause" within a year following a "change of control", the executive shall be entitled to a lump sum severance payment equal to three times the executive's then current base salary and target bonus, plus certain retirement benefits plus tax payments related to any excise tax owed on payments made to the executive. Also in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for “cause” or involuntary termination by the Company without “cause,” each as defined in the employment agreements.

Generally, this "change of control" provision is typically referred to as a "double trigger" because (a) a change of control has to occur and (b) the executive has to terminate his employment for "cause" or be terminated by the Company without “cause.” As defined in the employment agreements, a "change of control" generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company's shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

For purposes of Messrs. Turner's, McCabe's, Queener's and Carpenter's employment agreements, the term "cause" for purposes of determining whether the Company or Pinnacle Bank has terminated the individual in a manner that does not require payment of the change of control or severance benefits means a material breach by the individual of his employment agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to the individual by the Company or Pinnacle Bank; the individual's arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach of trust or moral turpitude; conduct by the individual that amounts to gross and willful insubordination or inattention to his duties and responsibilities under the employment agreement; or conduct by the individual that results in removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.

For purposes of Messrs. Turner's, McCabe's, Queener's and Carpenter's employment agreements, the term "cause" for purposes of determining whether the individual has the ability to voluntarily terminate his employment and receive payment of the change of control or severance benefits means a material modification to the individual's job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under the employment agreement without his written consent; an adverse change in supervision, including a requirement that the individual report to a person or entity different than the person or entity to whom he reported previously, which change in supervision is effected without the individual's written consent; an adverse change in overall supervisory authority which change in supervisory authority is effected without the individual's written consent; any change in the individual's office location such that the individual is required to report regularly to a location that is beyond a 25-mile radius from his office location at the time the employment agreement was entered into, which change in office location is effected without the individual's written consent; any material reduction in salary, bonus opportunity or other benefits provided for in the employment agreement from the level in effect immediately prior to such reduction; and any giving of notice of non-renewal of the employment agreement by the Compensation Committee of the Board of Directors of the Company.

    On June 16, 2017, in connection with the consummation of its acquisition of BNC, the employment agreement entered into by the Company and Pinnacle Bank with Mr. Callicutt became effective. The employment agreement provided for an initial three-year term that, as of January 1, 2021, now automatically renews for successive one-year terms unless terminated in advance of any such renewal by the Company or Mr. Callicutt (i.e. in the same fashion as the other Named Executive Officer employment agreements).

In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC acquisition and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of his employment agreement with the Company and Pinnacle Bank to pay Mr. Callicutt an additional cash payment of $763,333 (together with interest on any unpaid portion of that amount from June 16, 2017 at a rate equal to 30-day LIBOR plus 1.50%), in ten equal monthly installments commencing on the first day business day on or after the 90th day following the date of termination.
Pinnacle Financial Partners, Inc.                                        69

The employment agreement provides that Mr. Callicutt will receive a payment equal to three times his then current base salary and target bonus amount, plus certain other retirement benefits, if his employment is terminated by the Company without “cause” (as defined in the employment agreement) or by Mr. Callicutt for “cause” (as defined in the employment agreement) within 12 months following a “change of control” (as defined in the employment agreement). In addition, in such a change of control scenario, Mr. Callicutt will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for cause or involuntary termination by the Company without cause. In the event that any payments or benefits paid to Mr. Callicutt by the Company would subject him to an excise tax under Section 4999 of the Code, any such payments or benefits shall be reduced (but not below zero) to the extent necessary to avoid an excise tax on any portion of such payments or benefits, but only if the net amount of such payments or benefits, as reduced, is greater than or equal to the net amount of such payments or benefits if such reduction were not made and the tax was paid by Mr. Callicutt.

    The employment agreement described above for Mr. Callicutt requires the Company to make certain severance payments to him in the event that the Company terminates his employment without cause or he terminates his employment for cause, in each case not within 12 months following a change of control. Under the terms of the employment agreement, if the Company terminates Mr. Callicutt without cause under this scenario, it must pay him cash severance equal to three times his then current base salary. If Mr. Callicutt terminates his employment with the Company for cause under this scenario, the Company must pay him cash severance equal to two times his then current base salary. The employment agreement also requires the Company to make certain payments to Mr. Callicutt in the event that he becomes disabled.

    For purposes of Mr. Callicutt’s employment agreement, “change of control” has the same meaning as that term is defined in the employment agreements with the Company’s other Named Executive Officers and “cause” whether in the case where Mr. Callicutt’s employment is terminated by the Company or voluntarily by him has substantially the same meaning as those terms are defined in the employment agreements with the Company’s other Named Executive Officers.
    In connection with the closing of its acquisition of BNC, the Company assumed the Salary Continuation Agreement. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.

Equity Awards

In the event of a change of control, any unvested restricted share unit awards (including performance-based restricted share units), pursuant to the award agreements with the executives noted above, would immediately vest.  For the performance-based vesting restricted share units, the amount that would vest upon a change in control would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to vest based on the Company's performance through the date the Compensation Committee makes its determination or, in the case of the performance units granted in January 2021, the end of the last quarterly period preceding the consummation of the change in control.

Amounts Payable to Named Executive Officers Following Certain Termination Scenarios

The following is a tabular presentation of the amounts that would be owed the Named Executive Officers assuming the event occurred on December 31, 2020. The following table does not include the value of payments that would be owed to Mr. Callicutt under the Salary Continuation Agreement as those payments are unconditional given that Mr. Callicutt was fully vested in his benefits under the Salary Continuation Agreement effective upon the consummation of the Company's acquisition of BNC. See the "SERP Benefits for 2020" table above for more information.
Pinnacle Financial Partners, Inc.                                        70

	Employee disability (1)	Employee death(1)	Pinnacle terminates employment without cause (2)(7)	Employee terminates employment for cause (2)(7)	Pinnacle terminates employee for cause or Employee terminates employment without cause (2)(7)	Employee retires(3)	Pinnacle terminates Employee without cause or Employee terminates for cause within twelve months of a change of control(4)

M. Terry Turner
Base Salary	$1,060,000	$—	$1,060,000	$1,060,000	$—	$—	$1,060,000
Cash incentive payment	—	—	—	—	—	—	1,060,000
Total	$1,060,000	$—	$1,060,000	$1,060,000	$—	$—	$2,120,000
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$530,000	$—	$3,180,000	$1,060,000	$—	$—	$6,360,000

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of performance units and restricted shares	18,449,248	18,449,248	9,317,134	9,317,134	9,317,134	11,511,951	18,449,248
Life Insurance benefits	—	1,000,000	—	—	—	—	—
Payment for excise tax and gross up (5)	—	—	—	—	—	—	9,776,598
	$18,979,248	$19,449,248	$12,506,734	$10,379,534	$9,317,134	$11,511,951	$34,622,146

Robert A. McCabe, Jr.
Base Salary	$1,007,000	$—	$1,007,000	$1,007,000	$—	$—	$1,007,000
Cash incentive payment	—	—	—	—	—	—	1,007,000
Total	$1,007,000	$—	$1,007,000	$1,007,000	$—	$—	$2,014,000
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$503,500	$—	$3,021,000	$1,007,000	$—	$—	$6,042,000

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of performance units and restricted shares	17,521,437	17,521,437	8,847,208	8,847,208	8,847,208	10,931,320	17,521,437
Life Insurance benefits	—	500,000	—	—	—	—	—
Payment for excise tax and gross up (5)	—	—	—	—	—	—	9,368,897
	$18,024,937	$18,021,437	$11,877,808	$9,856,608	$8,847,208	$10,931,320	$32,968,634

Richard D. Callicutt, II
Base Salary	$701,000	$—	$701,000	$701,000	$—	$—	$701,000
Cash incentive payment	—	—	—	—	—	—	526,500
Total	$701,000	$—	$701,000	$701,000	$—	$—	$1,227,500
Multiplier (in terms of years)	x .5	x -	x 3	x 2	x -	—	x 2
Aggregate cash payment	$350,500	$—	$2,103,000	$1,402,000	$—	$—	$2,455,000

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of restricted shares and performance units	3,990,031	3,990,031	782,460	782,460	782,460	1,435,025	3,990,031
Life Insurance benefits	—	1,721,090	—	—	—	—	—
Deferred BNC Payouts (6)	807,927	807,927	807,927	807,927	807,927	807,927	807,927
Payment for excise tax and gross up	—	—	—	—	—	—	—
	$5,148,458	$6,519,048	$3,702,987	$2,994,787	$1,590,387	$2,242,952	$7,289,258

Pinnacle Financial Partners, Inc.                                        71

	Employee disability (1)	Employee death(1)	Pinnacle terminates employment without cause (2)(7)	Employee terminates employment for cause (2)(7)	Pinnacle terminates employee for cause or Employee terminates employment without cause (2)(7)	Employee retires(3)	Pinnacle terminates Employee without cause or Employee terminates for cause within twelve months of a change of control(4)
Hugh M. Queener
Base Salary	$548,880	$—	$548,880	$548,880	$—	$—	$548,880
Cash incentive payment	—	—	—	—	—	—	412,500
Total	$548,880	$—	$548,880	$548,880	$—	$—	$961,380
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$274,440	$—	$1,646,640	$548,880	$—	$—	$2,884,140

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of performance units and restricted shares	4,845,778	4,845,778	2,372,238	2,372,238	2,372,238	2,937,606	4,845,778
Life Insurance benefits	—	250,000	—	—	—	—	—
Payment for excise tax and gross up (5)	—	—	—	—	—	—	2,925,519
	$5,120,218	$5,095,778	$4,028,478	$2,923,518	$2,372,238	$2,937,606	$10,691,737

Harold R. Carpenter
Base Salary	$548,880	$—	$548,880	$548,880	$—	$—	$548,880
Cash incentive payment	—	—	—	—	—	—	412,500
Total	$548,880	$—	$548,880	$548,880	$—	$—	$961,380
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$274,440	$—	$1,646,640	$548,880	$—	$—	$2,884,140

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of performance units and restricted shares	5,086,763	5,086,763	2,423,565	2,423,565	2,423,565	3,014,435	5,086,763
Payment for excise tax and gross up (5)	—	—	—	—	—	—	3,053,079
	$5,361,203	$5,086,763	$4,079,805	$2,974,845	$2,423,565	$3,014,435	$11,060,282

(1)    The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company's broad-based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., "gap coverage") for these individuals over the broad-based group disability coverage maximums. The amounts above do include benefits that would be owed to each of Messrs. Turner, McCabe, Callicutt and Queener upon their death pursuant to additional life insurance policies maintained on their behalf by the Company. For Mr. Callicutt, with respect to his unvested, time-based restricted share award reflected in the amount noted above, the total includes the value of such unvested award. For each of the Named Executive Officers, with respect to performance units for which the performance period has been completed, but for which the related service period, if applicable, has not been completed or soundness threshold measurement date has not occurred, includes the value of the performance units earned for the completed performance period.  For each of the Named Executive Officers, with respect to the performance units for which the performance period has not been completed, includes the value of such units that may be earned.  In respect to those awards of performance units for which the performance period has not been completed, the amount of such units that shall vest upon the Named Executive Officer's death or disability would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to be earned based on the Company's performance through the date of the Named Executive Officer's death or disability. Maximum level payout is assumed in the calculation above for those performance periods that were not yet complete.
(2)    For each of the Named Executive Officers, includes the value of performance units at December 31, 2020 at actual levels of payout for which the performance period and one-year service period, if any, has been completed. Upon termination in this scenario, the associate is entitled to receive the number of units that he has earned for the
Pinnacle Financial Partners, Inc.                                        72

performance periods that have been completed and for which the required service period, if any, has been satisfied. These units will be settled in shares of the Company's common stock only if the Company achieves the NPA ratio soundness target applicable to such awards. For Mr. McCabe, in the event that he terminates his employment without cause, he would instead receive the amount set forth in the retirement column as such termination would be treated as a retirement since he is retirement age eligible.
(3)    Though only Mr. McCabe's age made him retirement age at December 31, 2020, we are presenting the information in this column for each of the Named Executive Officers assuming he was retirement age eligible at that date. For each of the Named Executive Officers, includes the value of performance units at December 31, 2020 at actual levels of payout for which the performance period has been completed, but for which any final NPA ratio soundness target measurement date has not occurred.  Upon retirement from the Company after reaching age 65, eligible associates are entitled to receive the number of units that they would have earned but for the fact that they had not yet completed any required service period or that they would have earned for the performance period during which they retired based on the Company's performance for that period against the performance criteria established at grant date prorated for the number of days they were employed during the performance period during which they retired. These units that are earned will be settled in shares of the Company's common stock only if the Company achieves the NPA ratio soundness target applicable to such awards. For Mr. Callicutt, this includes the unvested portion of the time-based restricted stock award he was granted on January 16, 2018, prorated for the number of days he was employed during the vesting period during which he retired. The award agreement for the award provides that upon the termination of his employment by reason of retirement, then, upon the consent of the Compensation Committee, a pro rata portion of the amount of shares that were scheduled to lapse on the next vesting date immediately following the date of his retirement will vest in a pro rata amount equal to the quotient resulting from dividing (A) the number of days that have lapsed from the most recent vesting date preceding the date of his retirement and (B) 365.
(4)    For the performance units, the amount that would vest upon a change in control would equal (A) any amounts earned for performance periods that were then completed but for which the required service period, if any, or NPA ratio soundness target had not yet been achieved and (B) for performance periods that were not then complete, such amount as may be determined by the Compensation Committee equal to the greater of the target level payout and the amount that would have been expected to be earned based on the Company's performance through the date the Compensation Committee makes its determination. The amounts presented in the table reflect actual amounts earned for awards for which the performance period was then complete and the maximum level payout for all other awards. The amount presented for Mr. Callicutt also includes the value of the unvested portion of the time-based restricted stock award previously granted to him on January 16, 2018, as it would fully vest upon a change in control.
(5)    In determining the anticipated payment due the Named Executive Officer for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the value of the immediate vesting of previously unvested performance unit awards in addition to the cash payments and healthcare and other benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $4.2 million, $4.0 million, $1.3 million, and $1.3 million, respectively.  For purposes of these calculations, the Company has calculated the executives' base amounts for purposes of Section 280G utilizing compensation for the years 2015-2019 inclusive. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to Section 280G of the Code. An anticipated payment has not been included for Mr. Callicutt because his employment agreement does not contain an excise tax gross up provision but rather a "best net" provision, and as a result, amounts payable to him in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.
(6)    Reflects the value of the Deferred Payment at December 31, 2020, which Mr. Callicutt is entitled to receive upon the termination of his employment with the Company for any reason. The Deferred Payment would be paid in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination.
(7)    Because Mr. McCabe was eligible to retire at December 31, 2020, if his employment was a retirement rather than the assumed event, the value of his unvested awards that would vest would be as indicated under the column titled "Employee retires."

Pinnacle Financial Partners, Inc.                                        73

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2020:
•The median of the annual total compensation of all our employees (other than our CEO), was $80,090; and the annual total compensation of Mr. Turner, our President and Chief Executive Officer was $4,367,103.
•Based on this information, for 2020, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees is 55 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
•The median employee was identified for 2020 based on the employee population on December 31, 2020, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.
•To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2020 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
•We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
•After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $80,090. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table appearing in this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

Pinnacle Financial Partners, Inc.                                        74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the Record Date, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of the Record Date.

	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants Exercisable within 60 days of February 22, 2021	Total	Percent of All Shares Owned
Board of Directors (1):
Abney S. Boxley, III (3)	60,329	—	60,329	0.08%
Charles E. Brock	37,448	—	37,448	0.05%
Renda J. Burkhart	8,319	—	8,319	0.01%
Gregory L. Burns	27,398	—	27,398	0.04%
Richard D. Callicutt, II (2)(4)	93,298	—	93,298	0.12%
Marty G. Dickens	14,476	—	14,476	0.02%
Thomas C. Farnsworth, III	23,216	—	23,216	0.03%
Joseph C. Galante	20,323	—	20,323	0.03%
Glenda Baskin Glover	9,397	—	9,397	0.01%
Decosta E. Jenkins	—	—	—	—%
David B. Ingram (5)	246,891	—	246,891	0.32%
Robert A. McCabe, Jr. (6)	553,823	—	553,823	0.73%
Ronald L. Samuels	7,014	—	7,014	0.01%
Gary L. Scott	32,908	—	32,908	0.04%
Reese L. Smith, III	65,616	—	65,616	0.09%
G. Kennedy Thompson	22,326	—	22,326	0.03%
M. Terry Turner (2)	436,862	—	436,862	0.57%
				—%
Named Executive Officers (1):
Hugh M. Queener	258,967	—	258,967	0.34%
Harold R. Carpenter (2)	51,730	—	51,730	0.07%

All Directors and executive officers as a Group (20 persons)	1,973,131	—	1,973,131	2.60%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:
BlackRock, Inc. (7)
55 East 52nd Street
New York, NY 10055	6,862,282	—	6,862,282	9.03%

The Vanguard Group, Inc. (8)
100 Vanguard Blvd.
Malvern, PA 19355	6,610,538	—	6,610,538	8.70%

T. Rowe Price Associates, Inc. (9)
100 E. Pratt Street
Baltimore, MD 21202	5,537,429	—	5,537,429	7.29%
All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	19,010,249	—	19,010,249	25.02%

(1)Except as otherwise indicated below, each person is the record owner of and has sole voting and investment power with respect to his or her shares.  Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.
(2)As of February 28, 2020, the following individuals have pledged the following amounts of their Common Stock beneficially owned to secure lines of credit or other indebtedness: Mr. Turner - 144,654 shares; Mr. Callicutt - 58,068 shares, and Mr. Carpenter - 11,208 shares.
(3)Includes 13,087 shares owned by Boxley Family LLC, of which Mr. Boxley is a member and 5,521 shares owned by Mr. Boxley's children.
(4)Includes 1,749 shares owned by Mr. Callicutt's wife.
(5)Mr. Ingram disclaims beneficial ownership of 143,099 shares of Common Stock held in trusts for the benefit of his children for which trusts Mr. Ingram's spouse is the trustee and 2,000 shares owned by Mr. Ingram's wife.
Pinnacle Financial Partners, Inc.                                        75

(6)Includes 173,000 shares held in a trust for the benefit of Mr. McCabe's family members for which Mr. McCabe's spouse has or shares voting or dispositive power.
(7)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on January 29, 2021.
(8)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 10, 2021.
(9)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 16, 2021.

Stock Ownership Guidelines

All of the Company's directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company's Corporate Governance Guidelines. Generally, the guidelines require that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any. For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value.  As of December 31, 2020 such market value per share was $63.08. The minimum guidelines must be satisfied exclusive of shares pledged or held in margin accounts with outstanding margin debt.  All of the Company's directors are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).

The Board of Directors also expects the Chief Executive Officer and all other executive officers to maintain a meaningful personal ownership in the Company in the form of Common Stock. The minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board are a minimum of 400% of their annual cash salary in Company Common Stock. For purposes of this measurement, the average closing price of the Company's Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive's holdings. Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chairman of the Carolinas and Virginia, and the Chief Administrative Officer; 200% of the annual cash salary for the Chief Financial Officer; and 150% of the annual cash salary for the Chief Credit Officer. All such executive officers (other than Tim Huestis, who was named Chief Credit Officer in January 2020 and who owns 2,790 shares) currently own shares in amounts that exceed the applicable minimum level of beneficial ownership (including compliance exclusive of shares pledged). Mr. Huestis has previously earned 1,492 performance units and satisfied the required service period for such units but shares related to such earned units will not be issued to Mr. Huestis until the applicable soundness threshold is achieved. Should an executive officer's ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board.

Anti-Hedging Policy and Pledges of Shares of Common Stock

The Company has an anti-hedging policy that prohibits directors, officers and employees from engaging in short sales or hedging including purchases or sales of puts or calls, collars or other hedging on the Company's Common Stock, and such transactions violate its Insider Trading Policy and Code of Conduct. Directors and executive officers must certify compliance with the Insider Trading Policy and Code of Conduct annually.

The Company's Corporate Governance Guidelines, which are reviewed annually by the Board, also state that pledging of shares of Company Common Stock is disfavored and executive officers should seek to minimize the amount of stock pledged over time. As noted above, shares of Common Stock pledged are not counted toward compliance with stock ownership guidelines by our executive officers and directors. The Nominating and Corporate Governance Committee takes into account compliance with the ownership guidelines in considering whether to re-nominate a director.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2020, or on written representations from certain reporting persons that no Forms 5 were required for those persons, no person who was a director or executive officer of the Company during 2020 failed to timely file reports required by Section 16(a) except that Mr. Turner failed to timely file a Form 5 reporting a single gift transaction.

Pinnacle Financial Partners, Inc.                                        76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan and deposit transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All these transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problem loans in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

At the time of the Company’s acquisition of BNC, BNC had a long-standing relationship with a professional recruiting firm that provided it with professional level searches. The Company has continued the relationship following its acquisition of BNC. The owner of this recruiting firm is married to Richard D. Callicutt II, a director of the Company and the Company’s and the Banks’ Chairman of the Carolinas and Virginia. The Company has paid approximately $215,000 in fees to the recruiting firm since January 1, 2020. The Company’s Audit Committee has reviewed the historical compensation paid to this firm by the Company following consummation of the BNC merger and has engaged in discussions with management regarding the candidates presented by this firm and hired by Pinnacle Bank and the fees paid to this firm in relation to fees paid to other similar search firms with whom the Company has worked. The Audit Committee has approved the continuation of the Company’s relationship with the recruiting service.

    Cooper Samuels, a Senior Vice President - Private Banking of the Bank, is the son of Ronald Samuels, one of our directors. Cooper Samuels is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. In 2020, Cooper Samuels received a base salary of $147,500. He was also paid a cash incentive payment under the Company’s annual cash incentive plan of $17,534 in 2021 based on the Company’s and his performance in 2020. In 2020, he was awarded shares of time-based vesting restricted stock with a grant date fair value of $5,000 and participated in the Company’s other health and welfare benefit plans on the same basis as the Bank’s other employees. The Audit Committee has approved of the continued employment of Cooper Samuels and his accompanying compensation.

Pinnacle Financial Partners, Inc.                                        77

Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any related-party transaction required to be described in this proxy statement pursuant to the rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of independent directors, as defined under the Nasdaq Listing Rules and the rules and regulations of the Securities and Exchange Commission, including Rule 10A-3 promulgated under the Exchange Act. The Audit Committee's responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed the audited financial statements for fiscal year 2020 with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, underlying estimates and significant judgments used in the financial statements, the clarity of disclosures in the financial statements, the analysis of financial condition and results of operations, and the effectiveness of internal controls over financial reporting.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has reviewed with Crowe LLP, the Company’s current independent registered public accounting firm, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP's communications with the Audit Committee concerning independence, and has discussed with Crowe LLP their independence in relation to the Company. The Audit Committee also considered whether Crowe LLP’s provision of non-audit services to the Company is compatible with Crowe LLP’s independence and has concluded that such provision of services is compatible with Crowe LLP’s independence.

The Audit Committee discussed with the Company’s internal auditors and Crowe LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Crowe LLP, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting. The Audit Committee discussed with management, the internal auditors and Crowe LLP the internal audit function’s organization, responsibilities, budget and staffing. Both the internal auditors and Crowe LLP have unrestricted access to the Audit Committee. The Audit Committee held eight meetings during fiscal year 2020.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Gregory L. Burns, Chairman
Joseph Galante, Member
Glenda Baskin Glover, Member
David Ingram, Member
G. Kennedy Thompson, Member

Pinnacle Financial Partners, Inc.                                        78

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company engaged Crowe LLP ("Crowe") to serve as the Company's independent registered public accounting firm for the Company for the years ended December 31, 2020 and 2019.

Audit Fees.  During the years ended December 31, 2020 and 2019, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2020	2019
Audit Fees (1)	$1,320,000	$1,465,000
Audit-Related Fees (2)	249,600	277,500
Tax Fees	388,696	416,464
All Other Fees	—	—
Total Fees	$1,958,296	$2,158,964

(1)Includes fees related to the annual independent audit of the Company's financial statements and reviews of the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings.
(2)Represents out-of-pocket fees reimbursed to Crowe. These fees also include fees for services in conjunction with our acquisitions and in connection with our public offering of subordinated debt completed in September 2019 and our offering of depositary shares, each representing a 1/40th interest in shares of Series B Preferred Stock, in June 2020.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services performed by the Company's independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Crowe during fiscal years 2020 and 2019, respectively, prior to performing such services.

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.

If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.

Pinnacle Financial Partners, Inc.                                        79

GENERAL INFORMATION

Annual Report.  The Company's 2020 Annual Report to Shareholders is being made available to shareholders with this proxy statement.  The Annual Report to Shareholders is not a part of the proxy solicitation materials.

Additional Information.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn:  Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.  Also, the Company's Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2020 can also be accessed via the "Investor Relations" section of the Company's website located at www.pnfp.com.

By Order of the Board of Directors,

Hugh M. Queener
Corporate Secretary
March 11, 2021

Pinnacle Financial Partners, Inc.                                        80

Appendix A

PINNACLE FINANCIAL PARTNERS, INC.
AMENDED AND RESTATED
2018 OMNIBUS EQUITY INCENTIVE PLAN

SECTION 1. PURPOSE

This plan shall be known as the "Pinnacle Financial Partners, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan" (the "Plan"). The purpose of the Plan is to promote the interests of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), and its shareholders by (i) attracting and retaining Associates and Directors of the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a) "AFFILIATE" shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company or its Subsidiaries own at least twenty percent (20%) of the combined voting power of the entity's outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b) "ASSOCIATE" shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(c) "AWARD" shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Unit Award, Performance Share Award, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.

(d) "BANK" shall mean Pinnacle Bank.

(e) "AWARD AGREEMENT" shall mean any agreement, contract or other instrument or document evidencing any Award, which may be in writing or via an electronic mail or web-based transmission or portal, and which may, but need not, be executed or acknowledged by the applicable Participant.

(f) "BOARD" shall mean the board of directors of the Company.

(g) "CAUSE" shall have the same meaning as provided in any employment agreement between the Participant and the Company or any Affiliate on the date of Termination of Service, or if no such definition or employment agreement exists, "Cause" shall mean conduct amounting to (1) fraud or dishonesty against the Company or any Affiliate; (2) the Participant's willful misconduct, repeated refusal to follow the reasonable directions of the Board or knowing violation of law in the course of performance of the duties of Participant's service with the Company or any Affiliate; (3) repeated absences from work without a reasonable excuse; (4) repeated intoxication with alcohol or drugs while on the Company's or any Affiliate's premises during regular business hours; (5) a conviction or plea of guilty or NOLO CONTENDERE to a felony or a crime involving dishonesty; or (6) a breach or violation of the terms of any agreement to which Participant and the Company or any Affiliate are party.

(h) "CHANGE IN CONTROL" shall mean any one of the following events which may occur after the date the Award is granted:
(1) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Bank or the Company, as the case may be;
Pinnacle Financial Partners, Inc.                                        Page A-1

(2) within any twelve-month period the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(3) a reorganization, merger or consolidation, with respect to which persons who were the shareholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

(4) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

Notwithstanding the foregoing, (i) unless otherwise provided in an applicable Award Agreement, solely for purposes of determining the timing of any payment pursuant to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (ii) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

(i) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j) "COMMITTEE" shall mean a committee of the Board composed solely of not less than two Non-Employee Directors, each of whom shall be a "Non-Employee Director" for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder.

(k) "DIRECTOR" shall mean a member of the Board.

(l) "DISABILITY" shall the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or any Affiliate for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Board and shall be supported by advice of a physician competent in the area to which such Disability relates.

(m) “EFFECTIVE DATE” shall have the meaning given thereto in Section 16.1 of this Plan.

(n) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o) "FAIR MARKET VALUE" with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the Nasdaq Stock Market's National Market System, or any other such exchange on which the Shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith, by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(p) "INCENTIVE STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(q) "NON-QUALIFIED STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

Pinnacle Financial Partners, Inc.                                        Page A-2

(r) "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board who is not an Associate of the Company or any Subsidiary or Affiliate.

(s) "OPTION" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(t) "OPTION PRICE" shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(u) "OTHER STOCK-BASED AWARD" shall mean any Award granted under Sections 9 or 10 of the Plan.

(v) "OUTSIDE DIRECTOR" means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

(w) "PARTICIPANT" shall mean any Associate, Director or other person who receives an Award under the Plan.

(x) "PERFORMANCE AWARD" shall mean any Award granted under Section 8 of the Plan.

(y) "PERFORMANCE SHARE" shall mean any Share granted under Section 8 of the Plan.

(z) "PERFORMANCE UNIT" shall mean a right to receive a designated dollar value or number of shares which is contingent on the achievement of certain performance goals during a specified performance period each as set forth in an Award Agreement.

(aa) "PERSON" shall mean any individual, corporation, partnership, limited liability company, associate, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(bb) "RESTRICTED SHARE" shall mean any Share granted under Sections 7 or 10 of the Plan.

(cc) "RESTRICTED SHARE UNIT" shall mean any unit granted under Sections 7 or 10 of the Plan.

(dd) "RETIREMENT" shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant's 65th birthday.

(ee) "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

(ff) "SECTION 16" shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(gg) "SHARES" shall mean shares of the common stock, $0.01 par value, of the Company.

(hh) "STOCK APPRECIATION RIGHT” or “SAR" shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount, in cash or Shares (or a combination thereof), determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the date of grant.

(ii) "SUBSIDIARY" shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(jj) "SUBSTITUTE AWARDS" shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired (directly or indirectly) by the Company or with which the Company combines or any Subsidiary of such Person.

(kk) "TANDEM SAR" shall mean an SAR that is granted under Sections 6 or 10 of the Plan in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.
Pinnacle Financial Partners, Inc.                                        Page A-3

(ll) "TERMINATION OF SERVICE" shall mean the termination of the service relationship, whether employment or otherwise, between a Participant and the Company and any Subsidiary or Affiliate of the Company, regardless of the fact that severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service, or whether a Termination of Service is for Cause. Unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a “Termination of Service” shall have occurred only if the event constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations.

SECTION 3. ADMINISTRATION

3.1Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board.

Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. Notwithstanding the provisions of Section 6.2 hereof and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price or Grant Price, as applicable, of such Options or SARs, or (ii) cancel such Options or SARs in exchange for cash, other Awards, Options or SARs with a lower Option Price or Grant Price, as applicable, than the cancelled Options or SARs.

3.2Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

3.3Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

3.4Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such section.

3.5No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Pinnacle Financial Partners, Inc.                                        Page A-4

SECTION 4. SHARES AVAILABLE FOR AWARDS

4.1Shares Available.

(a)Subject to the remaining provisions of this Section 4.1 and the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum number of Shares with respect to which Awards may be granted under the Plan (the “Share Reserve”) shall be 3,019,883 (of which, not more than 1,250,000 Shares shall be eligible to be subject to Incentive Stock Options), which includes 2,550,000 newly authorized (1,350,000 of which were newly authorized by this amendment and restatement of the Plan) shares and 469,883 shares which were authorized to be issued under the Pinnacle Financial Partners, Inc. 2014 Amended and Restated Equity Incentive Plan (the "2014 Plan") but were not issued under the 2014 Plan as of February 19, 2018. After the Effective Date set forth in Section 16.1, no new awards will be made under the 2014 Plan.

(b)Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2, the Share Reserve shall be increased by the number of Shares with respect to which Options or other Awards were granted under the 2014 Plan but which, after February 19, 2018, terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Shares under the terms of the 2014 Plan (including in connection with the payout of any withholding taxes associated with the vesting or settlement of awards granted under the 2014 Plan).

(c)If, after the Effective Date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(d)Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Associates or Directors prior to such acquisition or combination.

4.2 Adjustments. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares then the Committee shall in an equitable and proportionate manner (and, as applicable, in such manner as is consistent with Sections 409A and 422 of the Code and the regulations thereunder)): (i) adjust (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that the number of shares subject to any Award shall always be a whole number; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

4.3 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Pinnacle Financial Partners, Inc.                                        Page A-5

4.4 Minimum Vesting Period. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards and (ii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Share Reserve (as adjusted under Section 4.2); and, provided further, for the avoidance of doubt, that the foregoing provision does not (A) restrict the Board’s or the Committee’s discretion to provide for accelerated exercisability or earlier vesting of any Award, including in cases of Retirement, death, Disability, involuntary termination without Cause, voluntary termination for Good Reason or a Change in Control, in the terms of the Award or otherwise or (B) prohibit earlier exercisability or vesting to the extent provided for in any Participant's employment agreement entered into with the Company or any Subsidiary thereof prior to the effective date of the amendment and restatement of the Plan pursuant to which this Section 4.2 was added to the Plan.

SECTION 5. ELIGIBILITY

Any Associate or Director shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.

SECTION 6. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares, if any, subject to each Award, the Option Price of an Option or the price at which an SAR shall be granted (the "Grant Price") and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a Tandem SAR. An SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options or Tandem SARs related to such Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option or Tandem SAR related thereto is granted) of the Shares with respect to which all Incentive Stock Options or Tandem SARs related to such Option are exercisable for the first time by an Associate during any calendar year (under all plans of the Company described in subsection (d) of Section 422 of the Code) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted, which price shall be set forth in an Award Agreement. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option.

The Committee in its sole discretion shall establish the Grant Price at the time each SAR is granted, which price shall be set forth in an Award Agreement. Except in the case of Substitute Awards, the Grant Price of an SAR may not be less than 100% of the Fair Market Value of the Shares with respect to which the SAR is granted on the date of grant of such SAR.

6.3 Term. Subject to the Committee's authority under Section 3.1 and the provisions of Section 6.5, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Subject to the following sentence, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted. An Award Agreement may provide, or be amended to provide, that the period of time over which an Option or SAR, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, that during the extended exercise period, the Option or SAR may be exercised only to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date, and such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and
Pinnacle Financial Partners, Inc.                                        Page A-6

complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the purchase of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c) An Option, or SAR exercisable for Shares, may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price, in the case of an Option, for the number of Shares with respect to which the Option is then being exercised. A Tandem SAR may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the related Option. The exercise of either an Option or Tandem SAR shall result in the termination of the other to the extent of the number of Shares with respect to which either the Option or Tandem SAR is exercised.

(d) Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) in whole Shares valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, or (ii) by a combination of such cash (or cash equivalents) and such Shares.

Subject to applicable securities laws and at the sole discretion of the Company (which may be granted or retracted at any time), an Option may also be exercised (i) by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes, or (ii) by the Company withholding from the Participant sufficient Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price of such underlying Award and any applicable withholding taxes. Until the Participant has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.

(e) A SAR may be exercised in whole or in part at any time after such SAR has become exercisable in accordance with the terms of the applicable Award Agreement; provided, however, that no partial exercise of a SAR exercisable for cash shall result in the cash payment to the Participant of less than $250. The partial exercise of a SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of a SAR, the Award Agreement evidencing such SAR, marked with such notations as the Committee may deem appropriate to evidence such partial exercise, shall be returned to the Participant exercising such SAR, together with the payment described in Section 6.4(c) or 6.4(f) hereof, as the case may be.

(f) The exercise of a SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount determined by the Committee and as set forth in an Award Agreement. Unless otherwise determined by the Committee and set forth in an Award Agreement, the exercise of a SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount equal to the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the Grant Price of the SAR as reflected in the applicable Award Agreement. All payments under this Section 6.4(f) shall be made as soon as practicable, but in no event later than ten (10) business days, after the effective date of the exercise of the SAR.

(g) Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price (or Grant Price, if applicable) per Share, the Participant has not exercised the Award and the Award has not expired, the Award shall be deemed to have been exercised by the Participant on such day with any Option payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option or SAR was deemed exercised, less the number of Shares required to be withheld for the payment of the total Option Price and required withholding taxes.

(h) A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

Pinnacle Financial Partners, Inc.                                        Page A-7

6.5 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option or SAR is otherwise to be granted pursuant to the Plan the Participant owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or any Subsidiary or Affiliate (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option or Tandem SAR to be granted to such Participant pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than 110% of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

SECTION 7. RESTRICTED SHARES AND RESTRICTED SHARE UNITS

7.1 Grant.

(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company or a Subsidiary or Affiliate in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions, including any of those identified in Section 11, that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards

7.2 Delivery of Shares and Transfer Restrictions. A Restricted Share Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Shares. The grantee shall have such rights with respect to the Restricted Shares as the Committee may determine in its discretion, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) the Committee shall determine whether and under what conditions during the restricted period the grantee shall have the right to vote such shares or to receive dividends, or whether such dividends on Restricted Shares shall be held in escrow; and (iv) except as determined by the Committee at or after grant, all of the Shares (and any escrowed dividends) shall be forfeited and all rights of the grantee to such shares (and any escrowed dividends) shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share award are met. Any share, any other securities of the Company and any other property (except for cash dividends, which shall be subject to such restrictions as the Committee may determine in its discretion) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such Restricted Shares. Notwithstanding the foregoing, upon a Termination of Service the Company will recoup, recapture, recover or set off (out of amounts otherwise payable or paid to a grantee) or otherwise require the repayment of the amount of all dividends previously paid to such grantee on Restricted Shares forfeited upon such Termination of Service.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant's beneficiary or estate, as the case may be, or the appropriate book-entry

Pinnacle Financial Partners, Inc.                                        Page A-8

registration shall be made. Except as otherwise determined by the Committee at or after grant, (i) Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of and (ii) all Restricted Shares and all rights of the grantee to such Restricted Shares shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Award are met.

7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. In addition to the provisions of Section 15.2, the Committee may determine in its discretion that a Participant shall be credited with dividend equivalents on any Restricted Share Units issued to a Participant at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents, if any, shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Share Units then issued to the Participant for which the Committee has determined the Participant should receive such dividend equivalents. Any such dividend equivalents, if any, shall be credited to the Participant’s account as of the date on which such dividend would have been payable and may, in the Committee’s discretion, be converted into additional Restricted Share Units based upon the Fair Market Value of a Share on the date of such crediting. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both as determined by the Committee. No dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested. Accordingly, prior to the distribution thereof, any dividend equivalents not yet paid to a Participant shall be subject to the same conditions and restrictions as the Restricted Share Units on which the dividend equivalents have been credited and in the event that dividend equivalents are credited on Restricted Share Units that a Participant subsequently forfeits, the dividend equivalents on such Restricted Share Units shall also be forfeited. Except as otherwise determined by the Committee at or after grant, (i) Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of and (ii) all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

SECTION 8. PERFORMANCE AWARDS

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Performance Awards shall include, but are not limited to, Performance Shares and Performance Units.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. A Participant's rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4 Performance Shares.

(a) Associates and Directors shall be eligible to receive Performance Share Awards. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Share Awards shall be granted, the number of Performance Shares to be granted to each Participant, the performance targets and goals to be satisfied, the duration of the period during which, and the conditions under which, the Performance Shares may be forfeited to the Company, and the other terms and conditions of such Awards. The Performance Share Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

Pinnacle Financial Partners, Inc.                                        Page A-9

(b) Each Performance Share Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Performance Share Award.

8.5 Performance Units. Associates and Directors shall be eligible to receive Performance Unit Awards. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Units shall be granted. Performance Units shall consist of a right that is (i) denominated in cash or shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Unit Award. The Performance Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The applicable Award Agreement shall set forth (i) the dollar value of Performance Units granted to the Participant; (ii) the performance period and performance goals with respect to each such Award; and (iii) any other terms and conditions as the Committee determines in its sole and absolute discretion.

SECTION 9. OTHER STOCK-BASED AWARDS

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

SECTION 10. NON-EMPLOYEE DIRECTOR AND OUTSIDE DIRECTOR AWARDS

10.1 The Board may provide that all or a portion of a Non-Employee Director's annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director's service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7, 8 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3 Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards and cash fees paid by the Company to such Non-Employee Director, shall not exceed five hundred thousand dollars ($500,000) in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to such limit for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

SECTION 11. PROVISIONS APPLICABLE TO COVERED OFFICERS AND PERFORMANCE AWARDS

11.1 The Committee may grant Performance Awards to Participants based upon the attainment of performance targets related to one or more performance goals selected by the Committee including from among the goals specified below:

(a) earnings or book value per Share;

(b) net income;
Pinnacle Financial Partners, Inc.                                        Page A-10

(c) return on equity, assets, capital, capital employed or investment, including after excluding the effects of intangible assets;

(d) earnings before interest, taxes, depreciation and/or amortization;

(e) operating income or profit;

(f) operating efficiencies;

(g) asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan losses, the ratio of nonperforming loans and/or past due loans greater than 90 days and non-accrual loans to total loans, the ratio of non-accrual loans to total loans, the ratio of net charge-offs to average loans, the ratio of non-performing assets to total loans plus other real estate owned or the ratio of nonperforming assets and potential problem loans to Tier 1 risk-based capital plus the allowance for loan losses, or other similar asset quality measures;

(h) allowance for loan losses;

(i) net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;

(j) cash flow(s);

(k) total revenues or revenues per employee or per share of capital stock;

(l) stock price or total shareholder return;

(m) growth in deposits;

(n) dividends; or

(o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, Affiliates operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or Shares outstanding, or to assets or net assets. The Committee may provide for the exclusion of charges or revenue related to events or occurrences which the Committee determines should appropriately be excluded, including (a) restructurings, mergers and acquisitions, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (d) such other similar matters as may be determined by the Committee. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards, including Performance Share Awards and Performance Unit Awards.

SECTION 12. TERMINATION OF EMPLOYMENT

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Service, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

SECTION 13. CHANGE IN CONTROL

Upon a Change in Control (but only if and to the extent so determined by the Committee at or after grant (subject to any right of approval expressly reserved by the Committee at the time of such determination)), all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted.

SECTION 14. AMENDMENT AND TERMINATION; RECOUPMENT
Pinnacle Financial Partners, Inc.                                        Page A-11

14.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2 Amendments to Awards. Subject to the restrictions of Sections 3.1 and 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder.

14.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

14.4 Recoupment of Awards. Any Award granted pursuant to this Plan shall be subject to mandatory recoupment by the Participant to the Company (i) to the extent set forth in any Award Agreement or (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

SECTION 15. GENERAL PROVISIONS

15.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except (i) by will or the laws of descent and distribution, (ii) to a Permitted Transferee and/or (iii) as may be provided by the Committee in its discretion, at or after grant, in the Award Agreement; provided, however, that an Incentive Stock Option shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. A Permitted Transferee may not transfer an Award other than by will or the laws of descent and distribution. For purposes of this Plan, "Permitted Transferee" means the Participant's Immediate Family, a Permitted Trust or a partnership (or other entity) of which the Participant's Immediate Family constitute substantially all of the partners or members, other than charitable and other organizations described in Section 501(c)(3) of the Code. For purposes of this Plan, "Immediate Family" means the Participant's children and grandchildren, including adopted children and grandchildren, stepchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), father-in-law, mother-in-law, daughters-in-law and sons-in-law.

For purposes of this Plan, a "Permitted Trust" means a trust solely for the benefit of the Participant, the Participant's Immediate Family or one or more charitable or other organizations described in Section 501(c)(3) of the Code.

15.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, be placed into escrow, with or without interest, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award; provided, that no dividends or dividend equivalents shall be paid with respect to Options or SARs except in connection with an adjustment pursuant to Section 4.2 hereof. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.

Pinnacle Financial Partners, Inc.                                        Page A-12

15.3 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Taxes, if withheld, will be withheld at no more than the maximum statutory rate or such other rate as would be required to avoid adverse accounting treatment to the Company. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

15.6 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

15.7 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.8 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.9 Compliance with Section 409A of the Code. Notwithstanding any other provisions of the Plan or any Award Agreements thereunder, it is intended that the provisions of the Plan and such Award Agreements comply with Section 409A of the Code, and that no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan, or any Award Agreement interpreted, in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s Termination of Service. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 ½ month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

15.10 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be

Pinnacle Financial Partners, Inc.                                        Page A-13

distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

15.11 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.12 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.16 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 16. TERM OF THE PLAN

16.1 Effective Date. The Plan was originally effective on April 17, 2018. The Plan, as amended and restated hereby, shall be effective April 20, 2021, provided it has been approved by the Board and by the Company’s shareholders. Except as hereinafter provided, any Award made prior to the effective date of the amendment and restatement set forth herein shall be subject to the terms of the Plan as in effect prior to such amendment and restatement.

16.2 Expiration Date. No new Awards shall be granted under the Plan after April 20, 2031. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after April 20, 2031.

PINNACLE FINANCIAL PARTNERS, INC.

By:
Name: M. Terry Turner
Title: President and Chief Executive Officer
Pinnacle Financial Partners, Inc.                                        Page A-14

PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 2021

The undersigned shareholder(s) hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc. (the “Company”), which the undersigned would be entitled to vote if validly in attendance as a "shareholder" at the 2021 Annual Meeting of Shareholders to be held virtually at http://www.virtualshareholdermeeting.com/PNFP2021, and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the 2021 Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL #1 AND
"FOR" PROPOSALS 2, 3 AND 4.

PROPOSAL #1: To elect sixteen persons to serve as directors, for a term of one year and until the due election and qualification of their successors:

Abney S. Boxley, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Joseph C. Galante	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Gregory L. Burns	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Robert A. McCabe, Jr.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Thomas C. Farnsworth, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Reese L. Smith, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
David B. Ingram	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	M. Terry Turner	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Decosta E. Jenkins	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Renda J. Burkhart	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
G. Kennedy Thompson	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Marty G. Dickens	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Charles E. Brock	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Glenda Baskin Glover	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Richard D. Callicutt, II	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Ronald L. Samuels	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #2:  To ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #3:   To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #4:   To approve the amendment and restatement of the Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

* * * * * * * *
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL #1 AND "FOR" EACH OF PROPOSALS #2, #3 and #4.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

_____________________________	_____________________________	Date: ______________, 2021
Signature of Shareholder(s)	Signature of Shareholder(s)
_____________________________	_____________________________
Please print name of Shareholder(s)	Please print name of Shareholder(s)